UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_________________________________________
FORM 11-K
_________________________________________

(Mark One)
☑                ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2025

OR

☐                   TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from______to______

Commission File Number:  001-01011

A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

CVS HEALTH FUTURE FUND 401(k) PLAN
(formerly known as the 401(k) Plan and the Employee Stock Ownership Plan of CVS Health Corporation and Affiliated Companies)

________________________________________

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

CVS HEALTH CORPORATION

One CVS Drive
Woonsocket, RI 02895

CVS HEALTH FUTURE FUND 401(k) PLAN
YEARS ENDED DECEMBER 31, 2025 AND 2024

Report of Independent Registered Public Accounting Firm

To the Plan Participants and the Plan Administrator of
CVS Health Future Fund 401(k) Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of CVS Health Future Fund 401(k) Plan (the Plan) as of December 31, 2025 and 2024, and the related statements of changes in net assets available for benefits for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2025 and 2024, and the changes in its net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Schedules Required by ERISA

The accompanying supplemental schedules of assets (held at end of year) as of December 31, 2025, and delinquent participant contributions for the year then ended (referred to as the “supplemental schedules”), have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The information in the supplemental schedules is the responsibility of the Plan’s management. Our audit procedures included determining whether the information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the information, we evaluated whether such information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Ernst & Young LLP
We have served as the Plan’s auditor since 2008.
Boston, Massachusetts
June 23, 2026

CVS HEALTH FUTURE FUND 401(k) PLAN

Statements of Net Assets Available for Benefits
December 31, 2025 and 2024

	2025	2024
Assets:
Investments at fair value:
Mutual funds (Note 2 (b))	$10,757,665,718	$9,446,229,019
Common stock (Note 2 (b))	6,771,741,997	5,669,570,669
Corporate bonds (Note 2 (b))	606,391,588	483,462,432
U.S. government securities (Note 2 (b))	1,174,631,264	902,698,858
Other securities (Note 2 (b))	44,098,638	27,900,512
Common collective trust funds (Note 2 (b))	12,195,548,300	10,445,008,641
Total investments at fair value	31,550,077,505	26,974,870,131
Fully benefit-responsive investments at contract value:
Synthetic guaranteed investment contracts (Note 2 (b))	2,721,206,752	2,636,956,605
Total fully benefit-responsive investments at contract value	2,721,206,752	2,636,956,605
Total investments	34,271,284,257	29,611,826,736

Receivables:
Interest and dividends (Note 2 (f))	19,345,976	16,188,989
Notes receivable from participants (Note 2 (h) and Note 4)	455,962,773	432,247,975
Employer contributions	10,677,470	9,539,961
Participant contributions	20,332,217	18,105,581
Pending securities settlements (Note 2 (g))	16,076,177	—
Total receivables	522,394,613	476,082,506

Total assets	34,793,678,870	30,087,909,242

Liabilities:
Accrued expenses and other liabilities	28,756,730	23,021,700
Pending securities settlements (Note 2 (g))	—	2,546,947
Total liabilities	28,756,730	25,568,647

Net assets available for benefits	$34,764,922,140	$30,062,340,595

See accompanying notes to financial statements.

CVS HEALTH FUTURE FUND 401(k) PLAN

Statements of Changes in Net Assets Available for Benefits
Years Ended December 31, 2025 and 2024

	2025	2024
Investment activity:
Interest and dividend income (Note 2 (f))	$533,706,383	$479,444,660
Net appreciation in value of investments (Note 2 (f))	4,701,485,315	2,633,916,140
Total investment activity	5,235,191,698	3,113,360,800

Participant loan interest (Note 2 (h) and 4)	34,191,015	30,313,048

Contributions:
Employer contributions (Note 1 (c))	595,246,810	558,308,804
Participant contributions (Note 1 (c))	1,170,739,246	1,104,297,150
Rollovers	184,809,056	126,371,057
Total contributions	1,950,795,112	1,788,977,011

Total income	7,220,177,825	4,932,650,859

Deductions:
Benefits paid to participants (Notes 1 (f) and 2 (c))	2,723,807,876	2,540,259,087
Administrative expenses (Note 1 (g))	48,322,636	43,865,252
Total deductions	2,772,130,512	2,584,124,339

Net increase in net assets for the year before transfers	4,448,047,313	2,348,526,520
Assets transferred in (Note 1 (a))	254,534,232	—
Net increase in net assets for the year	4,702,581,545	2,348,526,520

Net assets beginning of the year	30,062,340,595	27,713,814,075

Net assets end of the year	$34,764,922,140	$30,062,340,595

See accompanying notes to financial statements.

CVS HEALTH FUTURE FUND 401(k) PLAN

Notes to Financial Statements
Years Ended December 31, 2025 and 2024

1.Plan Description

The following description of the CVS Health Future Fund 401(k) Plan (the “Plan” or “Future Fund”) provides only general information. Participants should refer to the Plan documents for a more complete description of the Plan’s provisions.

(a)Background
The Plan was established as of January 1, 1989. The Plan is a defined contribution plan subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended. The general administration of the Plan and the responsibility for carrying out the provisions of the Plan are maintained by a committee (the “Benefit Plans Committee”) of not less than three persons appointed by the Board of Directors of CVS Health Corporation (“CVS Health”, and, together with its subsidiaries, the “Company”), the sponsor of the Plan. In accordance with the provisions of the Plan, the Benefit Plans Committee has appointed an Administrative Subcommittee (the “Plan Administrator”) and Investment Subcommittee and delegated certain fiduciary duties and responsibilities to each of the Subcommittees. The Vanguard Group, Inc. has been appointed as the recordkeeper to assist with administering the Plan (the “Recordkeeper”) and the Bank of New York Mellon has been appointed as the directed trustee of the Plan (the “Trustee”). The Recordkeeper maintains participant account records and provides the Trustee daily files to execute fund level transactions. The Trustee holds the assets of the Plan and executes transactions at the direction of the Recordkeeper and Plan Administrator.

CVS Health completed its acquisitions of Signify Health, Inc. (“Signify Health”) and Oak Street Health, Inc. (“Oak Street Health”) on March 29, 2023 and May 2, 2023, respectively. Prior to the acquisitions, both Signify Health and Oak Street Health maintained participant-directed defined contribution plans covering eligible employees. Effective April 1, 2025, the Company merged both the Signify Health 401(k) Plan and the Oak Street Health 401(k) Plan into the Future Fund. As a result of these mergers, approximately $255 million in assets were transferred into the Future Fund on April 1, 2025. These transferred assets are reflected in the statement of net assets available for benefits as of December 31, 2025 and in the statement of changes in net assets available for benefits for the year ended December 31, 2025.

(b)Eligibility
Eligible employees who have attained age 18 are able to participate in the Plan for purposes of making their own salary deferral contributions as of the first of the month following their employment date.

Eligible employees are defined as regular employees of the Company other than:
•A nonresident alien receiving no United States (“U.S.”) earned income from the Company;
•A resident of Puerto Rico;
•An individual covered under a collective bargaining agreement where retirement benefits were the subject of good faith bargaining (unless the agreement provides for membership);
•A leased employee (as defined in the Internal Revenue Code (the “Code”); or
•An independent contractor or consultant (as defined by the Company).

(c)Contributions
Participants may direct the Company to contribute 401(k) and/or Roth contributions (“elective deferrals”) to their accounts as a percentage of their eligible compensation as defined in the Plan. Percentages can be elected in multiples of 1%, with a minimum participant contribution percentage of 1%, pursuant to a salary reduction agreement. Each participant’s total elective deferrals for any calendar year may not exceed the lesser of 75% of eligible compensation or the maximum elective deferral allowed by the Code. The maximum elective deferral amount allowed by the Code was $23,500 for 2025 and $23,000 for 2024. All participants that are age 50 or over before December 31 of the calendar year are permitted to make additional catch-up contributions of up to $7,500 for each of 2025 and 2024. Beginning in 2025, participants ages 60 to 63, as of the last year, are able to make additional catch-up contributions to a total catch-up contribution maximum of $11,250.

Plan participants making elective deferrals are eligible to receive Company matching contributions with the first administratively feasible payroll date following the completion of one year of service with the Company. One year of service is defined as either:

•12 months of service, beginning on the employee's employment date, during which the employee completed at least 1,000 hours of service, or
•1,000 hours of service in any plan year following the calendar year in which the employee was hired.

The Plan provides a match of 100% up to 5% of an employee’s eligible compensation contributed to the Plan per payroll. The maximum annual match per participant was $17,500 for 2025 and $17,250 for 2024.

(d)Participant’s Account
Each participant’s account is credited with an allocable share of the participant’s selected Plan investments and any unrealized appreciation or depreciation and interest and dividends of those investments, net of administrative expenses.

(e)Vesting
Participants are 100% vested at all times in participant and Company matching contributions.

Participants are always fully vested in and have a non-forfeitable right to (1) their accounts upon retirement, death or disability, (2) any elective deferrals described in Note 1(c) and (3) any rollover amounts they make to the Plan.

(f)Payment of Benefits
Upon termination of employment, a participant may contact the Recordkeeper to elect to have their benefit paid under one or more options, such as a single lump sum (including a rollover) or in equal annual installments over a period not to exceed the participant’s expected lifetime.

(g)Administrative Expenses
Administrative expenses specifically attributable to the Plan and not covered by the Plan Sponsor were funded by the Plan for 2025 and 2024. Recordkeeping and Trustee’s fees were paid by the Plan for 2025 and 2024.

(h)    Investment Options
Upon enrollment in the Plan, a participant elects to direct contributions or investment balances to the investment fund options offered by and subject to the restrictions under the Plan. Participants may modify investment elections daily thereafter, subject to certain trading restrictions. The Plan’s investments are composed of guaranteed insurance contracts, common stock, including CVS Health common stock, marketable mutual funds, common collective trust (“CCT”) funds, U.S government securities, corporate bonds, other securities and separately managed funds (composed of marketable securities). The following is a brief explanation of each fund’s investment objectives:

Core Equity Fund
The investment seeks to track the performance of a benchmark index that measures the investment return of large capitalization stocks. The fund employs an indexing investment approach designed to track the performance of the Standard & Poor’s 500 Index, a widely recognized benchmark of U.S. stock market performance that is dominated by the stocks of large U.S. companies. The advisor attempts to replicate the target index by investing all, or substantially all, of its assets in the stocks that make up the index, holding each stock in approximately the same proportion as its weighting in the index.

CVS Health Stock Fund
The fund invests in CVS Health common stock to provide participants with the possibility of long-term growth through increases in the value of the stock and the reinvestment of its dividends. At the time of contribution, participant deferrals into the CVS Health Stock Fund are limited to 20% of eligible compensation.

Diversified Bond Fund
This custom white label fund of funds seeks a stable rate of return and capital appreciation through investment in high quality bonds and other debt instruments. It is co-managed by Loomis Sayles (50%) and Dodge & Cox (50%). Intermediate-term bond portfolios invest primarily in corporate and other investment-grade U.S. fixed-income issues and typically have durations of 3.5 to 6.0 years. These portfolios are less sensitive to interest rates, and therefore less volatile, than portfolios that have longer durations.

Emerging Markets Index Fund
The investment seeks to track the performance of a benchmark index that measures the investment return of stocks issued by companies located in emerging market countries. The fund employs an indexing investment approach designed to track the performance of the FTSE Emerging Markets All Cap China A Inclusion Index, a market-capitalization-weighted index that is made up of approximately 3,500 common stocks of large, mid, and small cap companies located in emerging markets around the world. The fund invests by sampling the index, meaning that it holds a broadly diversified collection of securities that, in the aggregate, approximates the index in terms of key characteristics. These key characteristics include industry weightings and market capitalization, as well as certain financial measures, such as price/earnings ratio and dividend yield.

International Equity Fund
This custom white label fund of funds seeks long-term growth of capital through investment in foreign (non-U.S.) equity securities. It also invests in depository receipts and companies located in emerging market countries. The fund is co-managed by First Eagle (25%), American Funds (23%), Vanguard (22%), Hartford (20%) and Allspring Global Investments (10%). Foreign large blend portfolios invest in a variety of large cap international stocks. Most of these portfolios divide their assets among a dozen or more developed markets, including Japan, Britain, France, and Germany. These portfolios primarily invest in stocks that have market caps in the top 70% of each economically integrated market (such as Europe or Asia ex-Japan). The blend style is assigned to portfolios where neither growth nor value characteristics predominate. These portfolios typically will have less than 20% of assets invested in U.S. stocks.

International Equity Index Fund
The investment seeks to track the performance of a benchmark index that measures the investment return of stocks issued by companies located in the major markets of Europe, the Pacific Region, and Canada. The fund employs a “passive management” or indexing-investment approach designed to track the performance of the Financial Times Stock Exchange Group Developed All Cap ex US Index, which includes approximately 3,800 common stocks of companies located in Europe, Australia, Asia, and Canada. It attempts to replicate the target index by investing in all, or substantially all, of its assets in the stocks that make up the index, holding each stock in approximately the same proportion as its weighting in the index.

Large Cap Core Fund
This custom white label fund of funds seeks long-term capital appreciation in excess of the Russell 1000 Index over a full market cycle primarily through investments in a diverse portfolio of large market capitalization U.S. stocks. The multi-manager approach brings diversification to the fund and helps protect it from single-manager risk. The fund is sub-advised by complementary asset managers comprised of Columbia Threadneedle (25%), T. Rowe Price (20%), Barrow Hanley (15%), MFS (20%) and Wellington (20%).

Mid Cap Index Fund
The investment seeks to track the performance of a benchmark index that measures the investment return of mid capitalization stocks. The fund employs an indexing investment approach designed to track the performance of the Center for Research in Security Prices US Mid Cap Index, a broadly diversified index of stocks of midsize U.S. companies. It attempts to replicate the target index by investing all, or substantially all, of its assets in the stocks that make up the index, holding each stock in approximately the same proportion as its weighting in the index.

Real Asset Index Fund
The fund seeks to offer broad, cost-effective exposure to commodities, global natural resource equities, global infrastructure equities, U.S. commercial real estate securities, and U.S. inflation linked bonds. The fund employs an indexing investment approach designed to track the performance of a custom index, which is made up of: 25% Bloomberg Roll Select Commodity Index, 25% S&P Global Large Midcap Commodity and Resources Index, 15% Dow Jones U.S. Select REIT Index, 25% Bloomberg Barclays U.S. Treasury Inflation-Protected Securities (“TIPS”) Index, and 10% S&P Global Infrastructure Index. The allocation across the five broad asset classes seeks to provide a long-term return while targeting a level of risk relative to longer-dated U.S. TIPS.

Small Cap Index Fund
The investment seeks to track the performance of a benchmark index that measures the investment return of small-capitalization stocks. The fund employs an indexing investment approach designed to track the performance of the CRSP US Small Cap Index, a broadly diversified index of stocks of small U.S. companies. It attempts to replicate the target index by investing all, or substantially all, of its assets in the stocks that make up the index, holding each stock in approximately the same proportion as its weighting in the index.

Small Mid Cap Core Fund
This custom white label fund of funds seeks long-term capital appreciation in excess of the Russell 2500 Index over a full market cycle primarily through investment in a diverse portfolio of small- and mid-size capitalization U.S. stocks. The multi-manager approach brings diversification to the fund and helps protect it from single-manager risk. The fund is sub-advised by complementary asset managers comprised of EARNEST Partners Small Cap Value (20%), MFS Mid Cap Value Equity (20%), Snyder Capital Mgt Small/Mid Cap Value (25%), Baron Discovery Strategy (20%) and DF Dent Mid Cap Growth (15%).

Socially Responsible Fund
The investment seeks to track the performance of a benchmark index that measures the investment return of large and midcapitalization stocks and invests primarily in securities of companies that meet the fund's environmental, social and governance criteria. The fund employs a passive management or indexing investment approach designed to track the performance of the S&P 500 Index. The index is composed primarily of large and mid cap stocks that have been screened for certain social and environmental criteria. The fund attempts to replicate the index by investing all, or substantially all, of its assets in the stocks that make up the index.

Stable Value Fund
The fund’s investment objectives are preservation of principal, consistent returns and a stable credited rate of interest. Managed by Invesco, the fund is primarily comprised of highly rated (AA or higher) insurance company and bank investment contracts issued by financial institutions and other eligible stable value investments that seek to provide participants with safety of principal and accrued interest as well as a stable crediting rate. All contract issuers and securities utilized in the portfolio are rated investment grade at time of purchase.

Target Date Funds
The Target Date Funds seek to provide both income and capital appreciation by investing in multiple asset classes, including stocks, bonds, and cash investments. Target Date Funds provide a diversified exposure to stocks, bonds, and cash for those investors who have a specific date in mind for retirement. Target Date Funds are custom funds aimed to provide investors with an optimal level of return and risk, based solely on the target date. The Target Date Funds are custom funds of funds and invest in other Future Fund investment options and management adjusts the allocation among asset classes to more conservative mixes as the target date approaches, following a preset glide path. A Target Date Fund is part of a suite of funds offering multiple retirement dates to investors. The Plan’s ten Target Date Funds include a Target Date Retirement Fund as well as Target Date Funds in five-year increments (2020-2065).

U.S. Bond Index Fund
The investment seeks to track the performance of a broad, market-weighted bond index. The fund employs an indexing investment approach designed to track the performance of Bloomberg Barclays U.S. Aggregate Bond Index. It invests by sampling the index, meaning that it holds a broadly diversified collection of securities that, in the aggregate, approximates the full index in terms of key risk factors and other characteristics. The fund invests at least 80% of assets in bonds held in the index. It maintains a dollar-weighted average maturity consistent with that of the index, ranging between 5 and 10 years.

2.    Summary of Significant Accounting Policies

(a)Basis of Presentation
The Plan prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), which include the application of accrual accounting.

(b)Investment Valuation
The value of the investments held at December 31, 2025 and 2024 are stated at fair value with the exception of the fully benefit-responsive investment contracts. Shares of mutual funds are valued at quoted market prices, which represent the net asset values of shares held by the Plan at year-end. Common stock is valued based upon quoted market prices.

Corporate bonds are valued at fair value using quoted prices for similar assets and liabilities in active markets, quoted prices for identical assets and liabilities in markets that are not active, inputs that are observable for the asset or liability that are not prices (such as interest rates and credit risks), or unobservable inputs based upon management’s best estimate of inputs market participants could use in pricing the asset or liability.

U.S. Government and other securities are valued at fair value using quoted prices for identical assets and liabilities in active markets, quoted prices for similar assets and liabilities in active markets, quoted prices for identical assets and liabilities in markets that are not active, or inputs that are observable for the asset or liability that are not prices (such as interest rates and credit risks).

Common collective trust funds are valued at the net asset value (“NAV”) and reported by the respective funds at each valuation date.

The Plan invests in fully benefit-responsive synthetic guaranteed investment contracts (“synthetic GICs”) which are investment contracts issued by an insurance company, or other financial institution, backed by a portfolio of bonds that are owned by the Plan. Contract value is the relevant measurement attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The contract value of the fully benefit-responsive investment contracts represents contributions plus earnings, less participant withdrawals and administrative expenses.

Refer to Note 3 for further information related to the valuation of investments.

(c)Benefits Paid
Distributions of benefits are recorded when paid.

(d)Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

(e)Accrual Basis of Accounting
The Plan utilizes the accrual basis of accounting.

(f)Investment Income
Dividend and interest income is recorded when earned. Net appreciation and depreciation include the Plan’s gains and losses on investments bought and sold as well as held at the end of the year.

(g)Purchases and Sales of Securities
Purchases and sales of securities are made on a trade-date basis. Due to timing of settlements, there may be pending transactions as of the financial statement date that result in a receivable or payable to the Plan.

(h)Notes Receivable from Participants
Notes receivable from participants represent participant loans that are recorded at their unpaid principal balance plus any accrued but unpaid interest. Notes receivable are collateralized by the participant’s account balance and bear interest at a market rate (Prime + 1%). If a participant ceases to make loan repayments, the outstanding loan balance will be deemed defaulted and result in a taxable event to the participant.

3.    Fair Value Measurements

The Plan uses the three-level hierarchy for the recognition and disclosure of fair value measurements. The categorization of assets and liabilities within this hierarchy is based upon the lowest level of input that is significant to the measurement of fair value. The three levels of the fair value hierarchy consist of the following:

•Level 1 - Inputs to the valuation methodology are unadjusted quoted prices in active markets for identical assets or liabilities that the Plan has the ability to access at the measurement date.
•Level 2 - Inputs to the valuation methodology are quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active, or inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the instrument.
•Level 3 - Inputs to the valuation methodology are unobservable inputs based upon management’s best estimate of inputs market participants could use in pricing the asset or liability at the measurement date, including assumptions about risk.

Following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at December 31, 2025 and 2024.

Mutual funds: Valued at the NAV of shares held by the Plan at year-end which are reported on an active market (level 1).

Common stock: Valued at the closing price reported on the active market on which the individual securities are traded (level 1).

Corporate bonds: Valued at observable quoted prices and inputs (level 2).

U.S. Government securities: Valued at unadjusted closing prices reported on active markets (level 1) or observable quoted prices and inputs (level 2).

Other securities: Valued at observable quoted prices and inputs (level 2).

CCT funds: Valued at the NAV and reported by the respective funds at each valuation date (level 1).

The market value of CVS Health common stock was $79.36 and $44.89 per share at December 31, 2025 and 2024, respectively. The following tables set forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2025 and 2024:

	December 31, 2025
	Level 1	Level 2	Level 3	Total
Mutual funds	$10,757,665,718	$—	$—	$10,757,665,718
Common stock	6,771,741,997	—	—	6,771,741,997
Corporate bonds	—	606,391,588	—	606,391,588
U.S. government securities	556,032,550	618,598,714	—	1,174,631,264
Other securities	—	44,098,638	—	44,098,638
CCT funds	12,195,548,300	—	—	12,195,548,300
Total investments at fair value	$30,280,988,565	$1,269,088,940	$—	31,550,077,505

Synthetic GICs				2,721,206,752
Total investments at contract value				2,721,206,752

Total investments				$34,271,284,257

	December 31, 2024
	Level 1	Level 2	Level 3	Total
Mutual funds	$9,446,229,019	$—	$—	$9,446,229,019
Common stock	5,669,570,669	—	—	5,669,570,669
Corporate bonds	—	483,462,432	—	483,462,432
U.S. government securities	419,842,643	482,856,215	—	902,698,858
Other securities	—	27,900,512	—	27,900,512
CCT funds	10,445,008,641	—	—	10,445,008,641
Total investments at fair value	$25,980,650,972	$994,219,159	$—	26,974,870,131

Synthetic GICs				2,636,956,605
Total investments at contract value				2,636,956,605

Total investments				$29,611,826,736

4.     Notes Receivable from Participants

Participants may obtain loans from the Plan utilizing funds accumulated in their accounts. The minimum amount that may be borrowed is $1,000. Participants can borrow up to 50% of their vested account balance but not more than $50,000 less their highest outstanding loan balance during the previous twelve months. The loans are repaid to the Plan through after-tax payroll deductions and direct repayments to the Recordkeeper. The term of the loan is selected at the discretion of the participant, but may not exceed five years for a general loan and twenty-five years for a primary residence loan. Participants may have two loans outstanding at any time, but no more than one primary residence loan. Interest on loans is equal to the Prime Rate at date of issuance plus 1%.

5.    Investment Policy

At December 31, 2025 and 2024, the Plan’s 401(k)-related assets were allocated among the investment options discussed in Note 1(h) based on participants’ investment elections. The investment options are recommended by an independent investment consultant and approved by the Investment Subcommittee. Notes receivable from participants repayments and interest earned are allocated to each of the investment funds based upon the participant contribution election percentages.

6.    Plan Termination and Related Commitments

Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions or terminate the Plan subject to applicable notice requirements and in accordance with the provisions of ERISA. If the Company terminates the Plan, all participants in the Plan become fully vested.

7.    Federal Income Taxes

The Plan received a determination letter from the Internal Revenue Service (“IRS”) dated February 16, 2017, confirming the 2016 amended and restated document was qualified under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. The Plan has been further amended, most recently as of January 1, 2025, to comply with all laws since the last determination letter in 2017. The IRS no longer allows for an interim determination letter request following a restatement. The Plan Administrator believes the Plan, as most recently amended and restated, conforms with, and is being operated in compliance with, the applicable requirements of the Code and, therefore, the Plan, as amended, is qualified and the related trust is tax exempt.

GAAP requires plan management to evaluate uncertain tax positions taken by the Plan and recognize a tax liability if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan Administrator has analyzed the tax positions taken by the Plan and has concluded that, as of December 31, 2025, there are no uncertain tax positions taken or expected to be taken. The Plan has recognized no interest related to uncertain tax positions. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

8.    Transactions with Parties-In-Interest

As of December 31, 2025 and 2024, certain Plan investments are shares of registered investment companies and CCT funds managed by the Plan’s Recordkeeper and Trustee. The Plan also invests in shares of CVS Health’s common stock and records associated dividend income. Although these transactions qualify as party-in-interest transactions, they are exempt from the prohibited transaction rule under ERISA.

9.    Investment Contracts with Insurance Companies

The Plan holds a portfolio of investment contracts which include synthetic guaranteed investment contracts. These contracts meet the fully benefit-responsive investment contract criteria and, therefore, are reported at contract value. Contract value is the relevant measure for fully benefit-responsive investment contracts because this is the amount received by participants when they initiate permitted transactions under the terms of the Plan. Contract value represents contributions made under each contract, plus earnings, less withdrawals.

Synthetic guaranteed investment contracts are issued by insurance companies or other financial institutions, backed by a portfolio of bonds. The bond portfolio may be structured as a fixed income separately managed account or collective fund. The bond portfolio is owned directly by the Plan. The issuer guarantees that all qualified participant withdrawals will be at contract value and that the crediting rate applied will not be less than 0%. Crediting rates are typically reset monthly to account for the difference between the contract value and the fair value of the underlying portfolio.

If the Plan defaults in its obligations under the contract (including the issuer's determination that the agreement constitutes a nonexempt prohibited transaction as defined under ERISA), and such default is not corrected within the time permitted by the contract, then the contract may be terminated by the issuer and the Plan will receive the fair value as of the date of termination. Each contract recognizes certain “events of default” which can invalidate the contracts' coverage. Among these are investments outside of the range of instruments which are permitted under the investment guidelines contained in the investment contract, fraudulent or other material misrepresentations made to the issuer, changes of control of the investment adviser not approved by the contract issuer, changes in certain key regulatory requirements, delivery of any communication to plan participants to influence a participant not to invest in the stable value option, termination of the plan or failure of the Plan to be tax qualified.

The contracts also generally provide for withdrawals associated with certain events which are not in the ordinary course of Plan operations. Under certain conditions, these withdrawals may be paid with a market value adjustment applied to the withdrawal as defined in the investment contract. Each contract issuer specifies the events which may trigger a market value adjustment; however, such events may include, but not be limited to, the following:

•The redemption of all or a portion of the interests in the Plan at the direction of the plan sponsor, including partial termination of the plan, withdrawals due to the removal of a specifically identifiable group of employees from coverage under the plan (such as a group layoff or early retirement incentive program), the closing or sale of a subsidiary, employing unit, or affiliate, or the bankruptcy or insolvency of the plan sponsor.

At this time, the occurrence of any such market value adjustment event is not probable.

10.    Delinquent Participant Contributions

During the year ended December 31, 2025, the Company did not remit certain participant contributions totaling $0.1 million to the plan within the time period required under ERISA. Late transmissions of participant contributions constitute a prohibited transaction under ERISA Section 406, regardless of materiality. In accordance with applicable Department of Labor correction programs, the Company subsequently determined the delinquent participant contributions and restored lost earnings to affected participants during 2025. The Company also paid the related excise taxes associated with this matter. For additional information, see the supplemental schedule of delinquent participant contributions.

11.     Risks and Uncertainties

The Plan holds various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.

CVS HEALTH FUTURE FUND 401(k) PLAN

SUPPLEMENTAL SCHEDULE
Schedule H, Line 4a - Schedule of Delinquent Participant Contributions
Year Ended December 31, 2025
EIN 05-0494040 Plan Number: 017

Participant Contributions Transferred Late to Plan	Total the Constitute Nonexempt Prohibited Transactions
Check here if late Participant Loan Repayments are included: ☐	Contributions Not Corrected	Contributions corrected Outside of VFCP	Contributions Pending Correction in VFCP	Total Fully Corrected Under VFCP and PTE 2002-51
$110,557	$—	$—	$—	$110,557

CVS HEALTH FUTURE FUND 401(k) PLAN

SUPPLEMENTAL SCHEDULE
Schedule H, Line 4i - Schedule of Assets (Held at End of Year)
December 31, 2025
EIN 05-0494040 Plan Number: 017

Fund	Par value /number of shares	Identity of issue	Description	Current Value

Small Cap Index Fund	62,988,187	Vanguard Small Cap Index Fund*	Mutual Fund	$1,363,940,660
Mid Cap Index Fund	115,309,646	Vanguard Mid Cap Index Fund*	Mutual Fund	2,702,252,734
International Equity Index Fund	171,256,559	Vanguard International Growth Fund Admiral Shares*	Mutual Fund	3,569,802,207
Inflation-Protected Bond Fund	9,505,096	Vanguard Inflation-Protected Securities Fund*	Mutual Fund	120,289,057
Socially Responsible Fund	7,248,980	Vanguard FTSE Social Index Fund*	Mutual Fund	224,853,465
Core Equity Fund	287,352,120	Vanguard Institutional 500 Index Trust Fund*	Common Collective Trust Fund	8,771,298,744
U.S. Bond Index Fund	268,164,622	Vanguard Total Bond Market Index Trust Fund*	Common Collective Trust Fund	3,081,099,411
Real Asset Index Fund	9,539,958	Real Asset Index Fund	Common Collective Trust Fund	156,766,569
Emerging Markets Index Fund	57,974,987	Vanguard Emerging Markets Index Fund*	Mutual Fund	826,086,925

CVS Health Common Stock Fund	12,371,850	CVS Health Common Stock	Common Stock	981,830,016
	14,207,938	EB Temporary Investment Fund II*	Common Collective Trust Fund	14,207,938

	4,850,343	EB Temporary Investment Fund II*	Common Collective Trust Fund	4,850,343

Stable Value Fund		Invesco Floating Portfolio	Separately Managed Fund
	1,500,000	WHEELS FLEET LEASE 2A A2 144A	Synthetic	$1,501,020
	2,000,000	WHEELS FLEET LEASE 1A A2 144A	Synthetic	2,001,840
	1,119,000	WELLS FARGO & CO	Synthetic	1,121,473
	1,851,165	WELLS FARGO COM NXS5 A6FL 144A	Synthetic	1,851,053
	3,000,000	VOLKSWAGEN GROUP OF AMERI 144A	Synthetic	3,002,820
	3,000,000	VERIZON MASTER TRUST 4 A1B	Synthetic	3,006,000
	7,500,000	U S TREASURY NOTE	Synthetic	7,504,350
	7,000,000	U S TREASURY NOTE	Synthetic	7,002,380
	36,500,000	U S TREASURY NOTE	Synthetic	36,489,415
	29,000,000	U S TREASURY NOTE	Synthetic	28,999,420
	2,500,000	US BANK NA/CINCINNATI OH	Synthetic	2,511,000
	2,000,000	BANK OF NOVA SCOTIA/THE	Synthetic	2,060,400
	4,857,000	BANK OF MONTREAL	Synthetic	4,879,342
	2,000,000	BANK OF NOVA SCOTIA/THE	Synthetic	2,001,100
	1,000,000	CANADIAN IMPERIAL BANK OF COMM	Synthetic	1,006,210
	2,000,000	MASTER CREDIT CARD T 1A A 144A	Synthetic	2,000,739
	1,250,000	ROYAL BANK OF CANADA	Synthetic	1,258,175
	1,000,000	ELMWOOD CLO 23 LTD 2A AR 144A	Synthetic	1,007,071
	1,250,000	BNP PARIBAS SA 144A	Synthetic	1,264,050
	1,000,000	SOCIETE GENERALE SA 144A	Synthetic	1,005,030
	347,000	DEUTSCHE BANK AG/NEW YORK NY	Synthetic	348,902
	806,000	MITSUBISHI UFJ FINANCIAL GROUP	Synthetic	821,113
	1,500,000	MIZUHO FINANCIAL GROUP INC	Synthetic	1,501,815
	467,000	NTT FINANCE CORP 144A	Synthetic	471,787
	4,000,000	SUMITOMO MITSUI FINANCIAL GROU	Synthetic	4,001,480
	1,500,000	BARCLAYS PLC	Synthetic	1,516,920
	1,091,000	HSBC HOLDINGS PLC	Synthetic	1,096,531
	2,368,000	LLOYDS BANKING GROUP PLC	Synthetic	2,382,942
	1,000,000	NATIONWIDE BUILDING SOCIE 144A	Synthetic	1,001,700
	511,000	RIO TINTO FINANCE USA PLC	Synthetic	515,221
	2,000,000	STANDARD CHARTERED PLC 144A	Synthetic	2,013,480
	1,500,000	TOYOTA AUTO RECEIVABLES D A2A	Synthetic	1,501,635
	3,000,000	AMERICAN EXPRESS CO	Synthetic	3,010,800
	2,000,000	AMERICAN EXPRESS CO	Synthetic	2,007,720

1,500,000	ATHENE GLOBAL FUNDING 144A	Synthetic	1,509,375
1,500,000	ATHENE GLOBAL FUNDING 144A	Synthetic	1,502,250
1,441,000	BMW US CAPITAL LLC 144A	Synthetic	1,445,409
3,000,000	BMW VEHICLE LEASE TRUST 2 A2B	Synthetic	3,000,420
5,000,000	BANK OF AMERICA CORP	Synthetic	5,018,300
1,000,000	BANK OF AMERICA CORP	Synthetic	1,006,530
465,000	BRISTOL-MYERS SQUIBB CO	Synthetic	465,246
1,500,000	CARGILL INC 144A	Synthetic	1,503,075
4,250,000	CARMAX AUTO OWNER TRUST 3 A2B	Synthetic	4,252,125
827,355	CHASE HOME LENDING 1 A11 144A	Synthetic	824,658
602,977	CHASE HOME LENDING 6 A11 144A	Synthetic	607,529
1,094,761	CHESAPEAKE FUNDING 1A A2 144A	Synthetic	1,098,636
5,000,000	CITIGROUP INC	Synthetic	5,005,350
1,000,000	CITIGROUP INC	Synthetic	1,015,070
3,855,000	CITIBANK CREDIT CARD ISS A6 A6	Synthetic	3,887,266
1,500,000	CITIBANK NA	Synthetic	1,502,685
1,025,000	CITIGROUP INC	Synthetic	1,026,056
1,195,264	CITIGROUP MORTGAGE 1 A11 144A	Synthetic	1,200,882
882,000	CONSOLIDATED EDISON CO OF NEW	Synthetic	883,491
4,000,000	JOHN DEERE CAPITAL CORP	Synthetic	4,002,720
1,250,000	F&G GLOBAL FUNDING 144A	Synthetic	1,260,638
868,398	FHLMC MULTICLASS STRIP 350 F2	Synthetic	857,447
1,027,116	FNMA GTD REMIC P/T 18-57 FA	Synthetic	999,004
1,658,617	FNMA GTD REMIC P/T 25-3 NF	Synthetic	1,663,361
802,715	FNMA GTD REMIC P/T 25-4 FA	Synthetic	805,637
419,318	FHLMC MULTICLASS MTG 4477 FG	Synthetic	413,192
269,888	FHLMC MULTICLASS MTG 4497 CF	Synthetic	268,797
576,670	FHLMC MULTICLASS MTG KF64 A	Synthetic	576,549
443,866	FHLMC MULTICLASS MTG 4911 FM	Synthetic	435,237
2,614,522	FHLMC MULTICLASS MTG KF157 AS	Synthetic	2,619,307
1,140,691	FHLMC MULTICLASS MTG 5475 FG	Synthetic	1,143,897
1,578,644	FHLMC MULTICLASS MTG 5499 BF	Synthetic	1,578,312
2,407,124	FHLMC MULTICLASS MTG 5597 FB	Synthetic	2,414,875
2,452,997	FHLMC MULTICLASS MTG 5600 FA	Synthetic	2,460,969
3,500,000	FORD CREDIT FLOORPLA 3 A2 144A	Synthetic	3,513,405
3,000,000	FORD CREDIT FLOORPLAN MAS 2 A2	Synthetic	2,996,190
5,000,000	GMF FLOORPLAN OWNER 1 A2 144A	Synthetic	5,014,950
901,000	GEORGIA POWER CO	Synthetic	900,982
2,372,000	GOLDMAN SACHS GROUP INC/THE	Synthetic	2,386,659
1,724,000	HUNTINGTON NATIONAL BANK/THE	Synthetic	1,721,673
3,000,000	HYUNDAI CAPITAL AMERICA 144A	Synthetic	3,010,440
1,057,260	JP MORGAN MORTGAGE 1 A11 144A	Synthetic	982,132
1,248,372	JP MORGAN MORTGAGE 3 A11 144A	Synthetic	1,146,930
3,062,231	JP MORGAN CHASE C WPT AFL 144A	Synthetic	2,985,705
2,000,000	JPMORGAN CHASE & CO	Synthetic	2,017,840
1,500,000	JPMORGAN CHASE & CO	Synthetic	1,506,885
1,500,000	JPMORGAN CHASE & CO	Synthetic	1,509,570
1,191,323	JP MORGAN MORTGAGE 5 A11 144A	Synthetic	1,189,179
2,500,000	KEURIG DR PEPPER INC	Synthetic	2,500,675
2,500,000	MERCEDES-BENZ FINANCE NOR 144A	Synthetic	2,509,575
4,750,000	MORGAN STANLEY	Synthetic	4,769,190
1,500,000	MORGAN STANLEY	Synthetic	1,518,285
3,000,000	NATIONAL RURAL UTILITIES COOPE	Synthetic	3,013,290
2,000,000	NATIONAL RURAL UTILITIES COOPE	Synthetic	2,012,580
297,983	NELNET STUDENT LOA AA A1B 144A	Synthetic	296,872
1,173,493	NELNET STUDENT LOA BA AFL 144A	Synthetic	1,172,472
1,062,899	NELNET STUDENT LOA DA AFL 144A	Synthetic	1,058,233
5,000,000	NEW YORK LIFE GLOBAL FUND 144A	Synthetic	5,008,800
2,864,000	NEXTERA ENERGY CAPITAL HOLDING	Synthetic	2,865,146
4,000,000	NEXTGEAR FLOORPLAN 1A A1 144A	Synthetic	4,018,800
2,250,000	NEXTGEAR FLOORPLAN 1A A1 144A	Synthetic	2,252,318
2,690,000	NEXTGEAR FLOORPLAN 2A A1 144A	Synthetic	2,688,547

	4,216,000	PACIFIC LIFE GLOBAL FUNDI 144A	Synthetic	4,222,788
	1,147,000	PINNACLE WEST CAPITAL CORP	Synthetic	1,149,007
	958,751	SLM STUDENT LOAN TRUST 20 6 A3	Synthetic	957,841
	5,235,000	SMRT 2022-MINI MINI A 144A	Synthetic	5,235,000
	3,000,000	CHARLES SCHWAB CORP/THE	Synthetic	3,002,070
	5,000,000	CHARLES SCHWAB CORP/THE	Synthetic	5,033,750
	2,902,847	SMB PRIVATE EDUCATI B A1B 144A	Synthetic	2,928,653
	1,237,554	SMB PRIVATE EDUCATI C A1B 144A	Synthetic	1,249,904
	2,101,582	SMB PRIVATE EDUCATI F A1B 144A	Synthetic	2,087,018
	4,819,000	STATE STREET CORP	Synthetic	4,833,650
	484,000	STATE STREET CORP	Synthetic	486,957
	2,000,000	TOYOTA MOTOR CREDIT CORP	Synthetic	2,001,500

	8,002,173	EB TEMP INV FD*	Common Collective Trust Fund	8,002,173

		Mass Mutual
	116,097,175	IGT Jennison Short Term Bond Fund	Synthetic	95,075,516
	252,432,655	IGT Pimco Intermediate Fund	Synthetic	206,724,797
	84,148,606	IGT Dodge and Cox Core Fixed Income Fund	Synthetic	68,911,859
		Mass Mutual	Wrapper Contract #30096, 3.54%	6,771,295

		Met Tower Life
	251,892,826	IGT Invesco Intermediate Fund	Synthetic	206,304,288
	116,631,239	IGT Jennison Short Term Bond Fund	Synthetic	95,522,866
	84,171,412	IGT Pimco Core Fixed Income Fund	Synthetic	68,937,745
		Met Tower Life	Wrapper Contract #39835, 3.49%	7,127,250

		PAC Life
	115,904,174	IGT Jennison Short Term Bond Fund	Synthetic	94,785,505
	252,481,525	IGT Loomis Sayles Intermediate Fund	Synthetic	206,477,369
	84,428,938	IGT Dodge and Cox Core Fixed Income Fund	Synthetic	69,045,309
		Pacific Life Ins	Wrapper Contract G-027843.01.0001, 3.55%	6,407,699

		Prudential
	251,515,507	IGT Jennison Intermediate Fund	Synthetic	205,718,518
	116,556,195	IGT Jennison Short Term Bond Fund	Synthetic	95,333,158
	84,382,649	IGT Pimco Core Fixed Income Fund	Synthetic	69,017,905
		Prudential Ins Co	Wrapper Contract GA-64259, 3.36%	7,219,927

		Voya
	316,703,361	IGT Invesco Short Term Bond Fund	Synthetic	309,380,681
	142,527,123	IGT Invesco Core Fixed Income Fund	Synthetic	139,231,671
		Voya Retirement & Annuity	Wrapper Contract #60512, 3.27%	10,618,131

		State Street
	319,615,773	IGT Invesco Short Term Bond Fund	Synthetic	312,926,313
	139,719,704	IGT Loomis Sayles Core Fixed Income Fund	Synthetic	136,795,414
		State Street Bank	Wrapper Contract #200001, 3.32%	9,613,750

		Invesco	Wrapper Contract	1,585,096

	54,097,869	EB Temporary Investment Fund II*	Common Collective Trust Fund	54,097,869
		Stable Value Fund Subtotal		$2,783,306,794

Diversified Bond Fund		Loomis Sayles, Dodge & Cox	Separately Managed Fund
	1,635,000	ELANCO ANIMAL HEALTH INC	Corporate Bonds	$1,708,490
	900,000	WELLS FARGO & CO	Corporate Bonds	907,653
	2,175,000	WELLS FARGO & CO	Corporate Bonds	2,241,562
	1,250,000	WELLS FARGO & CO	Corporate Bonds	1,271,383
	650,000	WELLS FARGO & CO	Corporate Bonds	607,489
	310,000	WELLS FARGO & CO	Corporate Bonds	289,769

330,000	WELLS FARGO & CO	Corporate Bonds	314,081
1,800,000	SOUTHERN CO/THE	Corporate Bonds	1,773,896
2,875,000	SOUTHERN CO/THE	Corporate Bonds	2,873,276
1,575,000	SOUTHERN CO/THE	Corporate Bonds	1,600,477
1,125,000	CHARLES SCHWAB CORP/THE	Corporate Bonds	1,124,420
1,275,000	CHARLES SCHWAB CORP/THE	Corporate Bonds	1,349,001
1,025,000	CHARLES SCHWAB CORP/THE	Corporate Bonds	1,052,400
300,000	CHARLES SCHWAB CORP/THE	Corporate Bonds	321,824
575,000	CHARLES SCHWAB CORP/THE	Corporate Bonds	596,802
64,423	SLM STUDENT LOAN TRUST 20 2 A2	Corporate Bonds	64,935
59,968	SLM STUDENT LOAN TRUST 201 3 A	Corporate Bonds	60,586
331,518	SLM STUDENT LOAN TRUST 2 9 A7A	Corporate Bonds	328,966
384,990	SLM STUDENT LOAN TR 8A A6 144A	Corporate Bonds	382,605
201,715	SLM STUDENT LOAN T 3A A6A 144A	Corporate Bonds	200,271
4,568,162	NAVIENT STUDENT LO 1A A1B 144A	Corporate Bonds	4,505,685
249,393	NAVIENT STUDENT LOA 4A A2 144A	Corporate Bonds	247,995
249,127	NAVIENT STUDENT LOAN 3A A 144A	Corporate Bonds	247,340
1,530,931	NAVIENT STUDENT LOA 2A A2 144A	Corporate Bonds	1,534,664
737,968	NAVIENT STUDENT LOA 4A A2 144A	Corporate Bonds	730,139
900,668	NAVIENT STUDENT LOA 3A A3 144A	Corporate Bonds	895,844
877,378	NAVIENT STUDENT LOA 1A A3 144A	Corporate Bonds	883,384
2,567,621	NAVIENT STUDENT LOA 6A A3 144A	Corporate Bonds	2,608,938
1,511,682	NAVIENT STUDENT LOA 3A A3 144A	Corporate Bonds	1,519,141
919,681	NAVIENT STUDENT LOAN 7A A 144A	Corporate Bonds	926,377
737,988	NAVIENT STUDENT LOAN 1A A 144A	Corporate Bonds	730,651
430,749	NAVIENT STUDENT LOA 1A A3 144A	Corporate Bonds	426,167
959,923	NAVIENT STUDENT LOAN 5A A 144A	Corporate Bonds	954,258
528,435	NAVIENT STUDENT LOA 4A A3 144A	Corporate Bonds	529,955
729,921	NAVIENT STUDENT LOAN 2A A 144A	Corporate Bonds	733,681
5,793,872	NAVIENT STUDENT LOAN 5A A 144A	Corporate Bonds	5,896,467
4,595,000	JPMORGAN CHASE & CO	Corporate Bonds	4,338,344
1,980,000	JPMORGAN CHASE & CO	Corporate Bonds	1,846,031
2,595,000	JPMORGAN CHASE & CO	Corporate Bonds	2,619,573
70,000	JPMORGAN CHASE & CO	Corporate Bonds	66,444
2,100,000	TRANSCANADA TRUST	Corporate Bonds	2,102,570
3,605,000	TRANSCANADA TRUST	Corporate Bonds	3,604,491
1,620,000	TRANSCANADA TRUST	Corporate Bonds	1,607,899
815,000	BNP PARIBAS SA 144A	Corporate Bonds	814,856
3,760,000	BNP PARIBAS SA 144A	Corporate Bonds	3,774,491
2,700,000	BNP PARIBAS SA 144A	Corporate Bonds	2,442,943
1,075,000	BNP PARIBAS SA 144A	Corporate Bonds	1,129,724
750,000	BNP PARIBAS SA 144A	Corporate Bonds	766,169
1,344,000	FIBERCOP SPA 144A	Corporate Bonds	1,346,691
2,770,000	UNICREDIT SPA 144A	Corporate Bonds	2,972,317
3,725,000	UNICREDIT SPA 144A	Corporate Bonds	3,800,750
400,000	JAPAN TOBACCO INC 144A	Corporate Bonds	407,247
575,000	JAPAN TOBACCO INC 144A	Corporate Bonds	597,289
400,000	JAPAN TOBACCO INC 144A	Corporate Bonds	427,166
1,085,000	ULTRAPAR INTERNATIONAL SA 144A	Corporate Bonds	1,083,802
432,000	ULTRAPAR INTERNATIONAL SA 144A	Corporate Bonds	431,095
2,475,000	CEMEX SAB DE CV 144A	Corporate Bonds	2,505,695
1,625,000	CEMEX SAB DE CV 144A	Corporate Bonds	1,647,581
1,350,000	PETROLEOS MEXICANOS	Corporate Bonds	1,281,046
5,556,000	PETROLEOS MEXICANOS	Corporate Bonds	5,541,167
380,000	PETROLEOS MEXICANOS	Corporate Bonds	329,057
11,675,000	PETROLEOS MEXICANOS	Corporate Bonds	10,464,137
1,950,000	ENEL FINANCE INTERNATIONA 144A	Corporate Bonds	1,987,727
1,050,000	PROSUS NV 144A	Corporate Bonds	1,056,510
3,955,000	PROSUS NV 144A	Corporate Bonds	3,799,112
4,700,000	PROSUS NV 144A	Corporate Bonds	4,276,885
450,000	PROSUS NV 144A	Corporate Bonds	431,292
1,975,000	PROSUS NV 144A	Corporate Bonds	1,570,220

375,000	UBS GROUP AG 144A	Corporate Bonds	382,838
950,000	UBS GROUP AG 144A	Corporate Bonds	1,000,632
625,000	UBS GROUP AG 144A	Corporate Bonds	682,893
3,300,000	UBS GROUP AG 144A	Corporate Bonds	3,521,533
675,000	UBS GROUP AG 144A	Corporate Bonds	705,342
575,000	BARCLAYS PLC	Corporate Bonds	577,507
925,000	BARCLAYS PLC	Corporate Bonds	933,046
1,590,000	HSBC HOLDINGS PLC	Corporate Bonds	1,770,988
1,965,000	HSBC HOLDINGS PLC	Corporate Bonds	2,159,709
245,000	HSBC HOLDINGS PLC	Corporate Bonds	277,253
470,000	HSBC HOLDINGS PLC	Corporate Bonds	482,279
4,255,000	IMPERIAL BRANDS FINANCE P 144A	Corporate Bonds	4,174,477
2,525,000	IMPERIAL BRANDS FINANCE P 144A	Corporate Bonds	2,599,321
2,145,000	LLOYDS BANKING GROUP PLC	Corporate Bonds	2,147,633
1,950,000	BARCLAYS PLC	Corporate Bonds	1,992,559
1,000,000	BARCLAYS PLC	Corporate Bonds	1,005,654
600,000	BARCLAYS PLC	Corporate Bonds	672,906
1,000,000	BARCLAYS PLC	Corporate Bonds	1,057,173
1,850,000	HSBC HOLDINGS PLC	Corporate Bonds	1,730,838
550,000	HSBC HOLDINGS PLC	Corporate Bonds	500,791
1,625,000	HSBC HOLDINGS PLC	Corporate Bonds	1,617,752
700,000	HSBC HOLDINGS PLC	Corporate Bonds	821,494
900,000	HSBC HOLDINGS PLC	Corporate Bonds	974,682
975,000	HSBC HOLDINGS PLC	Corporate Bonds	1,005,364
3,000,000	LLOYDS BANKING GROUP PLC	Corporate Bonds	3,495,349
700,000	LLOYDS BANKING GROUP PLC	Corporate Bonds	732,929
1,075,000	NATWEST GROUP PLC	Corporate Bonds	989,590
3,200,000	NATWEST GROUP PLC	Corporate Bonds	3,165,306
1,200,000	NATWEST GROUP PLC	Corporate Bonds	1,289,130
700,000	NATWEST GROUP PLC	Corporate Bonds	729,358
575,000	NATWEST GROUP PLC	Corporate Bonds	604,112
1,990,000	AT&T INC	Corporate Bonds	1,829,322
850,000	ELEVANCE HEALTH INC	Corporate Bonds	877,548
950,000	ELEVANCE HEALTH INC	Corporate Bonds	969,521
375,000	BAT CAPITAL CORP	Corporate Bonds	405,866
1,150,000	BAT CAPITAL CORP	Corporate Bonds	1,270,861
425,000	BAT CAPITAL CORP	Corporate Bonds	409,068
1,150,000	BAT CAPITAL CORP	Corporate Bonds	1,061,204
1,550,000	BAT CAPITAL CORP	Corporate Bonds	1,566,348
386,390	BNSF RAILWAY CO 2015-1 PA 144A	Corporate Bonds	379,112
1,305,000	BANK OF AMERICA CORP	Corporate Bonds	1,307,567
1,675,000	BAYER US FINANCE LLC 144A	Corporate Bonds	1,792,304
1,850,000	BAYER US FINANCE LLC 144A	Corporate Bonds	2,005,657
590,000	BAYER US FINANCE II LLC 144A	Corporate Bonds	590,693
205,000	BOSTON PROPERTIES LP	Corporate Bonds	204,849
675,000	BOSTON PROPERTIES LP	Corporate Bonds	667,975
1,275,000	BOSTON PROPERTIES LP	Corporate Bonds	1,283,869
890,000	BOSTON PROPERTIES LP	Corporate Bonds	835,186
2,410,000	BOSTON PROPERTIES LP	Corporate Bonds	2,262,364
500,000	BOSTON PROPERTIES LP	Corporate Bonds	523,093
650,000	BOSTON PROPERTIES LP	Corporate Bonds	700,876
1,600,000	CCO HOLDINGS LLC / CCO HO 144A	Corporate Bonds	1,400,574
3,425,000	CCO HOLDINGS LLC / CCO HOLDING	Corporate Bonds	3,074,065
835,000	CIGNA GROUP/THE	Corporate Bonds	842,804
190,000	CIGNA GROUP/THE	Corporate Bonds	199,074
676,000	CIGNA GROUP/THE	Corporate Bonds	627,902
800,000	CAPITAL ONE FINANCIAL CORP	Corporate Bonds	798,371
2,750,000	CHARTER COMMUNICATIONS OPERATI	Corporate Bonds	2,590,573
405,000	CHARTER COMMUNICATIONS OPERATI	Corporate Bonds	334,582
835,000	CHARTER COMMUNICATIONS OPERATI	Corporate Bonds	714,410
375,000	CHARTER COMMUNICATIONS OPERATI	Corporate Bonds	353,851
725,000	COMCAST CORP	Corporate Bonds	743,588

980,000	COX COMMUNICATIONS INC 144A	Corporate Bonds	974,866
3,815,000	COX COMMUNICATIONS INC 144A	Corporate Bonds	3,771,559
1,050,000	COX COMMUNICATIONS INC 144A	Corporate Bonds	919,633
300,000	DELL INTERNATIONAL LLC / EMC C	Corporate Bonds	308,231
150,000	DILLARD'S INC	Corporate Bonds	151,952
90,000	DILLARD'S INC	Corporate Bonds	93,088
200,000	DILLARD'S INC	Corporate Bonds	210,193
165,000	DOMINION ENERGY INC	Corporate Bonds	159,311
1,100,000	DOMINION ENERGY INC	Corporate Bonds	1,091,798
765,000	DOMINION ENERGY INC	Corporate Bonds	785,988
725,000	DOMINION ENERGY INC	Corporate Bonds	733,787
600,000	DOW CHEMICAL CO/THE	Corporate Bonds	528,767
575,000	META PLATFORMS INC	Corporate Bonds	580,398
1,725,000	META PLATFORMS INC	Corporate Bonds	1,725,588
1,687,000	FORD CREDIT AUTO OWNER TR B A4	Corporate Bonds	1,724,579
1,050,000	FORD MOTOR CREDIT CO LLC	Corporate Bonds	1,096,100
2,250,000	FORD MOTOR CREDIT CO LLC	Corporate Bonds	2,348,340
700,000	FORD MOTOR CREDIT CO LLC	Corporate Bonds	734,632
725,000	FORD MOTOR CREDIT CO LLC	Corporate Bonds	734,109
1,475,000	FORD MOTOR CREDIT CO LLC	Corporate Bonds	1,544,400
1,225,000	FORD MOTOR CREDIT CO LLC	Corporate Bonds	1,245,243
1,750,000	FORD MOTOR CREDIT CO LLC	Corporate Bonds	1,750,109
1,000,000	FORD MOTOR CREDIT CO LLC	Corporate Bonds	998,694
750,000	GE HEALTHCARE TECHNOLOGIES INC	Corporate Bonds	767,173
1,250,000	GE HEALTHCARE TECHNOLOGIES INC	Corporate Bonds	1,348,167
2,110,000	GM FINANCIAL CONSUMER AUT 4 A4	Corporate Bonds	2,134,072
80,000	HCA INC	Corporate Bonds	80,062
700,000	HCA INC	Corporate Bonds	698,142
1,075,000	HCA INC	Corporate Bonds	1,110,610
2,182,000	HONDA AUTO RECEIVABLES 20 1 A3	Corporate Bonds	2,206,329
1,936,000	HONDA AUTO RECEIVABLES 20 1 A4	Corporate Bonds	1,969,677
1,856,000	HYUNDAI AUTO RECEIVABLES C A3	Corporate Bonds	1,870,701
3,892,000	HYUNDAI AUTO RECEIVABLES B A3	Corporate Bonds	3,928,012
845,000	JPMORGAN CHASE & CO	Corporate Bonds	846,591
930,000	JPMORGAN CHASE & CO	Corporate Bonds	936,845
360,000	KINDER MORGAN ENERGY PARTNERS	Corporate Bonds	393,191
685,000	KINDER MORGAN ENERGY PARTNERS	Corporate Bonds	771,316
1,035,000	KINDER MORGAN ENERGY PARTNERS	Corporate Bonds	1,118,864
490,000	KINDER MORGAN ENERGY PARTNERS	Corporate Bonds	464,288
625,000	KINDER MORGAN INC	Corporate Bonds	627,454
325,000	MARS INC 144A	Corporate Bonds	327,387
500,000	MARS INC 144A	Corporate Bonds	506,983
1,775,000	MARS INC 144A	Corporate Bonds	1,815,094
1,275,000	NEXTERA ENERGY CAPITAL HOLDING	Corporate Bonds	1,288,859
1,375,000	NEXTERA ENERGY CAPITAL HOLDING	Corporate Bonds	1,391,607
1,525,000	NEXTERA ENERGY CAPITAL HOLDING	Corporate Bonds	1,564,017
375,000	NEXTERA ENERGY CAPITAL HOLDING	Corporate Bonds	382,027
2,325,000	NEXTERA ENERGY CAPITAL HOLDING	Corporate Bonds	2,400,401
1,846,000	NISSAN AUTO RECEIVABLES 2 B A3	Corporate Bonds	1,855,711
140,000	NORDSTROM INC	Corporate Bonds	144,477
1,300,000	ORACLE CORP	Corporate Bonds	1,274,073
575,000	ORACLE CORP	Corporate Bonds	578,087
275,000	PHILIP MORRIS INTERNATIONAL IN	Corporate Bonds	289,303
325,000	PHILIP MORRIS INTERNATIONAL IN	Corporate Bonds	347,811
800,000	PHILIP MORRIS INTERNATIONAL IN	Corporate Bonds	837,944
350,000	PHILIP MORRIS INTERNATIONAL IN	Corporate Bonds	358,488
250,000	PHILIP MORRIS INTERNATIONAL IN	Corporate Bonds	259,287
135,000	UNUM GROUP	Corporate Bonds	141,564
525,000	RTX CORP	Corporate Bonds	565,946
575,000	RTX CORP	Corporate Bonds	630,349
118,833	RIO OIL FINANCE TRUST SER 144A	Corporate Bonds	122,279
926,725	RIO OIL FINANCE TRUST SER 144A	Corporate Bonds	956,844

650,765	SMB PRIVATE EDUCAT A APT2 144A	Corporate Bonds	596,185
1,918,917	SMB PRIVATE EDUCATI B A1A 144A	Corporate Bonds	1,935,051
49,196	SMB PRIVATE EDUCATI B A2A 144A	Corporate Bonds	48,931
35,066	SMB PRIVATE EDUCATI A A2A 144A	Corporate Bonds	34,926
4,921	SMB PRIVATE EDUCATI B A2A 144A	Corporate Bonds	4,907
2,188,745	SMB PRIVATE EDUCATI A A1A 144A	Corporate Bonds	2,228,030
1,824,834	SMB PRIVATE EDUCATI A A1A 144A	Corporate Bonds	1,852,690
1,150,957	SMB PRIVATE EDUCATI B A1A 144A	Corporate Bonds	1,160,639
575,000	SOUTHERN CO/THE	Corporate Bonds	585,542
1,900,000	SYNOPSYS INC	Corporate Bonds	1,941,963
700,000	SYNOPSYS INC	Corporate Bonds	715,674
3,360,000	T-MOBILE USA INC	Corporate Bonds	3,307,668
1,075,000	T-MOBILE USA INC	Corporate Bonds	1,072,543
1,000,000	T-MOBILE USA INC	Corporate Bonds	975,336
1,000,000	T-MOBILE USA INC	Corporate Bonds	957,164
975,000	TIME WARNER CABLE LLC	Corporate Bonds	996,008
2,690,000	TIME WARNER CABLE LLC	Corporate Bonds	2,726,709
1,843,000	TOYOTA AUTO RECEIVABLES 2 C A3	Corporate Bonds	1,862,377
1,077,000	TOYOTA AUTO RECEIVABLES 2 A A3	Corporate Bonds	1,088,588
55,000	UNUM GROUP	Corporate Bonds	58,431
11,163	UNION PACIFIC RAILROAD CO 2006	Corporate Bonds	11,618
54,637	UNION PACIFIC RAILROAD CO 2007	Corporate Bonds	57,750
1,225,000	VERIZON COMMUNICATIONS INC	Corporate Bonds	1,078,289
825,000	VERIZON COMMUNICATIONS INC	Corporate Bonds	754,509
825,000	VMWARE LLC	Corporate Bonds	812,843
3,908,000	VOLKSWAGEN AUTO LOAN ENHA 1 A3	Corporate Bonds	3,948,925
915,000	WELLS FARGO & CO	Corporate Bonds	915,099
1,120,000	WELLS FARGO & CO	Corporate Bonds	1,124,512
2,855,000	BANK OF AMERICA CORP	Corporate Bonds	2,661,559
3,525,000	BANK OF AMERICA CORP	Corporate Bonds	3,324,064
900,000	BANK OF AMERICA CORP	Corporate Bonds	917,093
2,275,000	BANK OF AMERICA CORP	Corporate Bonds	2,305,897
950,000	CAPITAL ONE FINANCIAL CORP	Corporate Bonds	961,320
775,000	CAPITAL ONE FINANCIAL CORP	Corporate Bonds	813,582
1,150,000	CAPITAL ONE FINANCIAL CORP	Corporate Bonds	1,300,704
485,000	CITIGROUP INC	Corporate Bonds	485,276
675,000	CITIGROUP INC	Corporate Bonds	717,928
3,968,336	ECMC GROUP STUDENT L 2A A 144A	Corporate Bonds	3,962,152
1,200,000	GOLDMAN SACHS GROUP INC/THE	Corporate Bonds	1,213,894
950,000	GOLDMAN SACHS GROUP INC/THE	Corporate Bonds	981,874
1,275,000	GOLDMAN SACHS GROUP INC/THE	Corporate Bonds	1,275,091
3,275,000	GOLDMAN SACHS GROUP INC/THE	Corporate Bonds	3,257,209
170,100	CITIGROUP CAPITAL XIII	Corporate Bonds	5,137,020
575,000	JPMORGAN CHASE & CO	Corporate Bonds	677,767
1,820,000	VODAFONE GROUP PLC	Corporate Bonds	1,927,949
1,450,000	COLOMBIA GOVERNMENT INTERNATIO	Other Securities	1,511,118
1,175,000	COLOMBIA GOVERNMENT INTERNATIO	Other Securities	1,240,800
1,865,000	CALIFORNIA ST	Other Securities	2,263,322
1,475,000	CALIFORNIA ST	Other Securities	1,716,565
650,000	CALIFORNIA ST	Other Securities	759,674
380,000	CALIFORNIA ST	Other Securities	458,140
6,478,676	ILLINOIS ST	Other Securities	6,639,799
290,000	NEW JERSEY ST TURNPIKE AUTH TU	Other Securities	347,577
1,045,000	NEW JERSEY ST TURNPIKE AUTH TU	Other Securities	1,220,977
12,467,000	U S TREASURY BD PRIN STRIP	U. S. GOVERNMENT SECURITIES	3,014,402
4,087,694	GNMA GTD REMIC P/T 22-H08 FE	U. S. GOVERNMENT SECURITIES	4,084,294
4,195,164	GNMA GTD REMIC P/T 23-H04 FC	U. S. GOVERNMENT SECURITIES	4,209,249
3,123,218	GNMA GTD REMIC P/T 22-H09 FA	U. S. GOVERNMENT SECURITIES	3,112,374
2,209,993	GNMA GTD REMIC P/T 21-H19 FM	U. S. GOVERNMENT SECURITIES	2,214,321
1,599,467	GNMA GTD REMIC P/T 23-H13 FJ	U. S. GOVERNMENT SECURITIES	1,635,828
201,115	GNMA GTD REMIC P/T 19-H17 FA	U. S. GOVERNMENT SECURITIES	203,467
449,296	GNMA GTD REMIC P/T 19-H17 FB	U. S. GOVERNMENT SECURITIES	448,768

100,379	GNMA GTD REMIC P/T 18-H04 FK	U. S. GOVERNMENT SECURITIES	100,260
177,646	GNMA GTD REMIC P/T 18-H04 FJ	U. S. GOVERNMENT SECURITIES	177,995
61,741	GNMA GTD REMIC P/T 19-H04 FE	U. S. GOVERNMENT SECURITIES	62,195
87,153	GNMA GTD REMIC P/T 19-H20 AF	U. S. GOVERNMENT SECURITIES	87,017
1,539,055	GNMA GTD REMIC P/T 18-H20 FB	U. S. GOVERNMENT SECURITIES	1,537,810
143,140	GNMA GTD REMIC P/T 19-H18 F	U. S. GOVERNMENT SECURITIES	143,222
122,345	GNMA GTD REMIC P/T 19-H18 LF	U. S. GOVERNMENT SECURITIES	122,224
70,669	GNMA GTD REMIC P/T 18-H19 FE	U. S. GOVERNMENT SECURITIES	71,056
101,828	GNMA GTD REMIC P/T 18-H19 FG	U. S. GOVERNMENT SECURITIES	102,048
190,605	GNMA GTD REMIC P/T 18-H17 DF	U. S. GOVERNMENT SECURITIES	191,177
62,161	GNMA GTD REMIC P/T 19-H18 EF	U. S. GOVERNMENT SECURITIES	62,545
69,581	GNMA GTD REMIC P/T 18-H15 FK	U. S. GOVERNMENT SECURITIES	69,950
36,500	GNMA GTD REMIC P/T 19-H16 FC	U. S. GOVERNMENT SECURITIES	36,733
125,578	GNMA GTD REMIC P/T 18-H10 FV	U. S. GOVERNMENT SECURITIES	126,294
46,698	GNMA GTD REMIC P/T 18-H11 FA	U. S. GOVERNMENT SECURITIES	46,869
112,446	GNMA GTD REMIC P/T 18-H09 FC	U. S. GOVERNMENT SECURITIES	112,549
130,813	GNMA GTD REMIC P/T 19-H15 F	U. S. GOVERNMENT SECURITIES	130,449
126,360	GNMA GTD REMIC P/T 18-H07 FA	U. S. GOVERNMENT SECURITIES	126,138
129,129	GNMA GTD REMIC P/T 18-H06 JF	U. S. GOVERNMENT SECURITIES	128,956
40,519	GNMA GTD REMIC P/T 18-H06 MF	U. S. GOVERNMENT SECURITIES	40,619
121,126	GNMA GTD REMIC P/T 18-H06 EF	U. S. GOVERNMENT SECURITIES	120,987
78,131	GNMA GTD REMIC P/T 18-H06 BF	U. S. GOVERNMENT SECURITIES	77,933
102,383	GNMA GTD REMIC P/T 18-H06 AF	U. S. GOVERNMENT SECURITIES	102,653
131,485	GNMA GTD REMIC P/T 18-H05 FE	U. S. GOVERNMENT SECURITIES	131,825
125,255	GNMA GTD REMIC P/T 18-H05 BF	U. S. GOVERNMENT SECURITIES	125,525
427,724	GNMA GTD REMIC P/T 20-H06 FA	U. S. GOVERNMENT SECURITIES	425,718
22,790	GNMA GTD REMIC P/T 16-H21 CF	U. S. GOVERNMENT SECURITIES	22,977
19,502	GNMA GTD REMIC P/T 16-H09 FM	U. S. GOVERNMENT SECURITIES	19,603
28,241	GNMA GTD REMIC P/T 16-H09 FH	U. S. GOVERNMENT SECURITIES	28,378
135,509	GNMA GTD REMIC P/T 17-H03 F	U. S. GOVERNMENT SECURITIES	136,157
31,141	GNMA GTD REMIC P/T 16-H02 FB	U. S. GOVERNMENT SECURITIES	31,218
41,681	GNMA GTD REMIC P/T 16-H27 BF	U. S. GOVERNMENT SECURITIES	41,912
32,020	GNMA GTD REMIC P/T 16-H24 FB	U. S. GOVERNMENT SECURITIES	32,137
57,433	GNMA GTD REMIC P/T 16-H23 F	U. S. GOVERNMENT SECURITIES	57,603
35,571	GNMA GTD REMIC P/T 17-H18 GF	U. S. GOVERNMENT SECURITIES	35,821
33,443	GNMA GTD REMIC P/T 17-H14 FA	U. S. GOVERNMENT SECURITIES	33,604
28,145	GNMA GTD REMIC P/T 17-H11 FB	U. S. GOVERNMENT SECURITIES	28,321
71,512	GNMA GTD REMIC P/T 17-H12 FQ	U. S. GOVERNMENT SECURITIES	71,833
45,057	GNMA GTD REMIC P/T 17-H08 FG	U. S. GOVERNMENT SECURITIES	45,286
42,233	GNMA GTD REMIC P/T 17-H10 FA	U. S. GOVERNMENT SECURITIES	42,488
92,020	GNMA GTD REMIC P/T 17-H25 CF	U. S. GOVERNMENT SECURITIES	92,402
51,949	GNMA GTD REMIC P/T 17-H02 FP	U. S. GOVERNMENT SECURITIES	52,212
133,309	GNMA GTD REMIC P/T 17-H02 BF	U. S. GOVERNMENT SECURITIES	133,931
354,893	GNMA GTD REMIC P/T 17-H22 FA	U. S. GOVERNMENT SECURITIES	356,381
44,625	GNMA GTD REMIC P/T 17-H22 FH	U. S. GOVERNMENT SECURITIES	44,807
32,023	FHLMC POOL #G3-0683	U. S. GOVERNMENT SECURITIES	31,849
56,784	FHLMC POOL #G0-6875	U. S. GOVERNMENT SECURITIES	59,469
48,976	FHLMC POOL #G0-6447	U. S. GOVERNMENT SECURITIES	49,420
31,603	FHLMC POOL #G0-7775	U. S. GOVERNMENT SECURITIES	31,698
235,586	FHLMC POOL #G0-7942	U. S. GOVERNMENT SECURITIES	236,489
47,710	FHLMC POOL #G0-8607	U. S. GOVERNMENT SECURITIES	47,736
55,625	FHLMC POOL #G0-8696	U. S. GOVERNMENT SECURITIES	55,654
89,786	FHLMC POOL #G0-8699	U. S. GOVERNMENT SECURITIES	87,046
38,744	FHLMC POOL #G0-8707	U. S. GOVERNMENT SECURITIES	37,557
58,730	FHLMC POOL #C9-1765	U. S. GOVERNMENT SECURITIES	58,322
46,891	FHLMC POOL #C9-1769	U. S. GOVERNMENT SECURITIES	46,565
35,188	FHLMC POOL #C9-1795	U. S. GOVERNMENT SECURITIES	34,896
33,375	FHLMC POOL #C9-1382	U. S. GOVERNMENT SECURITIES	33,667
45,875	FHLMC POOL #C9-1395	U. S. GOVERNMENT SECURITIES	45,771
30,837	FHLMC POOL #C9-1862	U. S. GOVERNMENT SECURITIES	30,085
57,866	FHLMC POOL #C9-1841	U. S. GOVERNMENT SECURITIES	56,582
77,208	FHLMC POOL #C9-1853	U. S. GOVERNMENT SECURITIES	75,352

2,686,945	FHLMC POOL #SD-0752	U. S. GOVERNMENT SECURITIES	2,322,794
14,788,002	FHLMC POOL #SD-1581	U. S. GOVERNMENT SECURITIES	12,615,113
6,948,361	FHLMC POOL #SD-6706	U. S. GOVERNMENT SECURITIES	6,809,494
2,581,276	FHLMC POOL #SD-7530	U. S. GOVERNMENT SECURITIES	2,232,100
9,004,632	FHLMC POOL #SD-7536	U. S. GOVERNMENT SECURITIES	7,785,612
9,576,026	FHLMC POOL #SD-8221	U. S. GOVERNMENT SECURITIES	8,891,563
5,653,264	FHLMC POOL #SD-8202	U. S. GOVERNMENT SECURITIES	5,270,132
10,413,645	FHLMC POOL #SD-8214	U. S. GOVERNMENT SECURITIES	9,669,312
10,746,194	FHLMC POOL #SD-8255	U. S. GOVERNMENT SECURITIES	9,978,091
4,462,267	FHLMC POOL #SD-8256	U. S. GOVERNMENT SECURITIES	4,262,288
4,136,235	FHLMC POOL #SD-8237	U. S. GOVERNMENT SECURITIES	3,952,741
1,108,248	FHLMC POOL #SD-8243	U. S. GOVERNMENT SECURITIES	1,029,034
24,638,756	FHLMC POOL #SD-8244	U. S. GOVERNMENT SECURITIES	23,545,709
3,489,114	FHLMC POOL #SD-8266	U. S. GOVERNMENT SECURITIES	3,423,548
4,897,430	FHLMC POOL #SD-8274	U. S. GOVERNMENT SECURITIES	4,675,740
346,662	FHLMC POOL #G3-0804	U. S. GOVERNMENT SECURITIES	344,137
50,352	FHLMC POOL #G3-0964	U. S. GOVERNMENT SECURITIES	49,216
70,999	FHLMC POOL #V8-3157	U. S. GOVERNMENT SECURITIES	70,308
151,700	FHLMC POOL #V8-3204	U. S. GOVERNMENT SECURITIES	150,142
134,532	FHLMC POOL #Q4-8372	U. S. GOVERNMENT SECURITIES	134,049
29,501	FHLMC POOL #G6-0819	U. S. GOVERNMENT SECURITIES	29,766
113,228	FHLMC POOL #G6-0887	U. S. GOVERNMENT SECURITIES	114,267
70,021	FHLMC POOL #G6-0153	U. S. GOVERNMENT SECURITIES	70,155
69,144	FHLMC POOL #G6-0198	U. S. GOVERNMENT SECURITIES	69,352
37,438	FHLMC POOL #G6-0342	U. S. GOVERNMENT SECURITIES	37,781
48,867	FHLMC POOL #G6-0384	U. S. GOVERNMENT SECURITIES	48,933
85,843	FHLMC POOL #G6-0914	U. S. GOVERNMENT SECURITIES	86,621
80,127	FHLMC POOL #G6-0920	U. S. GOVERNMENT SECURITIES	80,368
140,276	FHLMC POOL #G6-1185	U. S. GOVERNMENT SECURITIES	140,178
104,197	FHLMC POOL #G6-1169	U. S. GOVERNMENT SECURITIES	104,253
50,706	FHLMC POOL #G6-1220	U. S. GOVERNMENT SECURITIES	49,057
31,352	FHLMC POOL #G6-1230	U. S. GOVERNMENT SECURITIES	30,386
101,491	FHLMC POOL #G6-1289	U. S. GOVERNMENT SECURITIES	98,393
118,527	FHLMC POOL #G6-1290	U. S. GOVERNMENT SECURITIES	115,020
111,511	FHLMC POOL #QB-0320	U. S. GOVERNMENT SECURITIES	96,264
169,747	FHLMC POOL #QB-0354	U. S. GOVERNMENT SECURITIES	146,628
2,982,681	FHLMC POOL #QF-1212	U. S. GOVERNMENT SECURITIES	2,849,638
295,214	FHLMC POOL #RA-2623	U. S. GOVERNMENT SECURITIES	255,007
374,768	FHLMC POOL #RA-2892	U. S. GOVERNMENT SECURITIES	323,812
788,695	FHLMC POOL #RA-2957	U. S. GOVERNMENT SECURITIES	651,170
419,906	FHLMC POOL #RA-3019	U. S. GOVERNMENT SECURITIES	362,585
13,932,635	FHLMC POOL #RA-3050	U. S. GOVERNMENT SECURITIES	11,503,263
935,919	FHLMC POOL #RA-3454	U. S. GOVERNMENT SECURITIES	772,718
2,673,419	FNMA GTD REMIC P/T 18-28 PT	U. S. GOVERNMENT SECURITIES	2,511,899
2,203,035	FHLMC MULTICLASS MTG 4818 ZB	U. S. GOVERNMENT SECURITIES	2,090,391
3,679,670	FHLMC MULTICLASS MTG 5175 CA	U. S. GOVERNMENT SECURITIES	3,245,096
45,561	FNMA POOL #0555424	U. S. GOVERNMENT SECURITIES	46,776
171,895	FNMA POOL #0AH6790	U. S. GOVERNMENT SECURITIES	173,252
117,796	FNMA POOL #0AL4160	U. S. GOVERNMENT SECURITIES	118,402
78,485	FNMA POOL #0AL5441	U. S. GOVERNMENT SECURITIES	78,523
127,924	FNMA POOL #0AL5856	U. S. GOVERNMENT SECURITIES	126,563
77,071	FNMA POOL #0AL5862	U. S. GOVERNMENT SECURITIES	77,280
249,837	FNMA POOL #0AL5863	U. S. GOVERNMENT SECURITIES	252,361
57,580	FNMA POOL #0AL5958	U. S. GOVERNMENT SECURITIES	57,333
61,337	FNMA POOL #0AL6138	U. S. GOVERNMENT SECURITIES	61,070
61,826	FNMA POOL #0AL6148	U. S. GOVERNMENT SECURITIES	61,195
159,440	FNMA POOL #0AL7147	U. S. GOVERNMENT SECURITIES	159,381
50,429	FNMA POOL #0AL6886	U. S. GOVERNMENT SECURITIES	50,438
117,617	FNMA POOL #0AL6932	U. S. GOVERNMENT SECURITIES	116,258
56,316	FNMA POOL #0AL7049	U. S. GOVERNMENT SECURITIES	56,419
27,538	FNMA POOL #0AL7205	U. S. GOVERNMENT SECURITIES	27,355
183,983	FNMA POOL #0AL7384	U. S. GOVERNMENT SECURITIES	185,078

183,322	FNMA POOL #0AL9840	U. S. GOVERNMENT SECURITIES	180,498
119,327	FNMA POOL #0AL9128	U. S. GOVERNMENT SECURITIES	120,305
80,834	FNMA POOL #0AL9407	U. S. GOVERNMENT SECURITIES	80,840
102,620	FNMA POOL #0AL9579	U. S. GOVERNMENT SECURITIES	103,419
58,532	FNMA POOL #0AL8338	U. S. GOVERNMENT SECURITIES	58,591
36,679	FNMA POOL #0AL8675	U. S. GOVERNMENT SECURITIES	36,965
94,504	FNMA POOL #0AL8830	U. S. GOVERNMENT SECURITIES	94,132
42,343	FNMA POOL #0AS2275	U. S. GOVERNMENT SECURITIES	42,351
40,387	FNMA POOL #0AS4099	U. S. GOVERNMENT SECURITIES	40,361
99,345	FNMA POOL #0AS5841	U. S. GOVERNMENT SECURITIES	96,292
103,475	FNMA POOL #0AS5842	U. S. GOVERNMENT SECURITIES	100,274
189,764	FNMA POOL #0AS8983	U. S. GOVERNMENT SECURITIES	188,939
52,957	FNMA POOL #0AS8700	U. S. GOVERNMENT SECURITIES	52,836
139,812	FNMA POOL #0AS8833	U. S. GOVERNMENT SECURITIES	139,549
15,922	FNMA POOL #0AU6687	U. S. GOVERNMENT SECURITIES	15,829
61,773	FNMA POOL #0AX7607	U. S. GOVERNMENT SECURITIES	59,913
46,698	FNMA GTD REMIC P/T 10-123 WT	U. S. GOVERNMENT SECURITIES	49,255
35,026	FNMA POOL #0725228	U. S. GOVERNMENT SECURITIES	36,445
46,515	FNMA POOL #0725330	U. S. GOVERNMENT SECURITIES	48,314
592,523	FNMA POOL #0BF0107	U. S. GOVERNMENT SECURITIES	578,580
156,932	FNMA POOL #0BF0118	U. S. GOVERNMENT SECURITIES	152,462
104,063	FNMA POOL #0BF0199	U. S. GOVERNMENT SECURITIES	104,316
192,369	FNMA POOL #0BJ9262	U. S. GOVERNMENT SECURITIES	191,295
33,918	FNMA POOL #0BM1063	U. S. GOVERNMENT SECURITIES	34,215
50,387	FNMA POOL #0BM1106	U. S. GOVERNMENT SECURITIES	50,780
71,618	FNMA POOL #0BM1176	U. S. GOVERNMENT SECURITIES	72,176
113,986	FNMA POOL #0BM1357	U. S. GOVERNMENT SECURITIES	114,508
72,631	FNMA POOL #0BM1647	U. S. GOVERNMENT SECURITIES	72,225
60,841	FNMA POOL #0BM3363	U. S. GOVERNMENT SECURITIES	58,484
290,869	FNMA POOL #0BM3386	U. S. GOVERNMENT SECURITIES	281,930
549,792	FNMA POOL #0BM4804	U. S. GOVERNMENT SECURITIES	544,900
45,201	FNMA POOL #0BM5117	U. S. GOVERNMENT SECURITIES	44,949
127,788	FNMA POOL #0BM5704	U. S. GOVERNMENT SECURITIES	129,929
1,261,641	FNMA POOL #0BU8931	U. S. GOVERNMENT SECURITIES	1,171,463
1,996,509	FNMA POOL #0BV5583	U. S. GOVERNMENT SECURITIES	1,906,299
61,536	FNMA POOL #0CA5443	U. S. GOVERNMENT SECURITIES	56,418
710,605	FNMA POOL #0CA6035	U. S. GOVERNMENT SECURITIES	614,148
8,874,006	FNMA POOL #0CA6329	U. S. GOVERNMENT SECURITIES	7,669,476
8,227,024	FNMA POOL #0CA6564	U. S. GOVERNMENT SECURITIES	7,110,317
7,118,608	FNMA POOL #0CA8099	U. S. GOVERNMENT SECURITIES	5,883,498
3,504,369	FNMA POOL #0CA7241	U. S. GOVERNMENT SECURITIES	3,032,257
5,539,497	FNMA POOL #0CA7728	U. S. GOVERNMENT SECURITIES	4,789,345
5,815,325	FNMA POOL #0CA8441	U. S. GOVERNMENT SECURITIES	4,801,869
11,690,719	FNMA POOL #0CB3576	U. S. GOVERNMENT SECURITIES	10,505,616
9,772,091	FNMA POOL #0CB3595	U. S. GOVERNMENT SECURITIES	9,103,397
31,469,432	FNMA POOL #0FA0303	U. S. GOVERNMENT SECURITIES	31,041,479
215,875	FNMA POOL #0FM3473	U. S. GOVERNMENT SECURITIES	186,456
487,726	FNMA POOL #0FM3478	U. S. GOVERNMENT SECURITIES	421,412
6,724,890	FNMA POOL #0FM7599	U. S. GOVERNMENT SECURITIES	6,281,592
403,886	FNMA POOL #0FM8768	U. S. GOVERNMENT SECURITIES	349,058
3,611,482	FNMA POOL #0FS1083	U. S. GOVERNMENT SECURITIES	3,114,731
16,026,062	FNMA POOL #0FS1453	U. S. GOVERNMENT SECURITIES	14,983,405
13,562,626	FNMA POOL #0FS2140	U. S. GOVERNMENT SECURITIES	12,634,452
8,310,290	FNMA POOL #0FS3427	U. S. GOVERNMENT SECURITIES	7,941,630
3,838,007	FNMA POOL #0FS3743	U. S. GOVERNMENT SECURITIES	3,593,138
3,101,861	FNMA POOL #0FS7754	U. S. GOVERNMENT SECURITIES	2,959,623
3,059,765	FNMA POOL #0FS9443	U. S. GOVERNMENT SECURITIES	2,996,219
2,096,289	FNMA POOL #0FS9432	U. S. GOVERNMENT SECURITIES	1,986,103
48,933	FNMA POOL #0995788	U. S. GOVERNMENT SECURITIES	50,197
48,666	FNMA POOL #0MA0792	U. S. GOVERNMENT SECURITIES	49,075
72,364	FNMA POOL #0MA0816	U. S. GOVERNMENT SECURITIES	72,928
77,292	FNMA POOL #0MA1689	U. S. GOVERNMENT SECURITIES	76,770

121,662	FNMA POOL #0MA1764	U. S. GOVERNMENT SECURITIES	120,816
112,085	FNMA POOL #0MA1773	U. S. GOVERNMENT SECURITIES	111,285
133,886	FNMA POOL #0MA1662	U. S. GOVERNMENT SECURITIES	133,012
139,256	FNMA POOL #0MA1814	U. S. GOVERNMENT SECURITIES	138,230
86,602	FNMA POOL #0MA1858	U. S. GOVERNMENT SECURITIES	85,945
101,797	FNMA POOL #0MA1890	U. S. GOVERNMENT SECURITIES	101,002
53,117	FNMA POOL #0MA1960	U. S. GOVERNMENT SECURITIES	52,679
163,368	FNMA POOL #0MA1983	U. S. GOVERNMENT SECURITIES	162,021
91,051	FNMA POOL #0MA2019	U. S. GOVERNMENT SECURITIES	90,259
119,603	FNMA POOL #0MA2055	U. S. GOVERNMENT SECURITIES	118,564
108,395	FNMA POOL #0MA2079	U. S. GOVERNMENT SECURITIES	107,429
109,912	FNMA POOL #0MA2121	U. S. GOVERNMENT SECURITIES	108,881
56,869	FNMA POOL #0MA2141	U. S. GOVERNMENT SECURITIES	56,336
36,795	FNMA POOL #0MA2447	U. S. GOVERNMENT SECURITIES	35,896
37,553	FNMA POOL #0MA2480	U. S. GOVERNMENT SECURITIES	37,162
324,120	FNMA POOL #0MA2923	U. S. GOVERNMENT SECURITIES	317,926
38,587	FNMA POOL #0MA3894	U. S. GOVERNMENT SECURITIES	38,462
3,189,962	FNMA POOL #0MA3960	U. S. GOVERNMENT SECURITIES	2,854,647
7,140,764	FNMA POOL #0MA4626	U. S. GOVERNMENT SECURITIES	6,823,990
9,090,362	FNMA POOL #0MA4600	U. S. GOVERNMENT SECURITIES	8,440,613
3,303,532	FNMA POOL #0MA4654	U. S. GOVERNMENT SECURITIES	3,067,407
4,182,252	FNMA POOL #0MA4631	U. S. GOVERNMENT SECURITIES	3,756,590
5,739,223	FNMA POOL #0MA4700	U. S. GOVERNMENT SECURITIES	5,457,363
2,588,175	FNMA POOL #0MA4732	U. S. GOVERNMENT SECURITIES	2,469,149
3,771,583	FNMA POOL #0MA4933	U. S. GOVERNMENT SECURITIES	3,502,003
2,725,229	FNMA POOL #0MA5070	U. S. GOVERNMENT SECURITIES	2,671,477
44,382,727	FNMA POOL #0MA5551	U. S. GOVERNMENT SECURITIES	43,392,519
54,405	FNMA POOL #0AD8529	U. S. GOVERNMENT SECURITIES	54,849
108,082	FNMA POOL #0AE3049	U. S. GOVERNMENT SECURITIES	108,997
23,678	FNMA POOL #0AE4624	U. S. GOVERNMENT SECURITIES	23,214
4,509,509	FHLMC POOL #SL-3293	U. S. GOVERNMENT SECURITIES	4,408,899
56,473	FREDDIE MAC SEASONED CR 4 M45T	U. S. GOVERNMENT SECURITIES	55,782
1,076,787	GNMA GTD REMIC P/T 10-115 Z	U. S. GOVERNMENT SECURITIES	1,085,679
4,245,000	U S TREASURY BOND	U. S. GOVERNMENT SECURITIES	2,979,957
1,728,000	U S TREASURY BOND	U. S. GOVERNMENT SECURITIES	1,243,350
5,908,000	U S TREASURY BOND	U. S. GOVERNMENT SECURITIES	5,010,723
4,249,725	US TREAS-CPI INFLAT	U. S. GOVERNMENT SECURITIES	3,320,679
3,833,000	U S TREASURY BOND	U. S. GOVERNMENT SECURITIES	3,114,612
30,247,000	U S TREASURY BOND	U. S. GOVERNMENT SECURITIES	26,892,655
22,444,000	U S TREASURY BOND	U. S. GOVERNMENT SECURITIES	20,380,204
9,949,000	U S TREASURY BOND	U. S. GOVERNMENT SECURITIES	9,164,739
3,796,000	U S TREASURY BOND	U. S. GOVERNMENT SECURITIES	3,596,117
11,199,000	U S TREASURY BOND	U. S. GOVERNMENT SECURITIES	11,014,391
3,461,000	U S TREASURY BOND	U. S. GOVERNMENT SECURITIES	3,333,781
2,688,819	US TREAS-CPI INFLAT	U. S. GOVERNMENT SECURITIES	2,556,551
8,632,000	U S TREASURY BOND	U. S. GOVERNMENT SECURITIES	8,619,524
3,765,000	U S TREASURY BOND	U. S. GOVERNMENT SECURITIES	3,879,127
5,742,000	U S TREASURY BOND	U. S. GOVERNMENT SECURITIES	5,556,282
3,301,000	U S TREASURY BOND	U. S. GOVERNMENT SECURITIES	3,237,559
33,244,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	33,592,023
3,890,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	3,926,469
10,269,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	10,143,847
2,608,877	FHLMC POOL #84-1677	U. S. GOVERNMENT SECURITIES	2,460,277
13,713	FHLMC POOL #84-0940	U. S. GOVERNMENT SECURITIES	14,302
4,808,021	FHLMC POOL #84-1463	U. S. GOVERNMENT SECURITIES	4,401,489
21,101	FHLMC POOL #84-9777	U. S. GOVERNMENT SECURITIES	21,923
82,585	FHLMC POOL #84-9327	U. S. GOVERNMENT SECURITIES	85,847
18,949	FHLMC POOL #84-9536	U. S. GOVERNMENT SECURITIES	19,704
16,529	FHLMC POOL #84-9713	U. S. GOVERNMENT SECURITIES	17,168
83,631	FHLMC POOL #84-0286	U. S. GOVERNMENT SECURITIES	86,849
8,370	FHLMC POOL #84-0353	U. S. GOVERNMENT SECURITIES	8,686
19,921	FHLMC POOL #84-0385	U. S. GOVERNMENT SECURITIES	20,710

53,529	FNMA GTD REMIC P/T 13-98 FA	U. S. GOVERNMENT SECURITIES	53,113
111,726	FHLMC MULTICLASS MTG 4283 DW	U. S. GOVERNMENT SECURITIES	111,890
68,658	FHLMC MULTICLASS MTG 4283 EW	U. S. GOVERNMENT SECURITIES	69,199
189,493	FHLMC MULTICLASS MTG 4281 BC	U. S. GOVERNMENT SECURITIES	191,311
37,804	FHLMC MULTICLASS MTG 4319 MA	U. S. GOVERNMENT SECURITIES	38,167
814,090	FHLMC MULTICLASS MTG K152 X1	U. S. GOVERNMENT SECURITIES	29,412
665,218	FHLMC MULTICLASS MTG K055 X1	U. S. GOVERNMENT SECURITIES	726
205,651	FHLMC MULTICLASS MT	U. S. GOVERNMENT SECURITIES	403
1,997,528	FHLMC MULTICLASS MT	U. S. GOVERNMENT SECURITIES	5,123
2,521,156	FHLMC MULTICLASS MT	U. S. GOVERNMENT SECURITIES	13,669
3,052,402	FHLMC MULTICLASS MT	U. S. GOVERNMENT SECURITIES	22,116
2,443,594	FHLMC MULTICLASS MTG K066 X1	U. S. GOVERNMENT SECURITIES	19,014
3,138,892	FHLMC MULTICLASS MT	U. S. GOVERNMENT SECURITIES	21,697
620,695	FHLMC MULTICLASS MT	U. S. GOVERNMENT SECURITIES	3,143
1,320,188	FHLMC MULTICLASS MT	U. S. GOVERNMENT SECURITIES	6,768
1,699,928	FHLMC MULTICLASS MTG K071 X1	U. S. GOVERNMENT SECURITIES	7,260
2,480,658	FHLMC MULTICLASS MTG K154 X1	U. S. GOVERNMENT SECURITIES	35,385
3,554,817	FHLMC MULTICLASS MTG K089 X1	U. S. GOVERNMENT SECURITIES	51,628
1,770,487	FHLMC MULTICLASS MT	U. S. GOVERNMENT SECURITIES	29,218
1,212,702	FHLMC MULTICLASS MTG 1511 X1	U. S. GOVERNMENT SECURITIES	54,400
3,339,268	FHLMC MULTICLASS MTG K092 X1	U. S. GOVERNMENT SECURITIES	66,298
1,509,235	FHLMC MULTICLASS MT	U. S. GOVERNMENT SECURITIES	40,023
2,216,241	FHLMC MULTICLASS MT	U. S. GOVERNMENT SECURITIES	59,260
1,517,785	FHLMC MULTICLASS MTG K095 X1	U. S. GOVERNMENT SECURITIES	41,946
3,674,178	FHLMC MULTICLASS MTG K096 X1	U. S. GOVERNMENT SECURITIES	119,971
1,673,612	FHLMC MULTICLASS MTG K097 X1	U. S. GOVERNMENT SECURITIES	56,468
3,256,704	FHLMC MULTICLASS MTG K098 X1	U. S. GOVERNMENT SECURITIES	114,181
3,513,909	FHLMC MULTICLASS MTG K099 X1	U. S. GOVERNMENT SECURITIES	95,859
1,360,807	FHLMC MULTICLASS MTG K101 X1	U. S. GOVERNMENT SECURITIES	37,049
3,809,782	FHLMC MULTICLASS MTG K102 X1	U. S. GOVERNMENT SECURITIES	100,221
969,224	FHLMC MULTICLASS MTG 5524 FM	U. S. GOVERNMENT SECURITIES	971,447
126,026	FNMA POOL #0AL5548	U. S. GOVERNMENT SECURITIES	131,214
16,564	FNMA POOL #0AL5858	U. S. GOVERNMENT SECURITIES	17,274
17,178	FNMA POOL #0AL5964	U. S. GOVERNMENT SECURITIES	17,883
14,924	FNMA POOL #0AL6111	U. S. GOVERNMENT SECURITIES	15,504
19,395	FNMA POOL #0AL6664	U. S. GOVERNMENT SECURITIES	20,259
99,748	FNMA POOL #0AL9098	U. S. GOVERNMENT SECURITIES	103,748
13,678	FNMA POOL #0AL8133	U. S. GOVERNMENT SECURITIES	14,225
27,553	FNMA POOL #0AL8289	U. S. GOVERNMENT SECURITIES	28,632
29,330	FNMA POOL #0AL8486	U. S. GOVERNMENT SECURITIES	30,462
7,390	FNMA POOL #0BH1189	U. S. GOVERNMENT SECURITIES	7,675
17,788	FNMA POOL #0BH2522	U. S. GOVERNMENT SECURITIES	18,497
7,435	FNMA POOL #0BH5298	U. S. GOVERNMENT SECURITIES	7,733
10,952	FNMA POOL #0BM1695	U. S. GOVERNMENT SECURITIES	11,403
52,421	FNMA POOL #0BM3836	U. S. GOVERNMENT SECURITIES	54,472
8,420	FNMA POOL #0BM5045	U. S. GOVERNMENT SECURITIES	8,754
31,047	FNMA POOL #0BM6102	U. S. GOVERNMENT SECURITIES	32,164
65,767	FNMA POOL #0BM6108	U. S. GOVERNMENT SECURITIES	64,818
12,856	FNMA POOL #0BM6112	U. S. GOVERNMENT SECURITIES	13,335
48,052	FNMA POOL #0BM6115	U. S. GOVERNMENT SECURITIES	46,944
67,710	FNMA POOL #0BM6117	U. S. GOVERNMENT SECURITIES	70,540
10,018,716	FNMA POOL #0BM6908	U. S. GOVERNMENT SECURITIES	9,522,885
45,217	GNMA GTD REMIC P/T 18-H01 FE	U. S. GOVERNMENT SECURITIES	45,342
236,089	GNMA GTD REMIC P/T 18-H03 FD	U. S. GOVERNMENT SECURITIES	236,051
76,424	GNMA GTD REMIC P/T 18-H02 FA	U. S. GOVERNMENT SECURITIES	76,590
140,080	GNMA GTD REMIC P/T 18-H02 GF	U. S. GOVERNMENT SECURITIES	140,321
269,265	GNMA GTD REMIC P/T 18-H02 HF	U. S. GOVERNMENT SECURITIES	269,853
90,527	GNMA GTD REMIC P/T 18-H02 PF	U. S. GOVERNMENT SECURITIES	90,822
142,489	GNMA GTD REMIC P/T 18-H02 FM	U. S. GOVERNMENT SECURITIES	142,725
195,504	GNMA GTD REMIC P/T 17-H13 FQ	U. S. GOVERNMENT SECURITIES	196,329
38,179	GNMA GTD REMIC P/T 17-H16 BF	U. S. GOVERNMENT SECURITIES	38,365
136,927	GNMA GTD REMIC P/T 17-H17 FQ	U. S. GOVERNMENT SECURITIES	137,892

66,313	GNMA GTD REMIC P/T 17-H17 FB	U. S. GOVERNMENT SECURITIES	66,390
94,606	GNMA GTD REMIC P/T 17-H20 FB	U. S. GOVERNMENT SECURITIES	95,127
330,660	GNMA GTD REMIC P/T 17-H20 BF	U. S. GOVERNMENT SECURITIES	332,438
174,237	GNMA GTD REMIC P/T 17-H20 FG	U. S. GOVERNMENT SECURITIES	175,182
48,169	GNMA GTD REMIC P/T 17-H21 FA	U. S. GOVERNMENT SECURITIES	48,418
32,070	GNMA GTD REMIC P/T 17-H22 FK	U. S. GOVERNMENT SECURITIES	32,197
433,000	WARNER MUSIC 9/24 TLB	Corporate Bonds	433,948
208,897	TRANSDIGM 9/25 COV-LITE TLK	Corporate Bonds	209,463
1,344,344	TRANSUNION 6/24 B8 COV-LITE TL	Corporate Bonds	1,346,535
185,771	SRAM 2/25 COV-LITE TLB	Corporate Bonds	185,771
448,500	SANDISK 2/25 COV-LITE TLB	Corporate Bonds	450,743
540,314	SS&C TECHNOLOGIES 5/24 B8 COV-	Corporate Bonds	543,259
1,423,833	SBA COMMUNICATIONS/SBA FINANCE	Corporate Bonds	1,429,016
710,788	RENT-A-CENTER/UPBOUND GROUP 8/	Corporate Bonds	714,342
1,025,614	QUIKRETE 2/25 COV-LITE TLB1	Corporate Bonds	1,028,230
407,950	QUIKRETE 2/25 COV-LITE TLB3	Corporate Bonds	409,117
216,440	QUIKRETE 3/24 TLB	Corporate Bonds	217,160
1,902,541	PETSMART 7/25 TLB	Corporate Bonds	1,892,438
754,466	OPEN TEXT 8/23 TLB	Corporate Bonds	754,564
697,178	NOVELIS 2/25 COV-LITE TLB	Corporate Bonds	699,499
567,254	SYMANTEC/NORTONLIFELOCK/GEN DI	Corporate Bonds	567,883
758,588	MKS INSTRUMENTS 1/25 (USD) TL	Corporate Bonds	761,274
1,183,938	IRON MOUNTAIN 12/23 TLB	Corporate Bonds	1,182,458
1,186,817	INTERNATIONAL SOS 6/24 TLB	Corporate Bonds	1,191,267
1,177,065	HILTON GRAND 1/24 INCREMENTAL	Corporate Bonds	1,170,520
461,239	HILTON GRAND 5/21 COV-LITE TLB	Corporate Bonds	462,277
367,225	FRONTDOOR 12/24 COV-LITE TLB	Corporate Bonds	369,061
325,000	ELANCO ANIMAL HEALTH 10/25 COV	Corporate Bonds	325,338
1,048,761	DISCOVERY ENERGY/KOHLER ENERGY	Corporate Bonds	1,053,481
1,402,461	CITADEL SECURITIES 10/24 TLB	Corporate Bonds	1,409,305
295,000	CALPINE 1/24 B5 TL	Corporate Bonds	294,894
1,134,116	CALPINE 1/24 B10 TL	Corporate Bonds	1,133,991
749,093	CAESARS ENTERTAINMENT 1/24 TL	Corporate Bonds	741,602
843,119	ASURION 6/25 B13 TLB	Corporate Bonds	842,461
935,505	ASURION 9/24 B12 TLB	Corporate Bonds	935,066
766,630	ARAMARK 12/25 TL	Corporate Bonds	768,240
431,355	ARAMARK 8/25 TL	Corporate Bonds	431,679
888,253	ABC SUPPLY 1/24 TLB	Corporate Bonds	891,264
706,000	WEC ENERGY GROUP INC	Corporate Bonds	711,618
182,622	WFRBS COMMERCIAL MOR C4 D 144A	Corporate Bonds	179,572
310,002	VCAT 2025-NPL1 LL NPL1 A1 144A	Corporate Bonds	311,114
139,883	TOWD POINT MORTGAGE 3 A1 144A	Corporate Bonds	137,838
304,940	TOWD POINT MORTGAGE 2 M2 144A	Corporate Bonds	295,653
330,000	TOORAK MORTGAGE RRTL1 A1 144A	Corporate Bonds	331,262
610,000	SYNCHRONY FINANCIAL	Corporate Bonds	625,885
440,771	SMB PRIVATE EDUCATIO C A2 144A	Corporate Bonds	437,472
14,862	SEQUOIA MORTGAGE T CH1 A1 144A	Corporate Bonds	13,956
3,243	SEQUOIA MORTGAGE T CH3 A2 144A	Corporate Bonds	3,223
1,898	SEQUOIA MORTGAGE T CH1 A1 144A	Corporate Bonds	1,805
1,491,000	SANTANDER HOLDINGS USA INC	Corporate Bonds	1,465,634
830,000	PNC FINANCIAL SERVICES GROUP I	Corporate Bonds	850,422
25,646	OBX 2018-EXP1 TR EXP1 1A3 144A	Corporate Bonds	24,491
2,240,000	MORGAN STANLEY	Corporate Bonds	2,291,158
690,000	MORGAN STANLEY	Corporate Bonds	685,303
1,050,000	JPMORGAN CHASE & CO	Corporate Bonds	1,104,509
1,783,000	JPMORGAN CHASE & CO	Corporate Bonds	1,683,410
2,695,000	JPMORGAN CHASE & CO	Corporate Bonds	2,558,094
675,000	JP MORGAN CHASE COM BMS A 144A	Corporate Bonds	674,788
1,775,000	HEWLETT PACKARD ENTERPRISE CO	Corporate Bonds	1,922,969
31,785,000	INTERNATIONAL BANK FOR RECONST	Corporate Bonds	5,468,189
3,230,000	GRUPO TELEVISA SAB	Corporate Bonds	107,562
210,000	PAN AMERICAN ENERGY LLC/A 144A	Corporate Bonds	213,675

1,420,000	ALUMINA PTY LTD 144A	Corporate Bonds	1,467,607
650,000	FORTESCUE TREASURY PTY LT 144A	Corporate Bonds	628,478
1,325,000	KLABIN AUSTRIA GMBH 144A	Corporate Bonds	1,385,775
2,354,000	AIRCASTLE LTD 144A	Corporate Bonds	2,287,700
200,000	ASCOT GROUP LTD 144A	Corporate Bonds	186,039
529,628	TEXTAINER MARINE CON 2A A 144A	Corporate Bonds	502,939
1,490,000	BRF SA 144A	Corporate Bonds	1,247,483
990,000	GERDAU TRADE INC	Corporate Bonds	1,025,145
1,568,724	BURGER KING/RESTAURANT 6/24 TL	Corporate Bonds	1,569,211
1,565,000	AVOLON HOLDINGS FUNDING L 144A	Corporate Bonds	1,516,029
575,000	AVOLON HOLDINGS FUNDING L 144A	Corporate Bonds	590,740
2,367,188	HORIZON AIRCRAFT FINA 1 A 144A	Corporate Bonds	2,392,523
562,060	NAVIGATOR AIRCRAFT AB 1 A 144A	Corporate Bonds	536,951
835,000	CELULOSA ARAUCO Y CONSTIT 144A	Corporate Bonds	861,762
275,000	EMPRESA DE LOS FERROCARRI 144A	Corporate Bonds	175,731
168,000	ENEL AMERICAS SA	Corporate Bonds	167,531
1,185,000	FALABELLA SA 144A	Corporate Bonds	1,057,139
805,000	LATAM AIRLINES GROUP SA 144A	Corporate Bonds	846,675
908,000	SOCIEDAD QUIMICA Y MINERA 144A	Corporate Bonds	744,055
200,000	SOCIEDAD QUIMICA Y MINERA 144A	Corporate Bonds	142,405
1,840,000	SOCIEDAD QUIMICA Y MINERA 144A	Corporate Bonds	1,998,913
1,000,000	ECOPETROL SA	Corporate Bonds	1,028,617
1,225,000	ECOPETROL SA	Corporate Bonds	1,260,721
630,000	DANSKE BANK A/S 144A	Corporate Bonds	635,875
1,525,000	BNP PARIBAS SA 144A	Corporate Bonds	1,523,556
1,420,000	CREDIT AGRICOLE SA 144A	Corporate Bonds	1,510,141
1,625,000	SOCIETE GENERALE SA 144A	Corporate Bonds	1,705,402
1,210,000	SOCIETE GENERALE SA 144A	Corporate Bonds	1,215,709
680,000	DEUTSCHE BANK AG/NEW YORK NY	Corporate Bonds	676,720
610,000	DEUTSCHE BANK AG/NEW YORK NY	Corporate Bonds	577,084
600,000	DEUTSCHE BANK AG/NEW YORK NY	Corporate Bonds	660,094
805,000	DEUTSCHE BANK AG/NEW YORK NY	Corporate Bonds	748,994
1,110,000	FREEPORT INDONESIA PT 144A	Corporate Bonds	1,131,719
485,000	AERCAP IRELAND CAPITAL DAC / A	Corporate Bonds	470,367
1,140,000	AERCAP IRELAND CAPITAL DAC / A	Corporate Bonds	1,166,089
363,459	LUNAR 2021-1 STRUCTUR 1 A 144A	Corporate Bonds	346,811
26,401	ICON/PRA HEALTH 3/24 US TLB	Corporate Bonds	26,590
570,000	AIB GROUP PLC 144A	Corporate Bonds	602,445
852,325	JAZZ PHARMACEUTICALS 6/24	Corporate Bonds	855,521
105,962	ICON/PRA HEALTH 3/24 LUX TLB	Corporate Bonds	106,724
1,145,000	INTESA SANPAOLO SPA 144A	Corporate Bonds	1,309,827
545,000	INTESA SANPAOLO SPA 144A	Corporate Bonds	520,524
1,520,000	UNICREDIT SPA 144A	Corporate Bonds	1,506,116
330,000	NORINCHUKIN BANK/THE 144A	Corporate Bonds	336,747
710,000	NORINCHUKIN BANK/THE 144A	Corporate Bonds	721,345
1,130,000	SUMITOMO MITSUI FINANCIAL GROU	Corporate Bonds	1,085,289
1,245,000	MITSUBISHI UFJ FINANCIAL GROUP	Corporate Bonds	1,111,586
2,190,000	ARDONAGH FINCO LTD 144A	Corporate Bonds	2,295,897
420,000	MILLICOM INTERNATIONAL CE 144A	Corporate Bonds	391,211
1,305,000	MINERVA LUXEMBOURG SA 144A	Corporate Bonds	1,213,054
200,000	NATURA &CO LUXEMBOURG HOL 144A	Corporate Bonds	188,453
855,000	RAIZEN FUELS FINANCE SA 144A	Corporate Bonds	699,450
610,000	RAIZEN FUELS FINANCE SA 144A	Corporate Bonds	465,125
200,000	ALPEK SAB DE CV 144A	Corporate Bonds	170,131
1,695,000	SITIOS LATINOAMERICA SAB 144A	Corporate Bonds	1,702,765
505,000	BANCO SANTANDER MEXICO SA 144A	Corporate Bonds	524,695
870,000	BBVA MEXICO SA INSTITUCIO 144A	Corporate Bonds	890,793
1,465,590	COMETA ENERGIA SA DE CV 144A	Corporate Bonds	1,536,621
530,000	EL PUERTO DE LIVERPOOL SA 144A	Corporate Bonds	566,184
1,315,000	EL PUERTO DE LIVERPOOL SA 144A	Corporate Bonds	1,406,919
200,000	KIMBERLY-CLARK DE MEXICO 144A	Corporate Bonds	181,675
566,000	ORBIA ADVANCE CORP SAB DE 144A	Corporate Bonds	489,426

1,519,000	ORBIA ADVANCE CORP SAB DE 144A	Corporate Bonds	1,178,467
940,000	ORBIA ADVANCE CORP SAB DE 144A	Corporate Bonds	928,359
630,000	SITIOS LATINOAMERICA SAB 144A	Corporate Bonds	652,995
785,000	OCP SA 144A	Corporate Bonds	734,272
1,350,000	OCP SA 144A	Corporate Bonds	1,456,402
950,000	EMBRAER NETHERLANDS FINANCE BV	Corporate Bonds	1,009,518
2,685,000	JBS NV/JBS USA FOODS GROUP HOL	Corporate Bonds	3,007,407
1,320,000	PROSUS NV 144A	Corporate Bonds	1,267,972
1,670,000	PROSUS NV 144A	Corporate Bonds	1,116,209
444,000	TEVA PHARMACEUTICAL FINANCE NE	Corporate Bonds	438,868
215,000	TEVA PHARMACEUTICAL FINANCE NE	Corporate Bonds	225,644
2,265,000	AKER BP ASA 144A	Corporate Bonds	2,217,045
1,270,000	SAUDI ARABIAN OIL CO 144A	Corporate Bonds	803,012
220,000	FLEX LTD	Corporate Bonds	224,515
450,000	POSCO 144A	Corporate Bonds	450,238
514,000	THAIOIL TREASURY CENTER C 144A	Corporate Bonds	458,074
501,000	THAIOIL TREASURY CENTER C 144A	Corporate Bonds	367,837
1,213,000	ANGLO AMERICAN CAPITAL PL 144A	Corporate Bonds	1,267,512
200,000	ANGLO AMERICAN CAPITAL PL 144A	Corporate Bonds	184,536
245,000	ANGLO AMERICAN CAPITAL PL 144A	Corporate Bonds	184,402
200,000	ANGLO AMERICAN CAPITAL PL 144A	Corporate Bonds	197,464
1,740,000	FRESNILLO PLC 144A	Corporate Bonds	1,387,358
200,000	HSBC HOLDINGS PLC	Corporate Bonds	205,225
1,310,000	HARBOUR ENERGY PLC 144A	Corporate Bonds	1,328,755
240,000	MACQUARIE AIRFINANCE HOLD 144A	Corporate Bonds	251,669
1,570,000	BARCLAYS PLC	Corporate Bonds	1,263,497
600,000	BARCLAYS PLC	Corporate Bonds	646,575
2,055,000	SANTANDER UK GROUP HOLDINGS PL	Corporate Bonds	2,144,045
200,000	STANDARD CHARTERED PLC 144A	Corporate Bonds	185,313
1,785,000	STANDARD CHARTERED PLC 144A	Corporate Bonds	1,649,686
460,000	STANDARD CHARTERED PLC 144A	Corporate Bonds	498,166
394,000	AES CORP/THE 144A	Corporate Bonds	384,611
874,757	ALTDE 2025-1 TRUST 1A A 144A	Corporate Bonds	894,591
220,000	AT&T INC	Corporate Bonds	155,221
475,000	AT&T INC	Corporate Bonds	319,245
290,000	AT&T INC	Corporate Bonds	193,889
2,160,000	AT&T INC	Corporate Bonds	1,432,059
524,000	AT&T INC	Corporate Bonds	361,841
995,000	AMERICAN AIRLINES INC/AAD 144A	Corporate Bonds	1,013,180
1,784,000	AIR LEASE CORP	Corporate Bonds	1,780,612
675,000	AMERICAN CREDIT ACCEP 1 B 144A	Corporate Bonds	677,785
125,000	AMERICAN HOMES 4 RENT LP	Corporate Bonds	84,823
385,000	AMERICREDIT AUTOMOBILE REC 1 C	Corporate Bonds	391,050
1,365,000	AMGEN INC	Corporate Bonds	1,337,432
635,000	ANTARES HOLDINGS LP 144A	Corporate Bonds	632,639
2,085,000	ANTARES HOLDINGS LP 144A	Corporate Bonds	2,127,739
869,587	APL FINANCE 2023-1 D 1A A 144A	Corporate Bonds	872,611
2,230,000	ARES CAPITAL CORP	Corporate Bonds	2,201,338
1,970,000	ARES CAPITAL CORP	Corporate Bonds	1,992,022
255,000	AVIS BUDGET RENTAL C 2A A 144A	Corporate Bonds	254,481
420,000	AVIS BUDGET RENTAL C 1A A 144A	Corporate Bonds	418,338
200,000	AVIS BUDGET RENTAL C 2A A 144A	Corporate Bonds	201,296
510,000	AVIS BUDGET RENTAL C 8A A 144A	Corporate Bonds	534,643
380,000	BGC GROUP INC	Corporate Bonds	393,706
255,000	BANK 2019-BNK16 BN16 A4	Corporate Bonds	252,913
1,006,921	BANK 2019-BNK24 BN24 A3	Corporate Bonds	954,612
758,929	BANK 2019-BNK22 BN22 A4	Corporate Bonds	720,221
1,319,000	BEIGNET INVESTOR LLC 144A	Corporate Bonds	1,393,517
1,920,000	BLUEPEAK ABS ISSUER 1A A2 144A	Corporate Bonds	1,929,756
1,698,000	BOEING CO/THE	Corporate Bonds	1,737,789
540,000	BOEING CO/THE	Corporate Bonds	573,366
620,000	BOEING CO/THE	Corporate Bonds	699,372

161,000	BOSTON GAS CO 144A	Corporate Bonds	153,950
2,356,000	BRASKEM AMERICA FINANCE C 144A	Corporate Bonds	836,380
1,595,000	BRIGHTHOUSE FINANCIAL INC	Corporate Bonds	1,614,588
810,000	BROADCOM INC 144A	Corporate Bonds	699,221
493,000	CCO HOLDINGS LLC / CCO HO 144A	Corporate Bonds	419,185
261,499	CLI FUNDING VIII LLC 1A A 144A	Corporate Bonds	243,487
183,088	CSMC 2014-USA OA L USA A1 144A	Corporate Bonds	168,239
702,000	CSMC 2014-USA OA L USA A2 144A	Corporate Bonds	645,050
810,000	CALPINE LLC 144A	Corporate Bonds	810,529
1,017,000	CENTENE CORP	Corporate Bonds	935,876
140,000	CITADEL LP 144A	Corporate Bonds	148,835
185,000	CITADEL LP 144A	Corporate Bonds	193,447
847,619	CITIGROUP COMMERCIAL MOR C7 A4	Corporate Bonds	807,033
1,311,815	CITIGROUP COMMERCIAL M GC43 A4	Corporate Bonds	1,238,296
790,000	CITIGROUP COMMERCIAL M GC46 A5	Corporate Bonds	735,333
520,000	SM ENERGY CO 144A	Corporate Bonds	544,999
1,630,000	CLEARWAY ENERGY OPERATING 144A	Corporate Bonds	1,522,341
715,000	COMPASS DATACENTERS 1A A2 144A	Corporate Bonds	723,374
19,795	COREVEST AMERICAN FIN 3 A 144A	Corporate Bonds	19,756
1,498,000	CORNING INC	Corporate Bonds	1,373,422
595,119	CROCKETT PARTNERS EQ 1C A 144A	Corporate Bonds	605,685
59,000	CROWN CASTLE INC	Corporate Bonds	46,053
175,000	DPL LLC/OHIO	Corporate Bonds	172,614
75,875	DT AUTO OWNER TRUST 1A C 144A	Corporate Bonds	76,040
1,510,000	DC COMMERCIAL MORTGA DC A 144A	Corporate Bonds	1,555,110
996,000	DEVON ENERGY CORP	Corporate Bonds	999,291
1,585,000	DICK'S SPORTING GOODS INC	Corporate Bonds	1,162,690
366,000	EQT CORP	Corporate Bonds	364,383
530,000	EQT CORP	Corporate Bonds	537,103
115,000	EQT CORP 144A	Corporate Bonds	114,340
882,000	EQT CORP	Corporate Bonds	912,893
505,000	EPR PROPERTIES	Corporate Bonds	468,642
1,067,000	EASTMAN CHEMICAL CO	Corporate Bonds	1,089,134
80,000	ENERGY TRANSFER LP	Corporate Bonds	86,982
511,000	ENERGY TRANSFER LP	Corporate Bonds	539,861
34,000	ENERGY TRANSFER LP	Corporate Bonds	30,692
353,000	ENERGY TRANSFER LP	Corporate Bonds	346,600
551,000	ENTERGY CORP	Corporate Bonds	516,371
259,000	EQUIFAX INC	Corporate Bonds	292,047
11,455	EXETER AUTOMOBILE RECEIVA 1A C	Corporate Bonds	11,461
1,720,000	FS KKR CAPITAL CORP	Corporate Bonds	1,719,338
1,365,000	META PLATFORMS INC	Corporate Bonds	1,307,083
345,000	META PLATFORMS INC	Corporate Bonds	345,118
465,000	META PLATFORMS INC	Corporate Bonds	447,185
350,000	FORD CREDIT AUTO LEASE TRU B C	Corporate Bonds	351,601
280,000	FORD MOTOR CREDIT CO LLC	Corporate Bonds	278,567
470,000	FORD MOTOR CREDIT CO LLC	Corporate Bonds	471,061
1,380,000	FORD MOTOR CREDIT CO LLC	Corporate Bonds	1,440,315
570,000	FORD MOTOR CREDIT CO LLC	Corporate Bonds	613,214
425,000	FORTITUDE GROUP HOLDINGS 144A	Corporate Bonds	442,946
142,019	FOUNDATION FINANCE T 1A A 144A	Corporate Bonds	143,769
1,360,000	FRONTIER ISSUER LLC 1 A2 144A	Corporate Bonds	1,402,516
545,000	GATX CORP	Corporate Bonds	580,458
425,000	GATX CORP	Corporate Bonds	431,612
394,288	GS MORTGAGE SECURITIES GC45 A5	Corporate Bonds	371,618
345,000	GENERAL MOTORS FINANCIAL CO IN	Corporate Bonds	310,283
204,000	GEORGETOWN UNIVERSITY/THE	Corporate Bonds	179,603
2,265,000	GLENCORE FUNDING LLC 144A	Corporate Bonds	2,077,084
345,000	GLENCORE FUNDING LLC 144A	Corporate Bonds	371,622
735,000	GLENCORE FUNDING LLC 144A	Corporate Bonds	768,926
1,527,000	GOLDMAN SACHS GROUP INC/THE	Corporate Bonds	1,708,836
449,000	GOLUB CAPITAL PRIVATE CRE 144A	Corporate Bonds	451,905

70,000	GRAY OAK PIPELINE LLC 144A	Corporate Bonds	69,192
175,190	GREENSKY HOME IMPROV 1 A4 144A	Corporate Bonds	179,569
142,869	GREENSKY HOME IMPRO 1A A4 144A	Corporate Bonds	145,036
1,450,000	HCA INC	Corporate Bonds	1,187,607
485,000	HCA INC	Corporate Bonds	506,539
1,305,000	HCA INC	Corporate Bonds	1,372,345
595,000	HERC HOLDINGS INC 144A	Corporate Bonds	626,174
1,327,000	HERCULES CAPITAL INC	Corporate Bonds	1,344,686
1,210,000	HERTZ VEHICLE FINANC 2A A 144A	Corporate Bonds	1,246,296
605,000	HYUNDAI CAPITAL AMERICA 144A	Corporate Bonds	598,239
575,000	HYUNDAI CAPITAL AMERICA 144A	Corporate Bonds	557,945
290,000	HYUNDAI CAPITAL AMERICA 144A	Corporate Bonds	299,410
1,435,000	HYUNDAI CAPITAL AMERICA 144A	Corporate Bonds	1,501,936
795,000	HYUNDAI CAPITAL AMERICA 144A	Corporate Bonds	823,509
1,951,000	CRESCENT ENERGY FINANCE L 144A	Corporate Bonds	1,891,538
1,220,000	IRON MOUNTAIN INC 144A	Corporate Bonds	1,163,265
635,000	JABIL INC	Corporate Bonds	592,098
319,125	JACK IN THE BOX FU 1A A2I 144A	Corporate Bonds	308,921
380,000	JABIL INC	Corporate Bonds	392,508
1,523,000	ZIFF DAVIS INC 144A	Corporate Bonds	1,446,485
875,000	KROGER CO/THE	Corporate Bonds	836,572
1,216,000	LEAR CORP	Corporate Bonds	1,101,174
350,000	LEAR CORP	Corporate Bonds	238,251
834,000	LIBERTY MUTUAL GROUP INC 144A	Corporate Bonds	579,275
955,000	LITHIA MOTORS INC 144A	Corporate Bonds	917,942
1,395,000	MGM RESORTS INTERNATIONAL	Corporate Bonds	1,437,276
918,000	MSD INVESTMENT CORP 144A	Corporate Bonds	924,420
660,000	MSD INVESTMENT CORP 144A	Corporate Bonds	656,300
398,876	MVW 2024-2 LLC 2A A 144A	Corporate Bonds	399,733
475,000	MAIN STREET CAPITAL CORP	Corporate Bonds	496,188
1,650,000	MERCADOLIBRE INC	Corporate Bonds	1,635,315
1,510,000	METHANEX US OPERATIONS IN 144A	Corporate Bonds	1,554,803
1,290,000	METRONET INFRASTRUC 2A A2 144A	Corporate Bonds	1,308,564
1,540,000	MICRON TECHNOLOGY INC	Corporate Bonds	1,625,629
349,000	MICRON TECHNOLOGY INC	Corporate Bonds	367,423
220,000	MICRON TECHNOLOGY INC	Corporate Bonds	235,227
84,000	MOHAWK INDUSTRIES INC	Corporate Bonds	81,463
1,361,000	NRG ENERGY INC 144A	Corporate Bonds	1,375,154
515,606	NAVIENT PRIVATE EDUCA A A 144A	Corporate Bonds	530,320
14,259	NAVIENT PRIVATE EDUC HA A 144A	Corporate Bonds	13,497
653,000	NAVIENT CORP	Corporate Bonds	654,235
690,000	NAVIENT CORP	Corporate Bonds	682,276
381,132	NAVIENT PRIVATE EDUC CA A 144A	Corporate Bonds	349,616
550,000	NISSAN MOTOR ACCEPTANCE C 144A	Corporate Bonds	568,829
215,000	ONEAMERICA FINANCIAL PART 144A	Corporate Bonds	164,933
1,955,000	ONEMAIN FINANCE CORP	Corporate Bonds	2,024,606
1,735,000	ORACLE CORP	Corporate Bonds	1,121,650
2,230,000	ORACLE CORP	Corporate Bonds	2,163,595
945,000	BLUE OWL TECHNOLOGY FINAN 144A	Corporate Bonds	939,365
1,195,000	BLUE OWL CAPITAL CORP	Corporate Bonds	1,187,011
325,000	BLUE OWL CAPITAL CORP	Corporate Bonds	317,618
1,079,000	BLUE OWL CAPITAL CORP	Corporate Bonds	1,089,136
479,104	OWN EQUIPMENT FUND I 2M A 144A	Corporate Bonds	486,019
530,000	PHINIA INC 144A	Corporate Bonds	548,793
286,000	PLAINS ALL AMERICAN PIPELINE L	Corporate Bonds	287,873
476,000	PLAINS ALL AMERICAN PIPELINE L	Corporate Bonds	482,592
914,375	PLANET FITNESS MA 1A A2II 144A	Corporate Bonds	867,733
274,531	PROGRESS RESIDENTI SFR1 A 144A	Corporate Bonds	274,071
619,000	QNITY ELECTRONICS INC 144A	Corporate Bonds	632,895
770,000	ROCKET MORTGAGE LLC / ROC 144A	Corporate Bonds	731,160
411,000	ROCKET COS INC 144A	Corporate Bonds	424,978
175,000	SCF EQUIPMENT LEASI 1A A3 144A	Corporate Bonds	178,370

140,697	SMB PRIVATE EDUCAT A APT2 144A	Corporate Bonds	128,897
496,031	SMB PRIVATE EDUCATI A A1A 144A	Corporate Bonds	504,996
665,000	SM ENERGY CO 144A	Corporate Bonds	669,883
770,000	SM ENERGY CO 144A	Corporate Bonds	756,963
1,505,000	SEMPRA INFRASTRUCTURE PAR 144A	Corporate Bonds	1,333,789
825,000	SENSATA TECHNOLOGIES INC 144A	Corporate Bonds	774,250
613,000	SIXTH STREET LENDING PARTNERS	Corporate Bonds	629,828
435,000	SIXTH STREET SPECIALTY LENDING	Corporate Bonds	440,241
1,475,000	DELTA AIR LINES INC / SKY 144A	Corporate Bonds	1,484,108
110,000	SMITHFIELD FOODS INC 144A	Corporate Bonds	101,302
65,187	SOFI PROFESSIONAL A A2FX 144A	Corporate Bonds	63,073
790,000	STARWOOD PROPERTY TRUST I 144A	Corporate Bonds	824,203
708,000	STARWOOD PROPERTY TRUST I 144A	Corporate Bonds	713,258
1,341,000	STARWOOD PROPERTY TRUST I 144A	Corporate Bonds	1,358,222
525,000	SUNCOKE ENERGY INC 144A	Corporate Bonds	487,473
1,210,000	ENERGY TRANSFER LP	Corporate Bonds	1,090,824
400,000	TD SYNNEX CORP	Corporate Bonds	423,350
1,540,000	TD SYNNEX CORP	Corporate Bonds	1,529,435
430,000	TARGA RESOURCES CORP	Corporate Bonds	441,246
164,000	TAYLOR MORRISON COMMUNITI 144A	Corporate Bonds	168,737
428,000	TIME WARNER CABLE LLC	Corporate Bonds	437,222
102,000	TIME WARNER CABLE LLC	Corporate Bonds	103,392
134,000	TIME WARNER CABLE LLC	Corporate Bonds	124,395
47,000	TIME WARNER CABLE LLC	Corporate Bonds	41,352
1,465,000	TIME WARNER CABLE LLC	Corporate Bonds	1,130,246
579,000	TRANSCONTINENTAL GAS PIPE 144A	Corporate Bonds	584,357
155,000	UNITED AIRLINES INC 144A	Corporate Bonds	154,806
685,000	UNITED AIRLINES INC 144A	Corporate Bonds	681,967
611,096	UNITED AIRLINES 2023-1 CLASS A	Corporate Bonds	639,338
1,215,000	UNITED RENTALS NORTH AMER 144A	Corporate Bonds	1,214,079
174,000	VIATRIS INC	Corporate Bonds	116,380
250,000	VIPER ENERGY PARTNERS LLC	Corporate Bonds	255,133
3,615,000	VOLKSWAGEN GROUP OF AMERI 144A	Corporate Bonds	3,882,028
535,829	VOLOFIN FINANCE DESI 1A A 144A	Corporate Bonds	546,100
331,039	WESTLAKE AUTOMOBILE 2A C 144A	Corporate Bonds	332,408
407,451	WHEELS FLEET LEASE F 1A A 144A	Corporate Bonds	410,051
817,826	WILLIS ENGINE STRUCTU A A 144A	Corporate Bonds	840,761
2,055,000	ZAYO ISSUER LLC 2A A2 144A	Corporate Bonds	2,103,900
450,000	ARIXA MORTGAGE TR RTL1 A1 144A	Corporate Bonds	452,710
545,000	BPR TRUST 2021-NRD NRD A 144A	Corporate Bonds	541,267
2,831,000	BANK OF AMERICA CORP	Corporate Bonds	2,825,906
255,000	BANK OF AMERICA CORP	Corporate Bonds	260,536
600,000	BANK OF AMERICA CORP	Corporate Bonds	623,586
1,970,000	BANK OF AMERICA CORP	Corporate Bonds	2,031,574
2,220,000	BANK OF AMERICA CORP	Corporate Bonds	2,277,943
402	COUNTRYWIDE ASSET-BACKED S1 A3	Corporate Bonds	401
2,710,000	CAPITAL ONE FINANCIAL CORP	Corporate Bonds	2,933,771
225,000	EXTENDED STAY AMERI ESH A 144A	Corporate Bonds	225,351
336,361	GS MORTGAGE SECURIT GC5 C 144A	Corporate Bonds	302,940
760,000	GOLDMAN SACHS GROUP INC/THE	Corporate Bonds	756,022
6,350,000	URUGUAY GOVERNMENT INTERN REGS	Other Securities	165,349
30,356,000	URUGUAY GOVERNMENT INTERN 144A	Other Securities	790,447
179,836,774	URUGUAY GOVERNMENT INTERNATION	Other Securities	4,731,206
123,810,000	URUGUAY GOVERNMENT INTERNATION	Other Securities	3,544,222
9,044,000	BRAZILIAN GOVERNMENT INTERNATI	Other Securities	1,613,558
9,095,000	BRAZILIAN GOVERNMENT INTERNATI	Other Securities	1,643,814
87,031,500	MEXICAN BONOS	Other Securities	4,880,918
1,250,000	RLGH FINANCE BERMUDA LTD REGS	Other Securities	1,326,727
2,470,000	CHILE GOVERNMENT INTERNATIONAL	Other Securities	2,609,555
351,000	COLOMBIA GOVERNMENT INTERNATIO	Other Securities	373,991
1,460,000	MEXICO GOVERNMENT INTERNATIONA	Other Securities	1,446,860
1,095,000	SAUDI GOVERNMENT INTERNAT 144A	Other Securities	1,162,093

1,610,000	REPUBLIC OF SOUTH AFRICA GOVER	Other Securities	1,626,859
880,000	REPUBLIC OF SOUTH AFRICA 144A	Other Securities	944,824
485,000	SOUTHERN CALIFORNIA EDISON CO	Other Securities	489,041
1,035,000	UNIV OF VIRGINIA VA UNIV REVEN	Other Securities	591,202
254	GNMA GTD REMIC P/T 15-H13 FL	U. S. GOVERNMENT SECURITIES	253
2,595,000	COMMIT TO PUR FNMA SF MTG	U. S. GOVERNMENT SECURITIES	2,198,452
515,000	COMMIT TO PUR FNMA SF MTG	U. S. GOVERNMENT SECURITIES	456,419
1,071,000	COMMIT TO PUR FNMA SF MTG	U. S. GOVERNMENT SECURITIES	988,650
148	FHLMC POOL #G0-1843	U. S. GOVERNMENT SECURITIES	154
47,588	FHLMC POOL #ZM-8305	U. S. GOVERNMENT SECURITIES	48,366
140,889	FHLMC POOL #ZN-2092	U. S. GOVERNMENT SECURITIES	143,339
66,396	FHLMC POOL #ZA-5559	U. S. GOVERNMENT SECURITIES	67,468
118,136	FHLMC POOL #ZT-0714	U. S. GOVERNMENT SECURITIES	119,825
172,955	FHLMC POOL #SD-0136	U. S. GOVERNMENT SECURITIES	155,223
103,230	FHLMC POOL #SD-3125	U. S. GOVERNMENT SECURITIES	105,622
2,199,350	FHLMC POOL #SD-7374	U. S. GOVERNMENT SECURITIES	2,218,492
4,737,481	FHLMC POOL #SD-8199	U. S. GOVERNMENT SECURITIES	3,847,963
889,695	FHLMC POOL #SD-8205	U. S. GOVERNMENT SECURITIES	758,133
868,156	FHLMC POOL #SD-8379	U. S. GOVERNMENT SECURITIES	826,663
1,285,078	FHLMC POOL #SD-4121	U. S. GOVERNMENT SECURITIES	1,139,890
25,958	FHLMC POOL #Q0-2117	U. S. GOVERNMENT SECURITIES	26,194
51,836	FHLMC POOL #Q1-2458	U. S. GOVERNMENT SECURITIES	48,089
4,120	FHLMC POOL #Q2-4035	U. S. GOVERNMENT SECURITIES	4,099
10,199	FHLMC POOL #Q2-5923	U. S. GOVERNMENT SECURITIES	10,156
20,504	FHLMC POOL #Q3-4582	U. S. GOVERNMENT SECURITIES	19,883
1,012	FHLMC POOL #Q3-9583	U. S. GOVERNMENT SECURITIES	1,009
37,423	FHLMC POOL #Q4-3410	U. S. GOVERNMENT SECURITIES	37,474
43,419	FHLMC POOL #Q4-5220	U. S. GOVERNMENT SECURITIES	42,408
13,504	FHLMC POOL #Q4-8674	U. S. GOVERNMENT SECURITIES	13,080
56,401	FHLMC POOL #G6-1658	U. S. GOVERNMENT SECURITIES	57,436
319,305	FHLMC POOL #QB-5275	U. S. GOVERNMENT SECURITIES	259,233
925,832	FHLMC POOL #QB-7306	U. S. GOVERNMENT SECURITIES	750,028
225,322	FHLMC POOL #QE-7134	U. S. GOVERNMENT SECURITIES	221,051
712,573	FHLMC POOL #QE-6417	U. S. GOVERNMENT SECURITIES	680,983
301,098	FHLMC POOL #QE-8515	U. S. GOVERNMENT SECURITIES	296,481
1,508,792	FHLMC POOL #QF-0467	U. S. GOVERNMENT SECURITIES	1,516,545
192,286	FHLMC POOL #QG-3397	U. S. GOVERNMENT SECURITIES	199,989
105,347	FHLMC POOL #QG-3398	U. S. GOVERNMENT SECURITIES	108,853
94,783	FHLMC POOL #QG-4234	U. S. GOVERNMENT SECURITIES	98,525
69,508	FHLMC POOL #QG-4235	U. S. GOVERNMENT SECURITIES	72,054
54,923	FHLMC POOL #QG-4238	U. S. GOVERNMENT SECURITIES	56,518
75,381	FHLMC POOL #QG-4239	U. S. GOVERNMENT SECURITIES	77,707
90,274	FHLMC POOL #QG-4209	U. S. GOVERNMENT SECURITIES	92,540
58,816	FHLMC POOL #QG-4248	U. S. GOVERNMENT SECURITIES	61,183
43,493	FHLMC POOL #QG-6266	U. S. GOVERNMENT SECURITIES	44,916
173,224	FHLMC POOL #QG-6267	U. S. GOVERNMENT SECURITIES	175,818
24,934	FHLMC POOL #QG-7117	U. S. GOVERNMENT SECURITIES	25,949
50,196	FHLMC POOL #QG-8087	U. S. GOVERNMENT SECURITIES	51,975
84,729	FHLMC POOL #QG-7314	U. S. GOVERNMENT SECURITIES	86,966
67,651	FHLMC POOL #QG-8118	U. S. GOVERNMENT SECURITIES	70,330
1,681,399	FHLMC POOL #QG-9479	U. S. GOVERNMENT SECURITIES	1,741,665
348,831	FHLMC POOL #QG-9634	U. S. GOVERNMENT SECURITIES	371,007
55,453	FHLMC POOL #QU-7615	U. S. GOVERNMENT SECURITIES	41,208
137,577	FHLMC POOL #QU-7709	U. S. GOVERNMENT SECURITIES	103,605
299,861	FHLMC POOL #RA-1266	U. S. GOVERNMENT SECURITIES	273,608
830,892	FHLMC POOL #RA-7724	U. S. GOVERNMENT SECURITIES	737,850
972,070	FHLMC POOL #RA-9647	U. S. GOVERNMENT SECURITIES	1,009,873
497,893	FHLMC POOL #SE-9083	U. S. GOVERNMENT SECURITIES	478,777
17,840	FHLMC POOL #QI-0154	U. S. GOVERNMENT SECURITIES	18,860
17,898	FHLMC POOL #QI-0156	U. S. GOVERNMENT SECURITIES	18,909
118,445	FHLMC POOL #QI-1316	U. S. GOVERNMENT SECURITIES	127,680
1,115,504	FHLMC POOL #QI-1317	U. S. GOVERNMENT SECURITIES	1,168,124

433,381	FHLMC POOL #QI-2311	U. S. GOVERNMENT SECURITIES	455,025
710,000	FNMA GTD REMIC P/T 23-51 L	U. S. GOVERNMENT SECURITIES	751,171
885,000	FNMA GTD REMIC P/T 25-70 GD	U. S. GOVERNMENT SECURITIES	871,831
172	FNMA POOL #0253355	U. S. GOVERNMENT SECURITIES	177
48	FNMA POOL #0323621	U. S. GOVERNMENT SECURITIES	50
2,853,366	FHLMC MULTICLASS MTG 5365 LY	U. S. GOVERNMENT SECURITIES	3,017,596
98	FNMA POOL #0545448	U. S. GOVERNMENT SECURITIES	100
273	FNMA POOL #0550002	U. S. GOVERNMENT SECURITIES	287
182	FNMA POOL #0554493	U. S. GOVERNMENT SECURITIES	191
29	FNMA POOL #0575078	U. S. GOVERNMENT SECURITIES	30
143,548	FNMA POOL #0AJ0806	U. S. GOVERNMENT SECURITIES	140,588
68,137	FNMA POOL #0AK0080	U. S. GOVERNMENT SECURITIES	66,725
47,885	FNMA POOL #0AS7378	U. S. GOVERNMENT SECURITIES	43,557
50,087	FNMA POOL #0AS7580	U. S. GOVERNMENT SECURITIES	45,313
6,685	FNMA POOL #0AS8263	U. S. GOVERNMENT SECURITIES	6,127
18,418	FNMA POOL #0AS8276	U. S. GOVERNMENT SECURITIES	16,739
83,627	FNMA POOL #0AS8309	U. S. GOVERNMENT SECURITIES	75,873
22,435	FNMA POOL #0AS9412	U. S. GOVERNMENT SECURITIES	21,720
1,700	FNMA POOL #0AU6205	U. S. GOVERNMENT SECURITIES	1,689
5,098	FNMA POOL #0AV9213	U. S. GOVERNMENT SECURITIES	5,091
4,502	FNMA POOL #0AW4986	U. S. GOVERNMENT SECURITIES	4,459
36,198	FNMA POOL #0AX7617	U. S. GOVERNMENT SECURITIES	35,074
15,223	FNMA POOL #0AX8509	U. S. GOVERNMENT SECURITIES	14,811
107,454	FNMA POOL #0AY5788	U. S. GOVERNMENT SECURITIES	98,502
7,351	FNMA POOL #0AY8481	U. S. GOVERNMENT SECURITIES	7,347
25,219	FNMA POOL #0AZ0810	U. S. GOVERNMENT SECURITIES	24,921
13,384	FNMA POOL #0AZ5596	U. S. GOVERNMENT SECURITIES	13,298
679	FNMA POOL #0725690	U. S. GOVERNMENT SECURITIES	708
833,666	FNMA POOL #0DA1685	U. S. GOVERNMENT SECURITIES	884,374
67,988	FNMA POOL #0DA3498	U. S. GOVERNMENT SECURITIES	72,039
390,635	FNMA POOL #0DA3499	U. S. GOVERNMENT SECURITIES	412,632
1,473,536	FNMA POOL #0DB1398	U. S. GOVERNMENT SECURITIES	1,556,773
944,285	FNMA POOL #0DD0995	U. S. GOVERNMENT SECURITIES	967,329
2,920,314	FNMA POOL #0DE5878	U. S. GOVERNMENT SECURITIES	2,991,584
16,193	FNMA POOL #0AZ7724	U. S. GOVERNMENT SECURITIES	16,104
21,776	FNMA POOL #0BC2994	U. S. GOVERNMENT SECURITIES	19,743
21,429	FNMA POOL #0BC4918	U. S. GOVERNMENT SECURITIES	21,453
9,355	FNMA POOL #0BC9468	U. S. GOVERNMENT SECURITIES	8,532
772	FNMA POOL #0BD2217	U. S. GOVERNMENT SECURITIES	772
7,057	FNMA POOL #0BD9396	U. S. GOVERNMENT SECURITIES	7,009
19,089	FNMA POOL #0BE0249	U. S. GOVERNMENT SECURITIES	19,036
13,437	FNMA POOL #0BE2507	U. S. GOVERNMENT SECURITIES	13,334
86,536	FNMA POOL #0BE4435	U. S. GOVERNMENT SECURITIES	78,769
31,084	FNMA POOL #0BE4442	U. S. GOVERNMENT SECURITIES	28,218
68,095	FNMA POOL #0BE4203	U. S. GOVERNMENT SECURITIES	68,080
40,299	FNMA POOL #0BE4310	U. S. GOVERNMENT SECURITIES	36,563
23,123	FNMA POOL #0BE5275	U. S. GOVERNMENT SECURITIES	20,872
21,461	FNMA POOL #0BE7913	U. S. GOVERNMENT SECURITIES	19,574
16,326	FNMA POOL #0BE8280	U. S. GOVERNMENT SECURITIES	15,780
1,958,776	FNMA POOL #0BF0773	U. S. GOVERNMENT SECURITIES	1,616,604
458,869	FNMA POOL #0BF0803	U. S. GOVERNMENT SECURITIES	378,721
1,053,313	FNMA POOL #0BF0830	U. S. GOVERNMENT SECURITIES	913,906
1,791,856	FNMA POOL #0BF0535	U. S. GOVERNMENT SECURITIES	1,478,902
965,858	FNMA POOL #0BF0546	U. S. GOVERNMENT SECURITIES	797,169
603,561	FNMA POOL #0BF0560	U. S. GOVERNMENT SECURITIES	498,146
9,941,291	FNMA POOL #0BF0578	U. S. GOVERNMENT SECURITIES	8,204,972
7,846,725	FNMA POOL #0BF0618	U. S. GOVERNMENT SECURITIES	6,476,231
3,061,952	FNMA POOL #0BF0619	U. S. GOVERNMENT SECURITIES	2,527,142
8,484,214	FNMA POOL #0BF0653	U. S. GOVERNMENT SECURITIES	7,002,402
7,280,014	FNMA POOL #0BF0701	U. S. GOVERNMENT SECURITIES	6,628,011
7,117,124	FNMA POOL #0BF0672	U. S. GOVERNMENT SECURITIES	5,874,062
59,622	FNMA POOL #0BF0675	U. S. GOVERNMENT SECURITIES	51,611

4,697,669	FNMA POOL #0BF0676	U. S. GOVERNMENT SECURITIES	4,276,978
5,049,364	FNMA POOL #0BF0733	U. S. GOVERNMENT SECURITIES	4,370,933
3,472,911	FNMA POOL #0BF0704	U. S. GOVERNMENT SECURITIES	2,866,286
3,347,122	FNMA POOL #0BF0717	U. S. GOVERNMENT SECURITIES	2,904,148
11,249,900	FNMA POOL #0BF0760	U. S. GOVERNMENT SECURITIES	9,284,900
1,759,081	FNMA POOL #0BF0742	U. S. GOVERNMENT SECURITIES	1,526,284
1,587,961	FNMA POOL #0BF0743	U. S. GOVERNMENT SECURITIES	1,450,218
24,119	FNMA POOL #0BH4224	U. S. GOVERNMENT SECURITIES	23,051
31,823	FNMA POOL #0BH4896	U. S. GOVERNMENT SECURITIES	31,433
9,848	FNMA POOL #0BJ2239	U. S. GOVERNMENT SECURITIES	8,943
16,395	FNMA POOL #0BJ5653	U. S. GOVERNMENT SECURITIES	15,858
71,106	FNMA POOL #0BJ7195	U. S. GOVERNMENT SECURITIES	70,709
46,077	FNMA POOL #0BK1766	U. S. GOVERNMENT SECURITIES	44,037
68,945	FNMA POOL #0BK0916	U. S. GOVERNMENT SECURITIES	70,158
18,151	FNMA POOL #0BK6899	U. S. GOVERNMENT SECURITIES	18,050
165,203	FNMA POOL #0BK8202	U. S. GOVERNMENT SECURITIES	124,411
151,579	FNMA POOL #0BK8385	U. S. GOVERNMENT SECURITIES	114,150
49,136	FNMA POOL #0BM3138	U. S. GOVERNMENT SECURITIES	47,564
137,260	FNMA POOL #0BM5804	U. S. GOVERNMENT SECURITIES	139,369
275,864	FNMA POOL #0BN5403	U. S. GOVERNMENT SECURITIES	273,698
5,586	FNMA POOL #0BP1638	U. S. GOVERNMENT SECURITIES	5,354
42,207	FNMA POOL #0BP7820	U. S. GOVERNMENT SECURITIES	38,317
1,019,990	FNMA POOL #0BQ7559	U. S. GOVERNMENT SECURITIES	828,305
572,236	FNMA POOL #0BQ7589	U. S. GOVERNMENT SECURITIES	463,930
886,222	FNMA POOL #0BQ7604	U. S. GOVERNMENT SECURITIES	719,868
288,930	FNMA POOL #0BQ7618	U. S. GOVERNMENT SECURITIES	236,155
1,687,361	FNMA POOL #0BR0772	U. S. GOVERNMENT SECURITIES	1,367,979
2,132,558	FNMA POOL #0BR3283	U. S. GOVERNMENT SECURITIES	1,727,611
336,735	FNMA POOL #0BR7743	U. S. GOVERNMENT SECURITIES	272,793
1,658,228	FNMA POOL #0BV3076	U. S. GOVERNMENT SECURITIES	1,343,701
1,349,813	FNMA POOL #0BV4172	U. S. GOVERNMENT SECURITIES	1,093,500
405,180	FNMA POOL #0BV8553	U. S. GOVERNMENT SECURITIES	385,288
665,241	FNMA POOL #0BV9951	U. S. GOVERNMENT SECURITIES	635,730
388,262	FNMA POOL #0BW6279	U. S. GOVERNMENT SECURITIES	370,706
2,723,741	FNMA POOL #0BW6333	U. S. GOVERNMENT SECURITIES	2,604,253
1,461,128	FNMA POOL #0BW9845	U. S. GOVERNMENT SECURITIES	1,476,772
121,722	FNMA POOL #0BY1712	U. S. GOVERNMENT SECURITIES	127,025
169,929	FNMA POOL #0BY1713	U. S. GOVERNMENT SECURITIES	176,665
373,584	FNMA POOL #0BY1783	U. S. GOVERNMENT SECURITIES	390,173
399,381	FNMA POOL #0BY1784	U. S. GOVERNMENT SECURITIES	415,154
58,550	FNMA POOL #0BY4136	U. S. GOVERNMENT SECURITIES	59,754
170,207	FNMA POOL #0BY4137	U. S. GOVERNMENT SECURITIES	173,791
76,248	FNMA POOL #0BY4135	U. S. GOVERNMENT SECURITIES	77,596
205,894	FNMA POOL #0BY4148	U. S. GOVERNMENT SECURITIES	214,524
90,634	FNMA POOL #0BY4149	U. S. GOVERNMENT SECURITIES	94,232
277,661	FNMA POOL #0BY8309	U. S. GOVERNMENT SECURITIES	291,759
110,661	FNMA POOL #0BY8509	U. S. GOVERNMENT SECURITIES	114,495
76,512	FNMA POOL #0BY8519	U. S. GOVERNMENT SECURITIES	79,973
114,374	FNMA POOL #0BY8520	U. S. GOVERNMENT SECURITIES	118,794
388,750	FNMA POOL #0BY8521	U. S. GOVERNMENT SECURITIES	405,498
464,090	FNMA POOL #0BY8531	U. S. GOVERNMENT SECURITIES	484,618
180,562	FNMA POOL #0BY9392	U. S. GOVERNMENT SECURITIES	192,094
1,899,537	FNMA POOL #0CB2644	U. S. GOVERNMENT SECURITIES	1,610,449
5,209,599	FNMA POOL #0CB2773	U. S. GOVERNMENT SECURITIES	4,227,938
2,142,890	FNMA POOL #0CB6880	U. S. GOVERNMENT SECURITIES	2,226,224
1,873,899	FNMA POOL #0FA2386	U. S. GOVERNMENT SECURITIES	1,835,963
4,394,953	FNMA POOL #0FA3623	U. S. GOVERNMENT SECURITIES	3,560,406
366,466	FNMA POOL #0FM3718	U. S. GOVERNMENT SECURITIES	372,078
138,117	FNMA POOL #0FM5679	U. S. GOVERNMENT SECURITIES	142,442
2,203,183	FNMA POOL #0FM5977	U. S. GOVERNMENT SECURITIES	1,702,946
1,212,745	FNMA POOL #0FM6097	U. S. GOVERNMENT SECURITIES	937,845
19,531	FNMA POOL #0FM6075	U. S. GOVERNMENT SECURITIES	19,302

911,825	FNMA POOL #0FM9086	U. S. GOVERNMENT SECURITIES	774,786
23,608	FNMA POOL #0FM9765	U. S. GOVERNMENT SECURITIES	20,974
115,990	FNMA POOL #0FS6235	U. S. GOVERNMENT SECURITIES	122,460
749,626	FNMA POOL #0FS6121	U. S. GOVERNMENT SECURITIES	664,945
1,561,613	FNMA POOL #0FS8321	U. S. GOVERNMENT SECURITIES	1,656,101
2,940,385	FNMA POOL #0FS9761	U. S. GOVERNMENT SECURITIES	2,608,917
2,125,644	FNMA POOL #0CC0287	U. S. GOVERNMENT SECURITIES	2,210,888
733,826	FNMA POOL #0CC0617	U. S. GOVERNMENT SECURITIES	773,940
2,781	FNMA POOL #0906734	U. S. GOVERNMENT SECURITIES	2,919
150,211	FNMA POOL #0MA2218	U. S. GOVERNMENT SECURITIES	138,256
30,108	FNMA POOL #0MA2490	U. S. GOVERNMENT SECURITIES	30,088
17,533	FNMA POOL #0MA3472	U. S. GOVERNMENT SECURITIES	17,780
49,111	FNMA POOL #0MA2705	U. S. GOVERNMENT SECURITIES	44,721
115,198	FNMA POOL #0MA2737	U. S. GOVERNMENT SECURITIES	104,817
17,770	FNMA POOL #0MA3351	U. S. GOVERNMENT SECURITIES	15,828
85,016	FNMA POOL #0MA3401	U. S. GOVERNMENT SECURITIES	76,705
31,519	FNMA POOL #0MA3448	U. S. GOVERNMENT SECURITIES	32,060
836,263	FNMA POOL #0MA4436	U. S. GOVERNMENT SECURITIES	646,687
3,351,458	FNMA POOL #0MA4492	U. S. GOVERNMENT SECURITIES	2,724,303
1,701,370	FNMA POOL #0MA4511	U. S. GOVERNMENT SECURITIES	1,382,460
3,218,530	FNMA POOL #0MA4602	U. S. GOVERNMENT SECURITIES	2,981,167
109,554	FNMA POOL #0MA5231	U. S. GOVERNMENT SECURITIES	113,469
162,025	FNMA POOL #0MA5261	U. S. GOVERNMENT SECURITIES	168,182
760,527	FHLMC POOL #QX-4525	U. S. GOVERNMENT SECURITIES	767,146
1,256,186	FHLMC POOL #QX-4960	U. S. GOVERNMENT SECURITIES	1,294,868
850,491	FHLMC POOL #QX-5011	U. S. GOVERNMENT SECURITIES	856,709
661,712	FHLMC POOL #QX-7273	U. S. GOVERNMENT SECURITIES	664,143
602,484	FHLMC POOL #QX-9100	U. S. GOVERNMENT SECURITIES	617,186
731,535	FHLMC POOL #QZ-7248	U. S. GOVERNMENT SECURITIES	735,357
1,861,448	FHLMC POOL #SL-1588	U. S. GOVERNMENT SECURITIES	1,911,441
669,168	FHLMC POOL #RJ-2689	U. S. GOVERNMENT SECURITIES	721,341
3,288,892	FHLMC POOL #RJ-4585	U. S. GOVERNMENT SECURITIES	3,384,532
81	GNMA POOL #0587280	U. S. GOVERNMENT SECURITIES	83
75	GNMA POOL #0486844	U. S. GOVERNMENT SECURITIES	76
103	GNMA POOL #0530269	U. S. GOVERNMENT SECURITIES	106
69	GNMA POOL #0563646	U. S. GOVERNMENT SECURITIES	71
204	GNMA POOL #0780958	U. S. GOVERNMENT SECURITIES	207
10	GNMA POOL #0781199	U. S. GOVERNMENT SECURITIES	10
196	GNMA POOL #0675324	U. S. GOVERNMENT SECURITIES	207
3,531	GNMA POOL #0675312	U. S. GOVERNMENT SECURITIES	3,712
2	GNMA GTD REMIC P/T 13-H01 FA	U. S. GOVERNMENT SECURITIES	1
500	GNMA GTD REMIC P/T 13-H03 HA	U. S. GOVERNMENT SECURITIES	456
437	GNMA GTD REMIC P/T 13-H04 BA	U. S. GOVERNMENT SECURITIES	419
5,422	GNMA GTD REMIC P/T 13-H10 PA	U. S. GOVERNMENT SECURITIES	5,143
29,802	GNMA GTD REMIC P/T 15-H10 JA	U. S. GOVERNMENT SECURITIES	28,671
322,000	TENNESSEE VALLEY AUTH BD	U. S. GOVERNMENT SECURITIES	287,681
11,130,000	U S TREASURY BOND	U. S. GOVERNMENT SECURITIES	8,641,836
735,000	U S TREASURY BOND	U. S. GOVERNMENT SECURITIES	542,637
12,680,000	U S TREASURY BOND	U. S. GOVERNMENT SECURITIES	8,589,214
20,695,000	U S TREASURY BOND	U. S. GOVERNMENT SECURITIES	14,500,243
11,665,000	U S TREASURY BOND	U. S. GOVERNMENT SECURITIES	8,619,797
7,290,000	U S TREASURY BOND	U. S. GOVERNMENT SECURITIES	6,102,243
945,000	U S TREASURY BOND	U. S. GOVERNMENT SECURITIES	801,478
17,445,000	U S TREASURY BOND	U. S. GOVERNMENT SECURITIES	14,187,010
3,290,000	U S TREASURY BOND	U. S. GOVERNMENT SECURITIES	2,970,510
3,875,000	U S TREASURY BOND	U. S. GOVERNMENT SECURITIES	3,489,014
2,190,000	U S TREASURY BOND	U. S. GOVERNMENT SECURITIES	1,947,132
1,410,000	U S TREASURY BOND	U. S. GOVERNMENT SECURITIES	1,280,346
3,190,000	U S TREASURY BOND	U. S. GOVERNMENT SECURITIES	3,097,291
2,065,000	U S TREASURY BOND	U. S. GOVERNMENT SECURITIES	1,902,220
12,985,000	U S TREASURY BOND	U. S. GOVERNMENT SECURITIES	12,301,259
3,606,000	U S TREASURY BOND	U. S. GOVERNMENT SECURITIES	3,488,664

892,000	U S TREASURY BOND	U. S. GOVERNMENT SECURITIES	880,432
1,358,000	U S TREASURY BOND	U. S. GOVERNMENT SECURITIES	1,399,164
1,133,000	U S TREASURY BOND	U. S. GOVERNMENT SECURITIES	1,118,838
5,042,000	U S TREASURY BOND	U. S. GOVERNMENT SECURITIES	4,878,923
718,000	U S TREASURY BOND	U. S. GOVERNMENT SECURITIES	704,201
15,015,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	14,017,324
12,892,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	13,010,848
21,420,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	21,697,791
670,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	652,177
6,247,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	6,015,666
30,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	30,096
16,633,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	16,523,196
605,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	625,773
1,580,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	1,576,605
6,325,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	6,327,718
20,080,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	19,903,516
1,795,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	1,787,708
1,950,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	1,984,582
1,090,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	1,108,138
4,025,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	4,090,721
3,220,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	3,336,473
1,995,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	2,053,136
4,910,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	4,976,170
22,095,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	22,268,480
23,020,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	23,354,509
5,625,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	5,701,245
22,080,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	22,238,700
1,930,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	1,946,134
1,060,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	1,068,737
8,418,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	8,474,230
8,690,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	8,771,469
445,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	446,026
2,315,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	2,312,378
3,140,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	3,131,537
1,047,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	1,045,323
10,087,700	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	10,057,752
449,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	447,527
11,289,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	11,181,402
2,715,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	2,681,911
7,366,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	7,292,340
3,232,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	3,202,458
8,134,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	8,111,123
12,256,000	U S TREASURY NOTE	U. S. GOVERNMENT SECURITIES	12,210,040
1,755,857	FHLMC MULTICLASS MTG	U. S. GOVERNMENT SECURITIES	1,771,347
954	GNMA II POOL #0765229	U. S. GOVERNMENT SECURITIES	937
226	GNMA II POOL #0766529	U. S. GOVERNMENT SECURITIES	221
28	GNMA II POOL #0766544	U. S. GOVERNMENT SECURITIES	27
55	GNMA II POOL #0766566	U. S. GOVERNMENT SECURITIES	55
16,219	GNMA II POOL #0771828	U. S. GOVERNMENT SECURITIES	16,256
3,364	GNMA II POOL #0771829	U. S. GOVERNMENT SECURITIES	3,359
10,948	GNMA II POOL #0798521	U. S. GOVERNMENT SECURITIES	10,881
1,851	GNMA II POOL #0AB6552	U. S. GOVERNMENT SECURITIES	1,849
29	GNMA II POOL #0AC0988	U. S. GOVERNMENT SECURITIES	29
43	GNMA II POOL #0AC9906	U. S. GOVERNMENT SECURITIES	42
818	GNMA II POOL #0AE0488	U. S. GOVERNMENT SECURITIES	819
4,970	GNMA II POOL #0AF7339	U. S. GOVERNMENT SECURITIES	4,983
15,719	GNMA II POOL #0AF7379	U. S. GOVERNMENT SECURITIES	15,729
50,013	GNMA II POOL #0AH1236	U. S. GOVERNMENT SECURITIES	50,101
10,380	GNMA II POOL #0AH1377	U. S. GOVERNMENT SECURITIES	10,342
40,067	GNMA II POOL #0AK0201	U. S. GOVERNMENT SECURITIES	39,975
23,382	GNMA II POOL #0AK8743	U. S. GOVERNMENT SECURITIES	23,406
1,648	GNMA II POOL #0AL7424	U. S. GOVERNMENT SECURITIES	1,646

	25,044	GNMA II POOL #0AR6523	U. S. GOVERNMENT SECURITIES	24,928
	60,710	GNMA II POOL #0AR6570	U. S. GOVERNMENT SECURITIES	60,539
	47,246	GNMA II POOL #0AR7510	U. S. GOVERNMENT SECURITIES	47,167
	147,845	GNMA II POOL #0AS6008	U. S. GOVERNMENT SECURITIES	147,170
	29,433	GNMA II POOL #0AS5980	U. S. GOVERNMENT SECURITIES	29,303
	21,547	GNMA II POOL #0AS8942	U. S. GOVERNMENT SECURITIES	21,485
	9,611	GNMA II POOL #0AU1288	U. S. GOVERNMENT SECURITIES	9,592
	20,235	GNMA II POOL #0AU1850	U. S. GOVERNMENT SECURITIES	20,237
	22,829	GNMA II POOL #0AU3149	U. S. GOVERNMENT SECURITIES	22,838
	46,721	GNMA II POOL #0AW1858	U. S. GOVERNMENT SECURITIES	46,593
	133,871	GNMA II POOL #0AY2208	U. S. GOVERNMENT SECURITIES	133,858
	74	GNMA II POOL #0751415	U. S. GOVERNMENT SECURITIES	74
	2,720	GNMA II POOL #0756718	U. S. GOVERNMENT SECURITIES	2,728
	5,575,000	U S TREASURY BILL	U. S. GOVERNMENT SECURITIES	5,528,022
	4,747,000	U S TREASURY BILL	U. S. GOVERNMENT SECURITIES	4,706,301
	4,164,000	U S TREASURY BILL	U. S. GOVERNMENT SECURITIES	4,117,829
	1,470,000	FEDERAL HOME LN BK CONS DISC	U. S. GOVERNMENT SECURITIES	1,469,150
	10,771,000	FEDERAL HOME LN BK CONS DISC N	U. S. GOVERNMENT SECURITIES	10,760,558
	6,880,000	FEDERAL HOME LN BK CONS DISC	U. S. GOVERNMENT SECURITIES	6,872,663
	8,565,000	FEDERAL HOME LN BK CONS DISC	U. S. GOVERNMENT SECURITIES	8,554,206
	241	BNY MELLON CASH RESERVE	U. S. GOVERNMENT SECURITIES	241

	12,207,720	EB TEMP INV FD*	Common Collective Trust Fund	12,207,720

	25,734,020	EB TEMP INV FD*	Common Collective Trust Fund	25,734,020

		Diversified Bond Fund Subtotal		$1,863,063,230

International Equity Fund		American Funds, First Eagle, Hartford, All Spring and Vanguard	Separately Managed Fund
	3,768,926	VANGUARD INTL GROWTH-ADM	Mutual Fund	$429,619,866
	15,644,685	HARTFORD INTL VAL-R6	Mutual Fund	388,613,967
	15,501,298	FIRST EAGLE OVERSEAS-R6	Mutual Fund	485,345,653
	7,407,346	EUPAC FUND-R-6	Mutual Fund	448,736,991
	5,719,521	ALLSPRING EMRG MRK EQ-R6	Mutual Fund	198,124,193

		Cash	Cash	(1,971)

		International Equity Fund Subtotal		$1,950,438,699

Small Mid Cap Core Fund		Baron Discovery Strategy, DF Dent Mid Cap Growth, Earnest, MFS Mid Cap Value Equity, and Snyder Capital Mgt Small/Mid Cap Value	Separately Managed Fund
	4,902	NETSKOPE INC	Common Stock	$85,981
	9,778	STANDARDAERO INC	Common Stock	280,433
	3,398	ZSCALER INC	Common Stock	764,278
	4,779	ZEBRA TECHNOLOGIES CORP	Common Stock	1,160,437
	43,183	WYNN RESORTS LTD	Common Stock	5,196,210
	31,983	WOODWARD INC	Common Stock	9,669,101
	130,521	WOLVERINE WORLD WIDE INC	Common Stock	2,368,956
	18,335	WINGSTOP INC	Common Stock	4,372,714
	34,411	WEX INC	Common Stock	5,126,551
	21,557	WEST PHARMACEUTICAL SERVICES I	Common Stock	5,931,193
	123,500	WAYSTAR HOLDING CORP	Common Stock	4,044,625
	11,026	WESTINGHOUSE AIR BRAKE TECHNOL	Common Stock	2,353,500
	27,303	WP CAREY INC	Common Stock	1,757,221
	31,305	VULCAN MATERIALS CO	Common Stock	8,928,812
	22,196	VOYA FINANCIAL INC	Common Stock	1,653,380
	63,667	VICI PROPERTIES INC	Common Stock	1,790,316
	70,537	VERALTO CORP	Common Stock	7,038,182

55,937	VERACYTE INC	Common Stock	2,354,948
23,563	VENTAS INC	Common Stock	1,823,305
29,133	VEEVA SYSTEMS INC	Common Stock	6,503,360
105,865	VARONIS SYSTEMS INC	Common Stock	3,472,372
13,187	VALERO ENERGY CORP	Common Stock	2,146,712
7,525	UNIVERSAL HEALTH SERVICES INC	Common Stock	1,640,601
31,289	US FOODS HOLDING CORP	Common Stock	2,356,687
114,063	UNITED BANKSHARES INC/WV	Common Stock	4,380,019
146,284	UNITED COMMUNITY BANKS INC/GA	Common Stock	4,566,986
38,149	UMB FINANCIAL CORP	Common Stock	4,388,603
254,540	UGI CORP	Common Stock	9,527,432
11,277	TYLER TECHNOLOGIES INC	Common Stock	5,119,194
110,335	TRUSTMARK CORP	Common Stock	4,297,548
25,601	TRINET GROUP INC	Common Stock	1,513,787
20,058	TRANSUNION	Common Stock	1,719,974
4,811	TRANSDIGM GROUP INC	Common Stock	6,397,908
33,320	TIMKEN CO/THE	Common Stock	2,803,212
24,986	TEXAS ROADHOUSE INC	Common Stock	4,147,676
36,704	TEMPUS AI INC	Common Stock	2,167,371
13,975	TARGA RESOURCES CORP	Common Stock	2,578,388
1,399	TALEN ENERGY CORP	Common Stock	524,401
102,061	TWFG INC	Common Stock	2,936,295
21,076	TPG INC	Common Stock	1,345,492
20,838	SYSCO CORP	Common Stock	1,535,552
17,415	SYNCHRONY FINANCIAL	Common Stock	1,452,933
40,815	STIFEL FINANCIAL CORP	Common Stock	5,110,854
59,102	STEPSTONE GROUP INC	Common Stock	3,792,575
17,274	STANLEY BLACK & DECKER INC	Common Stock	1,283,113
6,481	STANDARDAERO INC	Common Stock	185,875
97,570	STAG INDUSTRIAL INC	Common Stock	3,586,673
35,766	SOUTHWEST AIRLINES CO	Common Stock	1,478,209
51,725	SOUTHSTATE BANK CORP	Common Stock	4,867,840
12,330	SKYWORKS SOLUTIONS INC	Common Stock	781,845
10,319	SITIME CORP	Common Stock	3,644,568
37,501	SITEONE LANDSCAPE SUPPLY INC	Common Stock	4,671,125
21,238	SITEONE LANDSCAPE SUPPLY INC	Common Stock	2,645,405
122,114	ARS PHARMACEUTICALS INC	Common Stock	1,422,628
50,811	SHIFT4 PAYMENTS INC	Common Stock	3,199,569
48,819	SERVICETITAN INC	Common Stock	5,199,224
218,584	SENTINELONE INC	Common Stock	3,278,760
20,601	SEMPRA	Common Stock	1,818,862
75,628	SCOTTS MIRACLE-GRO CO/THE	Common Stock	4,412,894
102,336	HENRY SCHEIN INC	Common Stock	7,734,555
1,071,368	SABRE CORP	Common Stock	1,457,060
27,918	SPX TECHNOLOGIES INC	Common Stock	5,585,275
157,724	SS&C TECHNOLOGIES HOLDINGS INC	Common Stock	13,788,232
57,431	SLM CORP	Common Stock	1,554,083
24,811	RYDER SYSTEM INC	Common Stock	4,748,577
12,441	ROSS STORES INC	Common Stock	2,241,122
28,082	REXFORD INDUSTRIAL REALTY INC	Common Stock	1,087,335
33,326	REPLIGEN CORP	Common Stock	5,460,798
24,045	REPLIGEN CORP	Common Stock	3,940,014
22,181	REINSURANCE GROUP OF AMERICA I	Common Stock	4,512,946
71,493	REGIONS FINANCIAL CORP	Common Stock	1,937,460
11,147	REGAL REXNORD CORP	Common Stock	1,564,147
7,493	RBC BEARINGS INC	Common Stock	3,360,086
16,450	RAYMOND JAMES FINANCIAL INC	Common Stock	2,641,706
12,895	QNITY ELECTRONICS INC	Common Stock	1,052,877
19,174	PULTEGROUP INC	Common Stock	2,248,343
29,010	PUBLIC SERVICE ENTERPRISE GROU	Common Stock	2,329,503
75,100	PROSPERITY BANCSHARES INC	Common Stock	5,190,161
14,974	PROSPERITY BANCSHARES INC	Common Stock	1,034,853

61,650	PROCORE TECHNOLOGIES INC	Common Stock	4,484,421
188,322	PRIMO BRANDS CORP	Common Stock	3,079,065
160,513	POWER INTEGRATIONS INC	Common Stock	5,704,632
28,396	PLEXUS CORP	Common Stock	4,174,212
74,672	PLAINS GP HOLDINGS LP	Common Stock	1,429,222
19,382	PINNACLE WEST CAPITAL CORP	Common Stock	1,719,183
134,979	PERMIAN RESOURCES CORP	Common Stock	1,893,755
11,301	REVVITY INC	Common Stock	1,093,372
12,385	PEGASYSTEMS INC	Common Stock	739,632
101,825	PEBBLEBROOK HOTEL TRUST	Common Stock	1,152,659
23,654	PEABODY ENERGY CORP	Common Stock	702,524
73,955	PARSONS CORP	Common Stock	4,570,419
12,606	PACCAR INC	Common Stock	1,380,483
32,282	PTC INC	Common Stock	5,623,847
163,810	PG&E CORP	Common Stock	2,632,427
16,892	OTIS WORLDWIDE CORP	Common Stock	1,475,516
50,989	ORGANON & CO	Common Stock	365,591
50,243	ONE GAS INC	Common Stock	3,881,272
16,042	OMNICOM GROUP INC	Common Stock	1,295,392
31,102	OLD DOMINION FREIGHT LINE INC	Common Stock	4,876,794
162,012	OCEANEERING INTERNATIONAL INC	Common Stock	3,893,148
9,098	CHORD ENERGY CORP	Common Stock	843,385
8,741	NUCOR CORP	Common Stock	1,425,745
18,024	NORTHERN TRUST CORP	Common Stock	2,461,898
27,870	NORTHEAST BANK	Common Stock	2,896,529
5,553	NORDSON CORP	Common Stock	1,335,108
4,619	NEXSTAR MEDIA GROUP INC	Common Stock	937,888
126,649	NEWELL BRANDS INC	Common Stock	471,134
188,277	NETSKOPE INC	Common Stock	3,302,379
77,787	NNN REIT INC	Common Stock	3,082,699
10,375	MORNINGSTAR INC	Common Stock	2,254,591
25,289	MOOG INC	Common Stock	6,159,136
8,687	MOODY'S CORP	Common Stock	4,437,754
207,698	MONTROSE ENVIRONMENTAL GROUP I	Common Stock	5,157,141
4,551	MONOLITHIC POWER SYSTEMS INC	Common Stock	4,124,844
10,846	MOHAWK INDUSTRIES INC	Common Stock	1,185,468
33,197	MID-AMERICA APARTMENT COMMUNIT	Common Stock	4,611,395
10,690	MID-AMERICA APARTMENT COMMUNIT	Common Stock	1,484,948
41,461	MICROCHIP TECHNOLOGY INC	Common Stock	2,641,895
3,085	METTLER-TOLEDO INTERNATIONAL I	Common Stock	4,301,076
53,303	MERITAGE HOMES CORP	Common Stock	3,507,337
72,152	MERCURY SYSTEMS INC	Common Stock	5,267,818
15,039	MEDLINE INC	Common Stock	631,638
53,251	MATTEL INC	Common Stock	1,056,500
33,689	MASIMO CORP	Common Stock	4,381,591
891	MARKEL GROUP INC	Common Stock	1,915,338
1,365	MARKEL GROUP INC	Common Stock	2,934,272
15,480	MANHATTAN ASSOCIATES INC	Common Stock	2,682,839
7,287	MSCI INC	Common Stock	4,180,771
10,908	M&T BANK CORP	Common Stock	2,197,744
88,879	LOAR HOLDINGS INC	Common Stock	6,043,772
14,150	LITTELFUSE INC	Common Stock	3,578,818
39,975	LINCOLN NATIONAL CORP	Common Stock	1,780,087
25,449	LIBERTY MEDIA CORP-LIBERTY FOR	Common Stock	2,274,632
84,603	LIBERTY LIVE HOLDINGS INC	Common Stock	7,035,585
9,924	LEIDOS HOLDINGS INC	Common Stock	1,790,290
5,761	LABCORP HOLDINGS INC	Common Stock	1,445,320
7,002	L3HARRIS TECHNOLOGIES INC	Common Stock	2,055,577
191,389	LKQ CORP	Common Stock	5,779,948
47,622	LKQ CORP	Common Stock	1,438,184
42,111	KRATOS DEFENSE & SECURITY SOLU	Common Stock	3,196,646
17,125	KINSALE CAPITAL GROUP INC	Common Stock	6,697,930

9,418	KINSALE CAPITAL GROUP INC	Common Stock	3,683,568
39,614	KEYSIGHT TECHNOLOGIES INC	Common Stock	8,049,169
109,697	KENVUE INC	Common Stock	1,892,273
64,499	KARMAN HOLDINGS INC	Common Stock	4,719,392
25,079	KBR INC	Common Stock	1,008,176
5,957	JONES LANG LASALLE INC	Common Stock	2,004,352
13,910	JACOBS SOLUTIONS INC	Common Stock	1,842,519
29,565	INTERNATIONAL PAPER CO	Common Stock	1,164,565
18,554	INTERNATIONAL FLAVORS & FRAGRA	Common Stock	1,250,354
100,715	INTAPP INC	Common Stock	4,614,761
43,502	INTEGER HOLDINGS CORP	Common Stock	3,411,862
10,157	INSPIRE MEDICAL SYSTEMS INC	Common Stock	936,780
71,971	INGREDION INC	Common Stock	7,935,522
11,447	INGREDION INC	Common Stock	1,262,146
16,475	INGERSOLL RAND INC	Common Stock	1,305,150
616,091	INDIE SEMICONDUCTOR INC	Common Stock	2,174,801
36,434	IDEX CORP	Common Stock	6,483,066
6,285	ITT INC	Common Stock	1,090,510
11,402	HYATT HOTELS CORP	Common Stock	1,827,969
572,447	HUNTINGTON BANCSHARES INC/OH	Common Stock	9,931,955
6,881	JB HUNT TRANSPORT SERVICES INC	Common Stock	1,337,254
7,218	HUMANA INC	Common Stock	1,848,746
3,104	HUBBELL INC	Common Stock	1,378,517
41,642	HOULIHAN LOKEY INC	Common Stock	7,253,620
45,080	HORACE MANN EDUCATORS CORP	Common Stock	2,081,794
67,482	HEXCEL CORP	Common Stock	4,986,920
67,549	HEXCEL CORP	Common Stock	4,991,871
7,280	HERSHEY CO/THE	Common Stock	1,324,814
84,615	HELMERICH & PAYNE INC	Common Stock	2,426,758
27,345	HEICO CORP	Common Stock	6,902,698
35,685	HEICO CORP	Common Stock	9,007,965
99,934	HEARTFLOW INC	Common Stock	2,913,076
20,550	HARTFORD INSURANCE GROUP INC/T	Common Stock	2,831,790
9,974	HANOVER INSURANCE GROUP INC/TH	Common Stock	1,822,948
117,762	HALOZYME THERAPEUTICS INC	Common Stock	7,925,383
7,036	GUIDEWIRE SOFTWARE INC	Common Stock	1,414,306
19,844	GUIDEWIRE SOFTWARE INC	Common Stock	3,988,842
1,234	GROUP 1 AUTOMOTIVE INC	Common Stock	485,332
96,934	GRAPHIC PACKAGING HOLDING CO	Common Stock	1,459,826
51,810	GRACO INC	Common Stock	4,246,866
75,024	GOOSEHEAD INSURANCE INC	Common Stock	5,525,518
20,073	GLOBAL PAYMENTS INC	Common Stock	1,553,650
123,247	GITLAB INC	Common Stock	4,625,460
5,535	GENERAC HOLDINGS INC	Common Stock	754,808
13,320	GE HEALTHCARE TECHNOLOGIES INC	Common Stock	1,092,506
69,300	GCI LIBERTY INC	Common Stock	2,578,653
31,025	GATX CORP	Common Stock	5,261,840
44,411	FRANKLIN ELECTRIC CO INC	Common Stock	4,242,583
103,881	FOUR CORNERS PROPERTY TRUST IN	Common Stock	2,395,496
122,477	FORMFACTOR INC	Common Stock	6,831,767
20,888	FLOWSERVE CORP	Common Stock	1,449,209
106,988	FLOWSERVE CORP	Common Stock	7,422,827
42,329	FLOOR & DECOR HOLDINGS INC	Common Stock	2,577,413
52,497	FLOOR & DECOR HOLDINGS INC	Common Stock	3,196,542
36,523	FIRSTCASH HOLDINGS INC	Common Stock	5,821,036
96,280	FIRST MERCHANTS CORP	Common Stock	3,608,574
59,112	FIRST AMERICAN FINANCIAL CORP	Common Stock	3,631,841
35,115	FIFTH THIRD BANCORP	Common Stock	1,643,733
27,633	FIDELITY NATIONAL INFORMATION	Common Stock	1,836,489
5,609	FERGUSON ENTERPRISES INC	Common Stock	1,248,732
4,863	FEDEX CORP	Common Stock	1,404,726
14,434	EXTRA SPACE STORAGE INC	Common Stock	1,879,595

158,654	EXACT SCIENCES CORP	Common Stock	16,112,900
41,829	EVERUS CONSTRUCTION GROUP INC	Common Stock	3,578,889
15,979	EVERGY INC	Common Stock	1,158,318
5,861	ESSEX PROPERTY TRUST INC	Common Stock	1,533,706
27,874	EQUITY LIFESTYLE PROPERTIES IN	Common Stock	1,689,443
19,941	EQUITABLE HOLDINGS INC	Common Stock	950,189
62,959	ENTERPRISE FINANCIAL SERVICES	Common Stock	3,399,786
14,587	ENTEGRIS INC	Common Stock	1,228,955
149,126	ENTEGRIS INC	Common Stock	12,563,866
32,641	ENTEGRIS INC	Common Stock	2,750,004
16,827	ENTEGRIS INC	Common Stock	1,417,675
45,723	ENERPAC TOOL GROUP CORP	Common Stock	1,748,448
36,762	ENERSYS	Common Stock	5,394,824
33,479	ECOLAB INC	Common Stock	8,788,907
22,590	EASTMAN CHEMICAL CO	Common Stock	1,441,920
15,195	EAST WEST BANCORP INC	Common Stock	1,707,766
129,778	DYNATRACE INC	Common Stock	5,624,579
25,791	DUPONT DE NEMOURS INC	Common Stock	1,036,798
184,274	DRAFTKINGS INC	Common Stock	6,350,082
107,526	DOLBY LABORATORIES INC	Common Stock	6,905,320
43,646	DIODES INC	Common Stock	2,153,494
12,294	DIAMONDBACK ENERGY INC	Common Stock	1,848,157
27,742	DELTA AIR LINES INC	Common Stock	1,925,295
117,888	DARLING INGREDIENTS INC	Common Stock	4,243,968
6,125	DARDEN RESTAURANTS INC	Common Stock	1,127,123
105,133	COSTAR GROUP INC	Common Stock	7,069,143
69,700	COPT DEFENSE PROPERTIES	Common Stock	1,937,660
33,260	CORNING INC	Common Stock	2,912,246
52,351	COREBRIDGE FINANCIAL INC	Common Stock	1,579,430
132,134	CORE LABORATORIES INC	Common Stock	2,118,108
84,797	COPART INC	Common Stock	3,319,803
90,494	COPART INC	Common Stock	3,542,840
13,556	COOPER COS INC/THE	Common Stock	1,111,050
45,777	CONMED CORP	Common Stock	1,858,546
39,107	COLUMBIA BANKING SYSTEM INC	Common Stock	1,093,041
78,501	COHERENT CORP	Common Stock	14,488,930
5,750	COHERENT CORP	Common Stock	1,061,278
14,116	COGNIZANT TECHNOLOGY SOLUTIONS	Common Stock	1,171,628
232,261	CLEARWATER ANALYTICS HOLDINGS	Common Stock	5,602,135
66,199	CLEAN HARBORS INC	Common Stock	15,522,342
19,959	EXPAND ENERGY CORP	Common Stock	2,202,675
89,874	CHEESECAKE FACTORY INC/THE	Common Stock	4,536,840
41,625	CHARLES RIVER LABORATORIES INT	Common Stock	8,303,355
46,159	CENTERPOINT ENERGY INC	Common Stock	1,769,736
48,857	CASELLA WASTE SYSTEMS INC	Common Stock	4,785,055
39,889	CASELLA WASTE SYSTEMS INC	Common Stock	3,906,729
23,935	CARLYLE GROUP INC/THE	Common Stock	1,414,798
279,585	CAREDX INC	Common Stock	5,267,381
24,285	CAMPBELL'S COMPANY/THE	Common Stock	676,823
12,564	CADENCE DESIGN SYSTEMS INC	Common Stock	3,927,255
66,755	CABOT CORP	Common Stock	4,424,521
49,669	CABOT CORP	Common Stock	3,292,061
74,719	CTS CORP	Common Stock	3,203,204
30,681	CMS ENERGY CORP	Common Stock	2,145,522
9,731	CDW CORP/DE	Common Stock	1,325,362
41,680	CBRE GROUP INC	Common Stock	6,701,727
8,475	BUILDERS FIRSTSOURCE INC	Common Stock	871,993
25,327	BRUNSWICK CORP/DE	Common Stock	1,880,276
23,908	BROWN-FORMAN CORP	Common Stock	623,042
95,856	BROWN & BROWN INC	Common Stock	7,639,723
44,890	BROWN & BROWN INC	Common Stock	3,577,733
68,410	BRIXMOR PROPERTY GROUP INC	Common Stock	1,793,710

125,584	BOX INC	Common Stock	3,756,217
31,932	BOOZ ALLEN HAMILTON HOLDING CO	Common Stock	2,693,784
114,068	BIO-TECHNE CORP	Common Stock	6,708,339
139,276	BIO-TECHNE CORP	Common Stock	8,190,822
5,955	BIOGEN INC	Common Stock	1,048,020
5,405	BILLIONTOONE INC	Common Stock	442,345
74,289	BENCHMARK ELECTRONICS INC	Common Stock	3,176,598
8,948	BECTON DICKINSON & CO	Common Stock	1,736,538
15,523	BAKER HUGHES CO	Common Stock	706,917
19,245	BADGER METER INC	Common Stock	3,356,520
68,746	BWX TECHNOLOGIES INC	Common Stock	11,882,059
12,307	BJ'S WHOLESALE CLUB HOLDINGS I	Common Stock	1,107,999
8,203	AVERY DENNISON CORP	Common Stock	1,491,962
73,691	AVANTOR INC	Common Stock	844,499
9,489	ATMOS ENERGY CORP	Common Stock	1,590,641
20,098	ATLASSIAN CORP	Common Stock	3,258,690
103,259	ATLANTIC UNION BANKSHARES CORP	Common Stock	3,645,043
69,326	ATEGRITY SPECIALTY HOLDINGS LL	Common Stock	1,456,539
9,035	ASSURANT INC	Common Stock	2,176,080
22,449	ASHLAND INC	Common Stock	1,317,083
39,000	ARCUTIS BIOTHERAPEUTICS INC	Common Stock	1,132,560
97,714	ARCHROCK INC	Common Stock	2,542,518
28,156	ARCELLX INC	Common Stock	1,835,771
49,301	ARAMARK	Common Stock	1,817,235
26,306	APPFOLIO INC	Common Stock	6,120,091
59,206	AMPHENOL CORP	Common Stock	8,001,099
158,482	AMKOR TECHNOLOGY INC	Common Stock	6,256,869
67,286	AMETEK INC	Common Stock	13,814,489
5,795	CENCORA INC	Common Stock	1,957,261
22,001	AMERICAN INTERNATIONAL GROUP I	Common Stock	1,882,186
33,070	ALLIANT ENERGY CORP	Common Stock	2,149,881
260,041	ALKAMI TECHNOLOGY INC	Common Stock	5,999,146
76,389	ALBERTSONS COS INC	Common Stock	1,311,599
38,005	ALBANY INTERNATIONAL CORP	Common Stock	1,926,854
26,166	ALASKA AIR GROUP INC	Common Stock	1,316,150
20,258	AGILENT TECHNOLOGIES INC	Common Stock	2,756,506
34,228	ADVANCED ENERGY INDUSTRIES INC	Common Stock	7,166,316
34,564	ADVANCED ENERGY INDUSTRIES INC	Common Stock	7,236,665
16,222	AGCO CORP	Common Stock	1,692,279
58,035	AAR CORP	Common Stock	4,804,718
38,949	AAON INC	Common Stock	2,969,861
38,801	TECHNIPFMC PLC	Common Stock	1,728,973
60,423	BRIGHTSTAR LOTTERY PLC	Common Stock	935,348
15,812	COCA-COLA EUROPACIFIC PARTNERS	Common Stock	1,434,148
299,414	RENTOKIL INITIAL PLC	Common Stock	8,820,736
51,134	ON HOLDING AG	Common Stock	2,376,708
49,608	FLEX LTD	Common Stock	2,997,315
6,830	NXP SEMICONDUCTORS NV	Common Stock	1,482,520
275,598	EXPRO GROUP HOLDINGS NV	Common Stock	3,679,233
101,776	BIRKENSTOCK HOLDING PLC	Common Stock	4,162,638
28,997	APTIV PLC	Common Stock	2,206,382
148,158	AMCOR PLC	Common Stock	1,235,638
165,069	STEVANATO GROUP SPA	Common Stock	3,321,188
9,254	NOVA LTD	Common Stock	3,038,921
40,000	JFROG LTD	Common Stock	2,498,400
7,129	CHECK POINT SOFTWARE TECHNOLOG	Common Stock	1,322,857
7,773	WILLIS TOWERS WATSON PLC	Common Stock	2,554,208
5,585	TE CONNECTIVITY PLC	Common Stock	1,270,643
6,469	STERIS PLC	Common Stock	1,640,021
25,276	STERIS PLC	Common Stock	6,407,972
19,076	PENTAIR PLC	Common Stock	1,986,575
3,954	SEAGATE TECHNOLOGY HOLDINGS PL	Common Stock	1,088,892

	17,458	NVENT ELECTRIC PLC	Common Stock	1,780,192
	6,193	ICON PLC	Common Stock	1,128,488
	48,357	JAMES HARDIE INDUSTRIES PLC	Common Stock	1,003,408
	14,475	ALLEGION PLC	Common Stock	2,304,710
	28,633	ALLEGION PLC	Common Stock	4,558,946
	75,903	WASTE CONNECTIONS INC	Common Stock	13,310,350
	28,267	WASTE CONNECTIONS INC	Common Stock	4,956,901
	16,242	NOVANTA INC	Common Stock	1,932,636
	35,925	NOVANTA INC	Common Stock	4,274,716
	37,301	GFL ENVIRONMENTAL INC	Common Stock	1,602,078
	87,297	ESTABLISHMENT LABS HOLDINGS IN	Common Stock	6,362,205
	12,862	VIKING HOLDINGS LTD	Common Stock	918,475
	12,938	VIKING HOLDINGS LTD	Common Stock	923,903
	4,162	EVEREST GROUP LTD	Common Stock	1,412,375
	19,806	BOEING CO/THE	Common Stock	1,375,527

	3,994,561	EB TEMP INV FD*	Common Collective Trust Fund	3,994,561
	7,995,307	EB TEMP INV FD*	Common Collective Trust Fund	7,995,307
	6,137,194	EB TEMP INV FD*	Common Collective Trust Fund	6,137,194
	3,951,423	EB TEMP INV FD*	Common Collective Trust Fund	3,951,423

		Small Mid Cap Core Fund Subtotal		$1,164,755,801

Large Cap Core Fund		Barrow Hanley, Columbia Threadneedle, MFS Growth Equity, T. Rowe Price, and Wellington	Separately Managed Fund
	1,349	FIGMA INC	Common Stock	$50,412
	148,931	XCEL ENERGY INC	Common Stock	11,000,044
	98,681	WYNN RESORTS LTD	Common Stock	11,874,285
	91,309	WILLIAMS COS INC/THE	Common Stock	5,488,584
	573,305	WILLIAMS COS INC/THE	Common Stock	34,461,364
	78,533	WESTERN ALLIANCE BANCORP	Common Stock	6,602,269
	44,007	WESCO INTERNATIONAL INC	Common Stock	10,765,872
	63,121	WELLTOWER INC	Common Stock	11,715,889
	162,187	WELLS FARGO & CO	Common Stock	15,115,828
	357,437	WELLS FARGO & CO	Common Stock	33,313,128
	152,800	WELLS FARGO & CO	Common Stock	14,240,960
	284,370	WARNER MUSIC GROUP CORP	Common Stock	8,721,628
	158,905	WALMART INC	Common Stock	17,703,606
	67,418	WEC ENERGY GROUP INC	Common Stock	7,109,902
	16,762	VULCAN MATERIALS CO	Common Stock	4,780,858
	35,522	VISTRA CORP	Common Stock	5,730,764
	79,213	VISA INC	Common Stock	27,780,791
	283,176	VICI PROPERTIES INC	Common Stock	7,962,909
	31,072	VERTIV HOLDINGS CO	Common Stock	5,033,975
	20,944	VERTEX PHARMACEUTICALS INC	Common Stock	9,495,172
	8,599	VERISK ANALYTICS INC	Common Stock	1,923,510
	1,061,741	VERIZON COMMUNICATIONS INC	Common Stock	43,244,711
	4,351	VERALTO CORP	Common Stock	434,143
	23,184	VEEVA SYSTEMS INC	Common Stock	5,175,364
	31,236	UNITEDHEALTH GROUP INC	Common Stock	10,311,316
	19,146	UNITEDHEALTH GROUP INC	Common Stock	6,320,286
	10,352	UNITED THERAPEUTICS CORP	Common Stock	5,044,012
	60,544	UBER TECHNOLOGIES INC	Common Stock	4,947,050
	11,650	TYLER TECHNOLOGIES INC	Common Stock	5,288,518
	73,294	TRIMBLE INC	Common Stock	5,742,585
	20,636	TRANSUNION	Common Stock	1,769,537
	1,768	TRANSDIGM GROUP INC	Common Stock	2,351,175
	21,411	TOPBUILD CORP	Common Stock	8,932,455
	26,178	THERMO FISHER SCIENTIFIC INC	Common Stock	15,168,842
	9,475	THERMO FISHER SCIENTIFIC INC	Common Stock	5,490,289
	13,019	TEXAS INSTRUMENTS INC	Common Stock	2,258,666
	15,724	TESLA INC	Common Stock	7,071,397

62,122	TESLA INC	Common Stock	27,937,506
260,562	TERADATA CORP	Common Stock	7,931,507
143,743	TENET HEALTHCARE CORP	Common Stock	28,564,609
30,315	TAKE-TWO INTERACTIVE SOFTWARE	Common Stock	7,761,549
40,332	T-MOBILE US INC	Common Stock	8,189,009
35,256	T-MOBILE US INC	Common Stock	7,158,378
12,169	TKO GROUP HOLDINGS INC	Common Stock	2,543,321
29,156	TJX COS INC/THE	Common Stock	4,478,653
7,788	SYNOPSYS INC	Common Stock	3,658,179
10,026	SYNOPSYS INC	Common Stock	4,709,413
11,721	STRYKER CORP	Common Stock	4,119,580
81,648	STARBUCKS CORP	Common Stock	6,875,578
73,285	STARBUCKS CORP	Common Stock	6,171,330
677,190	SOUTHWEST AIRLINES CO	Common Stock	27,988,263
21,332	SNOWFLAKE INC	Common Stock	4,679,388
25,906	SHERWIN-WILLIAMS CO/THE	Common Stock	8,394,321
9,462	SHERWIN-WILLIAMS CO/THE	Common Stock	3,065,972
90,016	SERVICENOW INC	Common Stock	13,789,551
18,537	SERVICENOW INC	Common Stock	2,839,683
125,725	UNITED PARKS & RESORTS INC	Common Stock	4,563,818
29,194	CHARLES SCHWAB CORP/THE	Common Stock	2,916,773
153,693	SALESFORCE INC	Common Stock	40,714,813
399,887	SLM CORP	Common Stock	10,820,942
22,329	ROSS STORES INC	Common Stock	4,022,346
7,490	ROPER TECHNOLOGIES INC	Common Stock	3,334,024
19,683	REPUBLIC SERVICES INC	Common Stock	4,171,418
51,729	RTX CORP	Common Stock	9,487,099
178,728	RTX CORP	Common Stock	32,778,715
158,560	QUALCOMM INC	Common Stock	27,121,688
64,817	QUALCOMM INC	Common Stock	11,086,948
75,973	QNITY ELECTRONICS INC	Common Stock	6,203,195
27,652	PUBLIC STORAGE	Common Stock	7,175,694
100,138	PROSPERITY BANCSHARES INC	Common Stock	6,920,537
88,483	PROLOGIS INC	Common Stock	11,295,740
15,157	PROCTER & GAMBLE CO/THE	Common Stock	2,172,150
27,917	POOL CORP	Common Stock	6,386,014
243,429	PLAINS GP HOLDINGS LP	Common Stock	4,659,231
107,797	PINNACLE WEST CAPITAL CORP	Common Stock	9,561,594
70,629	PHILLIPS 66	Common Stock	9,113,966
218,859	PHILIP MORRIS INTERNATIONAL IN	Common Stock	35,104,984
47,603	PHILIP MORRIS INTERNATIONAL IN	Common Stock	7,635,521
276,232	PERMIAN RESOURCES CORP	Common Stock	3,875,535
7,909	PARKER-HANNIFIN CORP	Common Stock	6,951,695
16,909	PALANTIR TECHNOLOGIES INC	Common Stock	3,005,575
35,258	PTC INC	Common Stock	6,142,296
652,094	PG&E CORP	Common Stock	10,479,151
2,221,325	PG&E CORP	Common Stock	35,696,693
50,351	ORACLE CORP	Common Stock	9,813,913
51,916	ORACLE CORP	Common Stock	10,118,948
41,544	ORACLE CORP	Common Stock	8,097,341
11,640	OLD DOMINION FREIGHT LINE INC	Common Stock	1,825,152
55,075	O'REILLY AUTOMOTIVE INC	Common Stock	5,023,391
708,684	NVIDIA CORP	Common Stock	132,169,566
437,789	NVIDIA CORP	Common Stock	81,647,649
720,885	NVIDIA CORP	Common Stock	134,445,053
202,330	NETFLIX INC	Common Stock	18,970,461
101,441	NETFLIX INC	Common Stock	9,511,108
121,690	NETFLIX INC	Common Stock	11,409,654
102,967	NASDAQ INC	Common Stock	10,001,185
98,857	NASDAQ INC	Common Stock	9,601,980
24,018	MORGAN STANLEY	Common Stock	4,263,916
194,791	MORGAN STANLEY	Common Stock	34,581,246

10,127	MOODY'S CORP	Common Stock	5,173,378
5,600	MOODY'S CORP	Common Stock	2,860,760
60,216	MONSTER BEVERAGE CORP	Common Stock	4,616,761
88,127	MONSTER BEVERAGE CORP	Common Stock	6,756,697
5,078	MONOLITHIC POWER SYSTEMS INC	Common Stock	4,602,496
5,136	MONGODB INC	Common Stock	2,155,528
27,117	MONDELEZ INTERNATIONAL INC	Common Stock	1,459,708
33,844	MID-AMERICA APARTMENT COMMUNIT	Common Stock	4,701,270
147,998	MICROCHIP TECHNOLOGY INC	Common Stock	9,430,433
139,151	MICROSOFT CORP	Common Stock	67,296,207
232,242	MICROSOFT CORP	Common Stock	112,316,876
241,025	MICROSOFT CORP	Common Stock	116,564,511
256,503	METLIFE INC	Common Stock	20,248,347
143,696	MERCK & CO INC	Common Stock	15,125,441
94,875	MERCK & CO INC	Common Stock	9,986,543
19,443	MEDLINE INC	Common Stock	816,606
59,736	MEDLINE INC	Common Stock	2,508,912
92,838	MCCORMICK & CO INC/MD	Common Stock	6,323,196
32,424	MASTERCARD INC	Common Stock	18,510,213
37,603	MASTERCARD INC	Common Stock	21,466,801
55,795	MASTERCARD INC	Common Stock	31,852,250
32,694	MARRIOTT INTERNATIONAL INC/MD	Common Stock	10,142,987
14,746	MARSH & MCLENNAN COS INC	Common Stock	2,735,678
113,387	MARATHON PETROLEUM CORP	Common Stock	18,440,128
546,833	MDU RESOURCES GROUP INC	Common Stock	10,674,180
37,864	LOWE'S COS INC	Common Stock	9,131,282
151,413	LOWE'S COS INC	Common Stock	36,514,759
36,869	LITTELFUSE INC	Common Stock	9,324,907
20,719	ELI LILLY & CO	Common Stock	22,266,295
27,737	ELI LILLY & CO	Common Stock	29,808,399
69,568	LIBERTY MEDIA CORP-LIBERTY FOR	Common Stock	6,853,144
57,476	LENNAR CORP	Common Stock	5,908,533
16,111	LPL FINANCIAL HOLDINGS INC	Common Stock	5,754,366
18,562	LPL FINANCIAL HOLDINGS INC	Common Stock	6,629,790
100,101	KNIFE RIVER CORP	Common Stock	7,042,105
406,427	KEURIG DR PEPPER INC	Common Stock	11,384,020
110,591	KKR & CO INC	Common Stock	14,098,141
68,980	KKR & CO INC	Common Stock	8,793,570
5,881	KLA CORP	Common Stock	7,145,885
9,085	KLA CORP	Common Stock	11,039,002
127,169	JEFFERIES FINANCIAL GROUP INC	Common Stock	7,880,663
70,496	JPMORGAN CHASE & CO	Common Stock	22,715,221
92,728	JPMORGAN CHASE & CO	Common Stock	29,878,816
23,691	INTUITIVE SURGICAL INC	Common Stock	13,417,635
11,692	INTUIT INC	Common Stock	7,745,015
5,509	INTUIT INC	Common Stock	3,649,272
61,079	INTERCONTINENTAL EXCHANGE INC	Common Stock	9,892,355
28,190	ITT INC	Common Stock	4,891,247
32,813	JB HUNT TRANSPORT SERVICES INC	Common Stock	6,376,878
122,637	HUMANA INC	Common Stock	31,411,015
71,750	HOWMET AEROSPACE INC	Common Stock	14,710,185
33,675	HILTON WORLDWIDE HOLDINGS INC	Common Stock	9,673,144
231,199	HEWLETT PACKARD ENTERPRISE CO	Common Stock	5,553,400
22,789	GUIDEWIRE SOFTWARE INC	Common Stock	4,580,817
7,039	GOLDMAN SACHS GROUP INC/THE	Common Stock	6,187,281
4,345	GOLDMAN SACHS GROUP INC/THE	Common Stock	3,819,255
14,124	GOLDMAN SACHS GROUP INC/THE	Common Stock	12,414,996
39,483	GILEAD SCIENCES INC	Common Stock	4,846,143
74,069	GILEAD SCIENCES INC	Common Stock	9,091,229
46,829	GE AEROSPACE	Common Stock	14,424,737
38,451	GE AEROSPACE	Common Stock	11,844,062
55,689	GE AEROSPACE	Common Stock	17,153,883

9,837	GE VERNOVA INC	Common Stock	6,429,168
9,576	GE VERNOVA INC	Common Stock	6,258,586
24,723	GE VERNOVA INC	Common Stock	16,158,211
27,744	ARTHUR J GALLAGHER & CO	Common Stock	7,179,870
128,627	GE HEALTHCARE TECHNOLOGIES INC	Common Stock	10,549,987
867,822	FREEPORT-MCMORAN INC	Common Stock	44,076,679
103,557	FORTIVE CORP	Common Stock	5,717,382
162,930	FIDELITY NATIONAL INFORMATION	Common Stock	10,828,328
27,030	FERGUSON ENTERPRISES INC	Common Stock	6,017,689
40,407	META PLATFORMS INC	Common Stock	26,672,257
46,359	META PLATFORMS INC	Common Stock	30,601,112
72,002	META PLATFORMS INC	Common Stock	47,527,800
112,149	EXXON MOBIL CORP	Common Stock	13,496,011
133,061	EXXON MOBIL CORP	Common Stock	16,012,561
111,421	EVERUS CONSTRUCTION GROUP INC	Common Stock	9,533,181
163,837	EPAM SYSTEMS INC	Common Stock	33,566,925
113,734	ENTERGY CORP	Common Stock	10,512,434
118,752	ENTEGRIS INC	Common Stock	10,004,856
46,609	EMERSON ELECTRIC CO	Common Stock	6,185,946
343,354	ELANCO ANIMAL HEALTH INC	Common Stock	7,770,101
90,454	EDWARDS LIFESCIENCES CORP	Common Stock	7,711,204
173,307	DUPONT DE NEMOURS INC	Common Stock	6,966,941
19,561	DOORDASH INC	Common Stock	4,430,175
145,094	DOMINION ENERGY INC	Common Stock	8,501,057
26,594	DIAMONDBACK ENERGY INC	Common Stock	3,997,876
20,327	DATADOG INC	Common Stock	2,764,269
10,621	DATADOG INC	Common Stock	1,444,350
22,438	DANAHER CORP	Common Stock	5,136,507
48,699	DANAHER CORP	Common Stock	11,148,175
3,911	CURTISS-WRIGHT CORP	Common Stock	2,156,017
9,538	CUMMINS INC	Common Stock	4,868,672
7,985	CROWDSTRIKE HOLDINGS INC	Common Stock	3,743,049
8,835	CROWDSTRIKE HOLDINGS INC	Common Stock	4,141,495
25,200	COSTAR GROUP INC	Common Stock	1,694,448
86,106	CORNING INC	Common Stock	7,539,441
342,344	CORNING INC	Common Stock	29,975,641
14,757	CONSTELLATION ENERGY CORP	Common Stock	5,213,205
262,293	CONSTELLATION BRANDS INC	Common Stock	36,185,942
32,730	COLGATE-PALMOLIVE CO	Common Stock	2,586,325
59,511	COHERENT CORP	Common Stock	10,983,945
102,217	COGNIZANT TECHNOLOGY SOLUTIONS	Common Stock	8,484,011
296,891	CITIGROUP INC	Common Stock	34,644,211
10,449	CINTAS CORP	Common Stock	1,965,143
113,398	CHIPOTLE MEXICAN GRILL INC	Common Stock	4,195,726
175,585	CHEVRON CORP	Common Stock	26,760,910
83,609	CHEVRON CORP	Common Stock	12,742,848
36,021	EXPAND ENERGY CORP	Common Stock	3,975,278
30,778	CHENIERE ENERGY INC	Common Stock	5,982,935
278,873	CENTERPOINT ENERGY INC	Common Stock	10,691,991
642,524	CENTENE CORP	Common Stock	26,439,863
22,594	CATERPILLAR INC	Common Stock	12,943,425
38,590	CATERPILLAR INC	Common Stock	22,107,053
8,202	CATERPILLAR INC	Common Stock	4,698,680
89,172	CARVANA CO	Common Stock	37,632,367
53,150	CAPITAL ONE FINANCIAL CORP	Common Stock	12,881,434
34,203	CADENCE DESIGN SYSTEMS INC	Common Stock	10,691,174
17,159	CACI INTERNATIONAL INC	Common Stock	9,142,487
627,621	CSX CORP	Common Stock	22,751,261
121,598	CIGNA GROUP/THE	Common Stock	33,467,418
25,439	CBRE GROUP INC	Common Stock	4,090,337
37,733	BUILDERS FIRSTSOURCE INC	Common Stock	3,882,348
136,605	BROADCOM INC	Common Stock	47,278,991

78,264	BROADCOM INC	Common Stock	27,087,170
92,660	BROADCOM INC	Common Stock	32,069,626
509,615	BRISTOL-MYERS SQUIBB CO	Common Stock	27,488,633
98,946	BOSTON SCIENTIFIC CORP	Common Stock	9,434,501
1,645	BOOKING HOLDINGS INC	Common Stock	8,809,518
184,316	BOEING CO/THE	Common Stock	40,018,690
39,917	BOEING CO/THE	Common Stock	8,666,779
33,691	BERKSHIRE HATHAWAY INC	Common Stock	16,934,781
589,882	BANK OF AMERICA CORP	Common Stock	32,443,510
306,517	BANK OF AMERICA CORP	Common Stock	16,858,435
24,350	BWX TECHNOLOGIES INC	Common Stock	4,208,654
93,530	BJ'S WHOLESALE CLUB HOLDINGS I	Common Stock	8,420,506
2,489	AXON ENTERPRISE INC	Common Stock	1,413,578
816,410	AVANTOR INC	Common Stock	9,356,059
2,098	AUTOZONE INC	Common Stock	7,115,367
46,235	AUTODESK INC	Common Stock	13,686,022
40,792	ATMOS ENERGY CORP	Common Stock	6,837,963
48,084	ARISTA NETWORKS INC	Common Stock	6,300,447
39,026	ARES MANAGEMENT CORP	Common Stock	6,307,772
16,077	APPLOVIN CORP	Common Stock	10,833,004
4,354	APPLOVIN CORP	Common Stock	2,933,812
114,496	APPLIED MATERIALS INC	Common Stock	29,424,327
237,794	APPLE INC	Common Stock	64,646,677
314,740	APPLE INC	Common Stock	85,565,216
261,580	APPLE INC	Common Stock	71,113,139
14,465	ELEVANCE HEALTH INC	Common Stock	5,070,706
129,585	AMPHENOL CORP	Common Stock	17,512,117
36,420	AMERICAN TOWER CORP	Common Stock	6,394,259
226,891	AMERICAN TOWER CORP	Common Stock	39,835,253
77,933	AMERICAN INTERNATIONAL GROUP I	Common Stock	6,667,168
328,629	AMERICAN INTERNATIONAL GROUP I	Common Stock	28,114,211
32,878	AMERICAN EXPRESS CO	Common Stock	12,163,216
9,209	AMERICAN EXPRESS CO	Common Stock	3,406,870
207,278	AMAZON.COM INC	Common Stock	47,843,908
274,770	AMAZON.COM INC	Common Stock	63,422,411
264,311	AMAZON.COM INC	Common Stock	61,008,265
195,258	ALPHABET INC	Common Stock	61,115,754
45,243	ALPHABET INC	Common Stock	14,161,059
75,326	ALPHABET INC	Common Stock	23,577,038
252,178	ALPHABET INC	Common Stock	78,931,714
167,509	ALPHABET INC	Common Stock	52,564,324
80,801	ALPHABET INC	Common Stock	25,355,354
32,665	AIR PRODUCTS AND CHEMICALS INC	Common Stock	8,068,908
10,464	AIRBNB INC	Common Stock	1,420,174
23,875	AGILENT TECHNOLOGIES INC	Common Stock	3,248,671
45,978	ADVANCED MICRO DEVICES INC	Common Stock	9,846,648
88,376	AECOM	Common Stock	8,424,884
98,439	ABBOTT LABORATORIES	Common Stock	12,333,422
52,170	ABBOTT LABORATORIES	Common Stock	6,536,379
2,652,188	AES CORP/THE	Common Stock	38,032,376
752,464	TECHNIPFMC PLC	Common Stock	33,529,796
104,779	KLARNA GROUP PLC	Common Stock	3,029,161
103,820	UNILEVER PLC	Common Stock	6,789,828
18,301	TAIWAN SEMICONDUCTOR MANUFACTU	Common Stock	5,561,491
34,363	TAIWAN SEMICONDUCTOR MANUFACTU	Common Stock	10,442,572
26,973	CHUBB LTD	Common Stock	8,418,813
26,802	CHUBB LTD	Common Stock	8,365,440
27,345	CHUBB LTD	Common Stock	8,534,921
482,771	CARNIVAL CORP	Common Stock	14,743,826
23,360	MAGNUM ICE CREAM CO NV/THE	Common Stock	370,250
7,206	ASML HOLDING NV	Common Stock	7,709,411
103,597	ADYEN NV	Common Stock	1,654,444

19,919	SPOTIFY TECHNOLOGY SA	Common Stock	11,567,162
57,725	APTIV PLC	Common Stock	4,392,295
31,638	WILLIS TOWERS WATSON PLC	Common Stock	10,396,247
13,118	TRANE TECHNOLOGIES PLC	Common Stock	5,105,526
19,260	TE CONNECTIVITY PLC	Common Stock	4,381,843
9,933	SEAGATE TECHNOLOGY HOLDINGS PL	Common Stock	2,735,449
126,572	MEDTRONIC PLC	Common Stock	12,158,506
93,295	MEDTRONIC PLC	Common Stock	8,961,918
10,272	LINDE PLC	Common Stock	4,379,878
21,376	LINDE PLC	Common Stock	9,114,513
6,444	LINDE PLC	Common Stock	2,747,657
125,816	JOHNSON CONTROLS INTERNATIONAL	Common Stock	15,066,466
11,873	EATON CORP PLC	Common Stock	3,781,669
67,808	CRH PLC	Common Stock	8,462,438
14,733	SAP SE	Common Stock	3,578,793
203,474	SANOFI SA	Common Stock	9,860,350
43,165	FTAI AVIATION LTD	Common Stock	8,497,030
34,223	SEA LTD	Common Stock	4,365,828
48,071	SHOPIFY INC	Common Stock	7,737,989
54,797	SHOPIFY INC	Common Stock	8,820,673
142,479	ENBRIDGE INC	Common Stock	6,814,771
674,644	BARRICK MINING CORP	Common Stock	29,380,746
378,768	AXALTA COATING SYSTEMS LTD	Common Stock	12,237,994

18,390,994	EB TEMP INV FD*	Common Collective Trust Fund	18,390,994
4,141,414	EB TEMP INV FD*	Common Collective Trust Fund	4,141,414
13,917,293	EB TEMP INV FD*	Common Collective Trust Fund	13,917,293
6,860,862	EB TEMP INV FD*	Common Collective Trust Fund	6,860,862
1,894,465	EB TEMP INV FD*	Common Collective Trust Fund	1,894,465

	Large Cap Core Fund Subtotal		$4,692,441,664

	Total investments		$34,271,284,257

	Notes receivable from participants*	Prime rate as of the month end prior to loan request date plus 1%	$455,962,773

*Party-in-interest

Exhibits

Exhibits to this Form 11-K are as follows:

INDEX TO EXHIBITS

Exhibit	Description

23.1	Consent of Ernst & Young LLP

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

CVS HEALTH FUTURE FUND 401(k) PLAN

Date:	June 23, 2026	By:	/s/ JAMES D. CLARK
James D. Clark
Senior Vice President, Controller and Chief Accounting Officer